AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1996



                                                      REGISTRATION NO. 333-13745

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       UNITED DOMINION REALTY TRUST, INC.

             (Exact name of registrant as specified in its charter)

                            ------------------------

             VIRGINIA                             6513                     54-0857512

   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                        10 SOUTH SIXTH STREET, SUITE 203

                         RICHMOND, VIRGINIA 23219-3802

                                 (804) 780-2691

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                              KATHERYN E. SURFACE

                       VICE PRESIDENT AND GENERAL COUNSEL

                       UNITED DOMINION REALTY TRUST, INC.

                        10 SOUTH SIXTH STREET, SUITE 203

                         RICHMOND, VIRGINIA 23219-3802

                                 (804) 780-2691

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

       JAMES W. FEATHERSTONE, III                    BRYAN L. GOOLSBY
            RANDALL S. PARKS                           GINA E. BETTS
           HUNTON & WILLIAMS           LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.
          951 EAST BYRD STREET                  2200 ROSS AVENUE, SUITE 900
     RICHMOND, VIRGINIA 23219-4074                  DALLAS, TEXAS 75201


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       UNITED DOMINION REALTY TRUST, INC.

                             CROSS-REFERENCE SHEET

ITEM OF FORM S-4                                        LOCATION IN REGISTRATION STATEMENT OR PROSPECTUS
------------------------------------------------------  -----------------------------------------------------------------------

 1.   Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus..................  Facing page of Registration Statement; Cross Reference Sheet; outside front cover page of Prospectus

 2.   Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside front cover page of Prospectus; Table of Contents; Available
                                                        Information; Incorporation of Certain Information by Reference

 3.   Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information...........................  Summary; Equivalent Per Share Data; Summary Historical and Unaudited
                                                        Pro Forma Combined Financial Data; Risk Factors; United Dominion Realty
                                                        Trust, Inc. -- Unaudited Pro Forma Combined Financial Statements

 4.   Terms of the Transaction........................  Summary; The Merger; Comparative Rights of Shareholders; Annex I; Annex
                                                        II; Annex III

 5.   Pro Forma Financial Information.................  United Dominion Realty Trust, Inc. -- Unaudited Pro Forma Combined
                                                        Financial Statements; Incorporation of Certain Information by Reference

 6.   Material Contacts With the Company Being
      Acquired........................................  Summary; The Merger

 7.   Additional Information Required for Reoffering
      by Persons and Parties Deemed to be
      Underwriters....................................  Not applicable

 8.   Interests of Named Experts and Counsel..........  Not applicable

 9.   Disclosure of Commission Position on
      Indemnification For Securities Act Liabilities..  Not applicable

10.   Information With Respect to S-3 Registrants.....  Available Information; Incorporation of Certain Information by
                                                        Reference; Summary; Business of United Dominion

11.   Incorporation of Certain Information by
      Reference.......................................  Incorporation of Certain Information by Reference

12.   Information With Respect to S-2 or S-3
      Registrants.....................................  Not applicable

13.   Incorporation of Certain Information by
      Reference.......................................  Not applicable

14.   Information With Respect to Registrants Other
      Than S-2 or S-3 Registrants.....................  Not applicable

15.   Information With Respect to S-3 Companies.......  Available Information; Incorporation of Certain Information by
                                                        Reference; Summary; Business of South West

16.   Information With Respect to S-2 or S-3
      Companies.......................................  Not applicable

17.   Information with Respect to Companies Other Than
      S-2 or S-3 Companies............................  Not applicable

18.   Information if Proxies, Consents or Authori-
      zations Are to be Solicited.....................  Incorporation of Certain Information By Reference; Summary; The Special
                                                        Meetings; The Merger; Dissenters' Rights

19.   Information if Proxies, Consents or Authori-
      zations Are Not to be Solicited, or in an
      Exchange Offer..................................  Not applicable

                                                                November 6, 1996


Fellow Shareholders:


     We cordially invite you to attend a special meeting of shareholders (the "Special Meeting") of United Dominion Realty Trust, Inc. ("United Dominion") to be held at the offices of United Dominion at the Atrium, 10 South Sixth Street, Richmond, Virginia, on Tuesday, December 10, 1996 at 10:00 a.m., Eastern Standard Time.



     At this meeting, you will have an opportunity to consider and vote on the proposed merger of South West Property Trust Inc. ("South West") into a wholly-owned subsidiary of United Dominion pursuant to the terms of the Amended and Restated Agreement and Plan of Merger between United Dominion and South West (the "Agreement").



     The Agreement generally provides for a tax-free exchange of each share of South West Common Stock for 1.0833 shares of United Dominion Common Stock. The currently outstanding shares of United Dominion Common and Preferred Stock will remain outstanding. The terms of the proposed merger, including the methods for valuing South West Common Stock and United Dominion Common Stock and determining the exchange ratio, are explained in detail in the accompanying Joint Proxy Statement/Prospectus. I urge you to read it carefully.



     The Board of Directors of United Dominion is unanimously of the opinion that the proposed merger will be beneficial to United Dominion shareholders. The Board has received a written opinion from Merrill Lynch & Co. as to the fairness to United Dominion, from a financial point of view, of the consideration to be paid by United Dominion for South West pursuant to the proposed merger.



     The proposed merger will be approved if it receives the affirmative vote of a majority of the shares outstanding and entitled to vote. It is especially important that your shares be represented at the Special Meeting and voted FOR the proposal. Even if you plan to attend the Special Meeting in person, please complete, date, sign and promptly return the proxy in the envelope provided. Your vote is important, regardless of the number of shares that you own. Your promptly completing, signing and returning the proxy saves our company the expense of costly proxy solicitation.



     On behalf of the Board of Directors, I urge you to vote FOR approval of the proposal.


     Thank you.

                                         Sincerely,
                                         JOHN P. MCCANN
                                         PRESIDENT

                       UNITED DOMINION REALTY TRUST, INC.
                        10 South Sixth Street, Suite 203
                         Richmond, Virginia 223219-3802

        ----------------------------------------------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, DECEMBER 10, 1996

        ----------------------------------------------------------------


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of United Dominion Realty Trust, Inc. ("United Dominion") will be held at the offices of United Dominion at the Atrium, 10 South Sixth Street, Richmond, Virginia, on Tuesday, December 10, 1996 at 10:00 a.m., Eastern Standard Time, for the purpose of considering and voting upon the following matters:



     1. PROPOSED MERGER. To approve an Amended and Restated Agreement and Plan of Merger (the "Agreement") among United Dominion, United Sub, Inc., a wholly-owned subsidiary of United Dominion ("Sub"), and South West Property Trust Inc. ("South West"), dated as of October 1, 1996, pursuant to which: (i) South West would merge with and into Sub; (ii) each outstanding share of South West Common Stock, $.01 par value, would be converted into the right to receive 1.0833 shares of United Dominion Common Stock, $1.00 par value ("United Dominion Common Stock"), with cash in lieu of the issuance of any fractional share interest; (iii) the Articles of Incorporation of United Dominion would be amended to increase the number of authorized shares of United Dominion Common Stock from 100,000,000 shares to 150,000,000 shares; and (iv) the Board of Directors of United Dominion would be increased from nine to 13 members and four persons designated by South West would become members of the Board of Directors of United Dominion, filling the vacancies created by the increase in the size of the United Dominion Board, all as described more fully in the accompanying Joint Proxy Statement/Prospectus.


     2. OTHER BUSINESS. To consider and vote upon such other matters as properly may come before the meeting or any adjournments thereof.


     Only those United Dominion shareholders of record at the close of business on November 1, 1996 will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Agreement will be approved if it receives the affirmative vote of a majority of the shares outstanding and entitled to vote.


                                         By Order of the Board of Directors,

                                         KATHERYN E. SURFACE
                                         SECRETARY


     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY VOTE PERSONALLY ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.


Richmond, Virginia
November 6, 1996

                                                                November 6, 1996


Dear Stockholder:


     You are cordially invited to attend the Special Meeting of Stockholders of South West Property Trust Inc. ("South West") to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Tuesday, December 10, 1996 at 9:00 a.m., Central Time (the "Special Meeting").



     The purpose of the Special Meeting is to consider a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which South West will merge with United Dominion Realty Trust, Inc. ("United Dominion").



     Upon consummation of the proposed merger, you would receive 1.0833 shares of Common Stock of United Dominion for each share of Common Stock of South West held by you, and cash in lieu of any fractional share. Based on the exchange ratio and the exchange price of the United Dominion Common Stock of $13.9875 per share fixed by the Merger Agreement, the imputed exchange value to South West stockholders under the Merger Agreement is $15.15 per share. United Dominion Common Stock is traded on the New York Stock Exchange under the symbol "UDR." South West stockholders will not recognize gain or loss for federal income tax purposes to the extent United Dominion Common Stock is received in the Merger in exchange for South West Common Stock, although the receipt of cash in lieu of fractional share interests will be taxable.



     On November 1, 1996, the last sale price of United Dominion Common Stock on the New York Stock Exchange was $14 1/8 per share. Based on the exchange ratio and the last sale price of United Dominion Common Stock on November 1, 1996, you would receive United Dominion Common Stock worth $15.30 for each share of South West Common Stock held by you if the proposed merger were consummated on that date.


     Your Board of Directors believes that the proposed merger is in the best interests of the South West stockholders. The merger is anticipated to improve significantly South West's access to capital markets, which should make additional debt or other financing available on more attractive terms, and consequently permit the combined company to take advantage of additional acquisition and development opportunities. In addition, your Board of Directors believes that the combination of South West and United Dominion will result in a combined institution with a strong presence in a larger and more diversified market area than that currently served by either participant alone.

     The Board has unanimously approved the Merger Agreement and also recommends that you vote FOR approval. The Board has received a written opinion from Lehman Brothers Inc. as to the fairness of the proposed merger to South West's stockholders from a financial point of view. You are encouraged to read the accompanying Joint Proxy Statement/Prospectus, which provides additional information regarding United Dominion, South West and the proposed merger.

     Your vote is important, regardless of the number of shares you own. Approval of the Merger requires an affirmative vote of two-thirds of the shares of South West Common Stock entitled to be voted at the Special Meeting. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement.

                                                        Sincerely,
                                                        JOHN S. SCHNEIDER
                                                        CHAIRMAN AND
                                                        CHIEF EXECUTIVE OFFICER

          -----------------------------------------------------------
                          NOTICE OF SPECIAL MEETING OF
                              THE STOCKHOLDERS OF
                         SOUTH WEST PROPERTY TRUST INC.
             TO BE HELD ON TUESDAY, DECEMBER 10, 1996 AT 9:00 A.M.
         --------------------------------------------------------------


To the Stockholders:


     Notice is hereby given that a Special Meeting of the stockholders of South West Property Trust Inc. ("South West") will be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Tuesday, December 10, 1996 at 9:00 a.m., Central Standard Time (the "Special Meeting"), for the following purposes:



     1. To approve an Amended and Restated Agreement and Plan of Merger among United Dominion Realty Trust, Inc. ("United Dominion"), United Sub, Inc., a wholly-owned subsidiary of United Dominion ("Sub") and South West, dated as of October 1, 1996, pursuant to which: (i) South West would merge with and into Sub; (ii) each outstanding share of South West Common Stock, $.01 par value, would be converted into the right to receive 1.0833 shares of United Dominion Common Stock, $1.00 par value ("United Dominion Common Stock"), with cash in lieu of the issuance of any fractional share interest; (iii) the Articles of Incorporation of United Dominion would be amended to increase the number of authorized shares of United Dominion Common Stock from 100,000,000 shares to 150,000,000 shares; and (iv) the Board of Directors of United Dominion would be increased from nine to 13 members and four persons designated by South West would become members of the Board of Directors of United Dominion, filling the vacancies created by the increase in the size of the United Dominion Board, all as described more fully in the accompanying Joint Proxy Statement/Prospectus.


     2. To transact such other business as properly may come before the Special Meeting or any adjournments thereof.


     Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned. Stockholders of record at the close of business on November 1, 1996 are the stockholders entitled to vote at the Special Meeting and any adjournments thereof.


     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible. You may revoke your written proxy by delivering a written instruction, or a duly executed proxy bearing a later date, to the Secretary of South West at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person. However, returning a proxy now will assure your vote is counted at the Special Meeting if you are unable to attend.

                                         By Order of the Board of Directors,
                                         LEWIS H. SANDLER
                                         SECRETARY

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE PERSONALLY ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.


Dallas, Texas
November 6, 1996

                        JOINT PROXY STATEMENT/PROSPECTUS


UNITED DOMINION REALTY TRUST, INC.     SOUTH WEST PROPERTY TRUST INC.
          SPECIAL MEETING                      SPECIAL MEETING
           TO BE HELD ON                        TO BE HELD ON
         DECEMBER 10, 1996                    DECEMBER 10, 1996


                                   PROSPECTUS

                                  COMMON STOCK


     This Joint Proxy Statement/Prospectus is being furnished to shareholders of United Dominion Realty Trust, Inc., a Virginia corporation ( together with its subsidiaries, "United Dominion"), and stockholders of South West Property Trust Inc., a Maryland corporation (together with its subsidiaries, "South West"), in connection with the solicitation of proxies by the Board of Directors of United Dominion (the "United Dominion Board") for use at the Special Meeting of Shareholders of United Dominion (including any adjournments or postponements thereof) (the "United Dominion Special Meeting") and by the Board of Directors of South West (the "South West Board") for use at the Special Meeting of Stockholders of South West (including any adjournments or postponements thereof) (the "South West Special Meeting" and, together with the United Dominion Special Meeting, the "Shareholder Meetings"), each to be held on Tuesday, December 10, 1996 at the time and place set forth in the accompanying notices.



     The purpose of the Shareholder Meetings is to consider and vote upon an Amended and Restated Agreement and Plan of Merger, dated as of October 1, 1996 (the "Agreement"), among United Dominion, United Sub, Inc. ("Sub"), a Virginia corporation and a wholly-owned subsidiary of United Dominion, and South West. The Agreement is attached to this Joint Proxy Statement/Prospectus as ANNEX I. Where the context so indicates, references to the Agreement in this Joint Proxy Statement/Prospectus are references to the Agreement and Plan of Merger, dated as of October 1, 1996, among United Dominion, Sub and South West, which was amended and restated by the Agreement.



     The Agreement provides that South West would merge with and into Sub (the "Merger," which term includes, where the context so indicates, the other transactions contemplated by the Agreement). Upon consummation of the Merger, each share of Common Stock, $.01 par value, of South West (the "South West Common Stock") would be converted into the right to receive 1.0833 shares of Common Stock, $1.00 par value, of United Dominion (the "United Dominion Common Stock"), with cash in lieu of the issuance of any fractional share interest. The outstanding shares of United Dominion Common Stock and 9 1/4% Series A Cumulative Redeemable Preferred Stock of United Dominion (the "Series A Preferred") would remain outstanding as stock of United Dominion. The Agreement also provides that United Dominion's Articles of Incorporation (the "United Dominion Articles") would be amended to increase the authorized number of shares of United Dominion Common Stock from 100,000,000 to 150,000,000; and that four persons designated by South West would become members of the United Dominion Board, filling vacancies created by increasing the size of the United Dominion Board from nine to 13 directors.



     Based on the closing price of United Dominion Common Stock on the New York Stock Exchange (the "NYSE") of $14 1/8 per share on November 1, 1996, if the Agreement is approved and the Merger is consummated, the total market value of United Dominion would be approximately $ 1.15 billion. Based on the number of shares of United Dominion and South West outstanding on that date, approximately 27.5% of the shares of United Dominion expected to be outstanding after the Merger would be issued to South West stockholders. Based on the exchange ratio, each South West stockholder would receive in the Merger United Dominion Common Stock worth $15.30 for each share of South West Common Stock owned on that date. For a description of the Agreement, which is included in its entirety as Annex I to this Joint Proxy Statement/Prospectus, see "THE MERGER."


     This Joint Proxy Statement/Prospectus also constitutes a prospectus of United Dominion in respect of the shares of United Dominion Common Stock to be issued to stockholders of South West in connection with the Merger. The outstanding shares of United Dominion Common Stock are, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "UDR."


     All information contained in this Joint Proxy Statement/Prospectus relating to United Dominion and its subsidiaries has been supplied by United Dominion, and all information relating to South West and its subsidiaries has been supplied by South West. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of United Dominion and stockholders of South West on or about November 8, 1996.


     FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                           -------------------------


     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 6, 1996

                             AVAILABLE INFORMATION

     Both United Dominion and South West are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by United Dominion and South West with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Office at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM OFFICE OF THE SECRETARY, UNITED DOMINION REALTY TRUST, INC., 10 SOUTH SIXTH STREET, SUITE 203, RICHMOND, VIRGINIA 23219-3801 (TELEPHONE 804/780-2691; FAX 804/788-4607) AND OFFICE OF THE SECRETARY, SOUTH WEST PROPERTY TRUST INC., 5949 SHERRY LANE, SUITE 1400, DALLAS, TEXAS 75225-8010 (TELEPHONE 214/369-1995; FAX 214/369-6882). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 10, 1996.

     This Joint Proxy Statement/Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by United Dominion with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                                                                          PAGE
                                                                                                                          ----
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................................................................     1
SUMMARY................................................................................................................     2
RISK FACTORS...........................................................................................................     6
EQUIVALENT PER SHARE DATA..............................................................................................     8
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.....................................................    11
THE SPECIAL MEETINGS...................................................................................................    16
  United Dominion Special Meeting......................................................................................    16
  South West Special Meeting...........................................................................................    17
THE MERGER.............................................................................................................    19
  Background of and Reasons for the Merger.............................................................................    19
  Opinions of Financial Advisors.......................................................................................    24
  Exchange Ratio and Exchange for United Dominion Common Stock.........................................................    32
  Management and Operations After the Merger...........................................................................    33
  Effective Time of the Merger.........................................................................................    34
  Headquarters.........................................................................................................    35
  Amendment of United Dominion Articles................................................................................    35
  Conditions to Consummation of the Merger.............................................................................    35
  Conduct of Business Pending the Merger...............................................................................    36
  Waiver and Amendment; Termination....................................................................................    37
  Interests of Certain Persons in the Merger...........................................................................    38
  Certain Federal Income Tax Consequences..............................................................................    40
  Purchase Option Agreement............................................................................................    41
  Resales of United Dominion Common Stock..............................................................................    42
DISSENTERS' RIGHTS.....................................................................................................    43
UNITED DOMINION REALTY TRUST, INC. -- UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS................................    44
BUSINESS OF UNITED DOMINION............................................................................................    53
BUSINESS OF SOUTH WEST.................................................................................................    56
COMPARATIVE RIGHTS OF SHAREHOLDERS.....................................................................................    59
  Capitalization.......................................................................................................    59
  Voting Rights........................................................................................................    59
  Directors............................................................................................................    60
  Anti-Takeover Provisions.............................................................................................    60
  REIT Qualification Provisions........................................................................................    62
  Preemptive Rights....................................................................................................    63
  Assessment...........................................................................................................    63
  Conversion; Redemption; Sinking Fund.................................................................................    63
  Liquidation Rights...................................................................................................    63
  Dividends and Other Distributions....................................................................................    63
  Shareholder Meetings.................................................................................................    64
  Indemnification......................................................................................................    64
  Director Liability...................................................................................................    65
FEDERAL INCOME TAX CONSIDERATIONS......................................................................................    65
  Tax Considerations Relating to the Merger............................................................................    65
  Taxation of United Dominion and South West...........................................................................    66
  Requirements for Qualification.......................................................................................    67
  Failure to Qualify...................................................................................................    70
  Taxation of Taxable U.S. Shareholders................................................................................    70
  Taxation of Shareholders on the Disposition of Common Stock..........................................................    71
  Capital Gains and Losses.............................................................................................    71
  Information Reporting Requirements and Backup Withholding............................................................    71
  Taxation of Tax-Exempt Shareholders..................................................................................    71
  Taxation of Non-U.S. Shareholders....................................................................................    72
  Other Tax Consequences...............................................................................................    73
EXPERTS................................................................................................................    73
LEGAL OPINIONS.........................................................................................................    74
SHAREHOLDER PROPOSALS..................................................................................................    74
OTHER MATTERS..........................................................................................................    74
ANNEX I -- Amended and Restated Agreement and Plan of Merger
ANNEX II-A -- Opinion of Merrill Lynch & Co.
ANNEX II-B -- Opinion of Lehman Brothers Inc.
ANNEX III -- Purchase Option Agreement

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents (File No. 1-10524) filed by United Dominion with the Commission under the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) United Dominion's annual report on Form 10-K for the year ended December 31, 1995 filed on March 29, 1996, including United Dominion's Form 10-K/A No. 1 to Form 10-K for the year ended December 31, 1995 filed on April 12, 1996, United Dominion's Form 10-K/A No. 2 to Form 10-K for the year ended December 31, 1995 filed on May 20, 1996 and United Dominion's Form 10-K/A No. 3 to Form 10-K for the year ended December 31, 1995 filed on May 20, 1996; (ii) United Dominion's quarterly report on Form 10-Q for the quarter ended March 31, 1996 filed on May 15, 1996; (iii) United Dominion's quarterly report on Form 10-Q for the quarter ended June 30, 1996 filed on August 14, 1996; (iv) United Dominion's quarterly report on Form 10-Q for the quarter ended September 30, 1996 filed on October 31, 1996; (v) United Dominion's Current Report on Form 8-K dated April 11, 1995, including United Dominion's Form 8-K/A No. 1 to Form 8-K dated April 11, 1995 filed on April 12, 1996, Form 8-K/A No. 2 to Form 8-K dated April 11, 1995 filed on April 19, 1996 and Form 8-K/A No. 3 to Form 8-K dated April 11, 1995 filed on May 20, 1996;
(vi) United Dominion's Current Report on Form 8-K dated June 30, 1995 filed on June 30, 1995, including United Dominion's Form 8-K/A No. 1 to Form 8-K dated June 30, 1995 filed on January 31, 1996; (vii) United Dominion's Current Report on Form 8-K dated December 28, 1995 filed on January 11, 1996, including United Dominion's Form 8-K/A No. 1 to Form 8-K dated December 28, 1995 filed on March 11, 1996, Form 8-K/A No. 2 to Form 8-K dated December 28, 1995 filed on April 19, 1996, and Form 8-K/A No. 3 to Form 8-K dated December 28, 1995 filed on May 20, 1996; (viii) United Dominion's Current Report on Form 8-K dated January 31, 1996 filed on January 31, 1996; (ix) United Dominion's Current Report on Form 8-K dated April 12, 1996 filed on April 12, 1996; (x) United Dominion's Current Report on Form 8-K dated August 15, 1996 filed on August 30, 1996; (xi) United Dominion's Current Report on Form 8-K dated October 1, 1996 filed on October 4, 1996; (xii) United Dominion's Current Report on Form 8-K dated October 31, 1996 filed on October 31, 1996 and (xii) the description of the United Dominion Common Stock contained in United Dominion's registration statement on Form 8-A dated April 19, 1990, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.



     The following documents (File No. 1-11224) filed by South West with the Commission under the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) South West's annual report on Form 10-K for the year ended December 31, 1995 filed on March 2, 1996; (ii) South West's quarterly report on Form 10-Q for the quarter ended March 31, 1996 filed on May 3, 1996; (iii) South West's quarterly report on Form 10-Q for the quarter ended June 30, 1996 filed on August 2, 1996; (iv) South West's quarterly report on Form 10-Q for the quarter ended September 30, 1996 filed on November 4, 1996;
(v) South West's Current Report on Form 8-K dated July 15, 1996 filed on July 16, 1996; (vi) South West's Current Report on Form 8-K dated October 1, 1996 filed on October 3, 1996; and (vi) the description of the South West Common Stock contained in South West's registration statement on Form 8-A dated July 28, 1993, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.


     All documents filed by United Dominion and South West pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Shareholder Meetings shall be deemed to be incorporated by reference herein. Also incorporated by reference herein is the Agreement, which is attached to this Joint Proxy Statement/Prospectus as ANNEX I.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING UNITED DOMINION, SOUTH WEST AND THE MATTERS TO BE CONSIDERED AT THE SHAREHOLDER MEETINGS AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN.

PARTIES TO THE AGREEMENT


     UNITED DOMINION. United Dominion, a Virginia corporation headquartered in Richmond, Virginia, is a self-administered equity real estate investment trust ("REIT") whose business is devoted to the ownership and operation of apartment communities located primarily in the Southeastern region of the United States. United Dominion is a fully-integrated real estate company with acquisition, development and property management capabilities. At September 30, 1996, United Dominion's portfolio consisted of 166 apartment communities containing 41,204 apartment homes, three shopping centers, four other properties and one parcel of undeveloped land. United Dominion's apartment portfolio also includes one apartment community containing 360 apartment homes under development and three additions to existing apartment communities under construction which will add 344 apartment homes.


     United Dominion's principal executive offices are located at 10 South Sixth Street, Suite 203, Richmond, Virginia 23219-3802, and its telephone number is
(804) 780-2691. For further information concerning United Dominion, see "BUSINESS OF UNITED DOMINION."

     SOUTH WEST. South West, a Maryland corporation headquartered in Dallas, Texas, is a self-administered, fully-integrated equity REIT operating in the Southwest and Southeast regions of the United States. At September 30, 1996, South West's portfolio included 42 apartment communities containing 13,905 units, an additional two properties containing 698 units under development and three additions to existing properties under construction which will add 372 units.

     The principal executive offices of South West are located at 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225-8010, and its telephone number is (214) 369-1995. For further information concerning South West, see "BUSINESS OF SOUTH WEST."

SHAREHOLDER MEETINGS


     UNITED DOMINION. The United Dominion Special Meeting will be held on Tuesday, December 10, 1996, at 10:00 a.m., Eastern Standard Time, at the offices of United Dominion at the Atrium, 10 South Sixth Street, Richmond, Virginia. The purpose of the United Dominion Special Meeting is to consider and vote upon a proposal to approve the Agreement.



     SOUTH WEST. The South West Special Meeting will be held at 9:00 a.m., Central Standard Time, on Tuesday, December 10, 1996 at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas. The purpose of the South West Special Meeting is to consider and vote upon a proposal to approve the Agreement. See "THE SPECIAL MEETINGS."


RECORD DATES; VOTES REQUIRED


     UNITED DOMINION. Only holders of United Dominion Common Stock of record at the close of business on November 1, 1996 (the "United Dominion Record Date") will be entitled to vote at the United Dominion Special Meeting. The Agreement will be approved if it receives the affirmative vote of a majority of the shares outstanding and entitled to vote. As of the United Dominion Record Date, there were 59,125,482 shares of United Dominion Common Stock outstanding and entitled to vote.



     The members of the United Dominion Board and executive officers of United Dominion and their affiliates beneficially owned, as of the United Dominion Record Date, 1,027,985 shares or approximately 1.74% of the outstanding shares of United Dominion Common Stock. The directors and executive officers of South West and their affiliates currently beneficially own no shares of United Dominion Common Stock. See "THE SPECIAL MEETINGS -- United Dominion Special Meeting."



     SOUTH WEST. Only holders of South West Common Stock of record at the close of business on November 1, 1996 (the "South West Record Date" and, together with the United Dominion Record Date, the "Record Dates") will be entitled to vote at the South West Special Meeting. The affirmative vote of the holders of two-thirds of the shares of South West Common Stock outstanding and entitled to vote is required to approve the Agreement. As of the South West Record Date, there were 20,717,187 shares of South West Common Stock outstanding and entitled to vote.

     The members of the South West Board and executive officers of South West and their affiliates beneficially owned, as of the South West Record Date, 1,015,784 shares or approximately 4.9% of the outstanding shares of South West Common Stock. The directors and executive officers of United Dominion and their affiliates beneficially owned, as of the South West Record Date, a total of less than 1% of the outstanding shares of South West Common Stock. See "THE SPECIAL MEETINGS -- South West Special Meeting."


RECOMMENDATIONS

     The Boards of both United Dominion and South West have unanimously approved and adopted the Agreement and each Board recommends a vote FOR approval of the Agreement. See "THE SPECIAL MEETINGS" and "THE MERGER."


     In determining to recommend the Merger, the United Dominion Board considered the following expected benefits from the Merger: (i) its potential for immediate accretion to United Dominion, (ii) increased size and increased liquidity in the United Dominion Common Stock and related improvement in access to equity and debt capital and operating efficiencies, (iii) increased market share in certain key Southeastern markets and entry into new Southwestern growth markets with the potential for becoming a major apartment owner in some of these markets, (iv) increased geographic diversification of the post-Merger company's portfolio, (v) access to South West's management talent and development expertise, (vi) favorable positioning for future portfolio acquisitions and
(vii) the opinion of United Dominion's financial advisor that the consideration to be paid by United Dominion pursuant to the Merger was fair to United Dominion from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger -- UNITED DOMINION'S REASONS FOR THE MERGER."


     In determining to recommend the Merger, the South West Board considered the following factors: (i) the Merger would create the largest developer, owner and manager of multi-unit residential properties in the Southeastern and Southwestern United States with strong, experienced management, (ii) the timeliness and potential benefits to Southwest Stockholders of the transaction in light of trends toward industry consolidation, (iii) the attractiveness of the Exchange Ratio relative to historical trading prices for South West Common Stock and the opportunity for South West shareholders to continue their investment in a seasoned multi-family residential REIT while maintaining current dividends and benefitting from expanded geographic diversification, (iv) improved post-Merger access to capital markets and related ability to take advantage of additional acquisition and development opportunities, (v) improved liquidity for South West shareholders, (vi) opportunities for significant administrative cost savings in the combined company, (vii) the tax-free nature of the Merger and (viii) the opinion of South West's financial advisor that the Exchange Ratio was fair to South West stockholders from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger -- SOUTH WEST'S REASONS FOR THE MERGER."

THE MERGER

     The Agreement provides for a merger of South West with and into United Sub, Inc. ("Sub"), a wholly-owned subsidiary of United Dominion. At the Effective Time of the Merger (as hereinafter defined), each outstanding share of South West Common Stock would be converted into the right to receive 1.0833 shares of United Dominion Common Stock and each outstanding option to purchase South West Common Stock (collectively, the "South West Options"), whether or not vested, would be purchased by South West, and authorized but unissued South West Options would be canceled. See "THE MERGER -- Exchange Ratio and Exchange for United Dominion Common Stock."

OPINIONS OF FINANCIAL ADVISORS


     UNITED DOMINION. United Dominion has received the opinion of Merrill Lynch & Co. ("Merrill Lynch") at the meeting of the United Dominion Board on September 27, 1996, and again as of November 4, 1996, that, as of the respective dates of such opinions, the consideration to be paid by United Dominion pursuant to the Merger is fair to United Dominion from a financial point of view.


     Merrill Lynch is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. Merrill Lynch has been one of United Dominion's lead investment bankers since 1988. United Dominion selected Merrill Lynch to serve as a financial advisor with respect to the Merger because of its reputation and substantial experience in transactions such as the Merger and Merrill Lynch's familiarity with United Dominion and its operations.

     United Dominion has agreed to pay Merrill Lynch certain fees to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws. For additional information concerning Merrill Lynch and its opinion, see "THE MERGER -- Opinions of Financial Advisors" and Merrill Lynch's opinion, dated as of November 4, 1996, attached hereto as ANNEX II-A.



     SOUTH WEST. South West has received the opinion of Lehman Brothers Inc. ("Lehman Brothers") at the meeting of the South West Board on September 29, 1996 and again as of November 1, 1996 that, as of the respective dates of such opinions, the Exchange Ratio is fair to holders of South West Common Stock from a financial point of view.


     Lehman Brothers is an internationally-recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lehman Brothers has been one of South West's lead investment bankers. South West selected Lehman Brothers as its financial advisor because of Lehman Brothers' reputation and substantial experience in transactions such as the Merger and Lehman Brothers' familiarity with South West and its operations.


     South West has paid Lehman Brothers certain fees and has agreed to reimburse Lehman Brothers for its reasonable and necessary out-of-pocket expenses and to indemnify Lehman Brothers against certain liabilities, including liabilities under the federal securities laws. For additional information concerning Lehman Brothers and its opinion, see "THE MERGER -- Opinions of Financial Advisors" and Lehman Brothers' opinion, dated as of November 1, 1996, attached hereto as ANNEX II-B.


EXCHANGE RATIO

     At the Effective Time of the Merger, each outstanding share of South West Common Stock would be converted into the right to receive 1.0833 shares of United Dominion Common Stock (the "Exchange Ratio"), with cash in lieu of the issuance of any fractional share interest. See "THE MERGER -- Exchange Ratio and Exchange for United Dominion Common Stock."


     Based on the Exchange Ratio and the 20,717,187 shares of South West Common Stock outstanding on November 1, 1996, United Dominion would issue a total of 22,442,928 shares of United Dominion Common Stock in the Merger. Based on the closing price of United Dominion Common Stock on the NYSE on November 1, 1996 of $14 1/8 per share, the total market value of United Dominion would be approximately $1.15 billion dollars. Based on the Exchange Ratio and the number of shares of United Dominion Common Stock and South West Common Stock outstanding on that date, approximately 27.5% of the shares expected to be outstanding after the Effective Time of the Merger would be issued to South West stockholders.


MANAGEMENT, OPERATIONS AND HEADQUARTERS AFTER THE MERGER

     Following the Merger, the Board of Directors of United Dominion would consist of 13 persons, consisting of nine current United Dominion directors and four current South West directors.


     John P. McCann, the current President and Chief Executive Officer of United Dominion, would be Chairman of the Board, President and Chief Executive Officer of United Dominion. John S. Schneider, the current Chairman of the Board and Chief Executive Officer of South West, would become Vice Chairman of the United Dominion Board and Executive Vice President of United Dominion. The remaining executive officers of United Dominion would consist of five United Dominion executive officers and two other current South West executive officers. See "THE MERGER -- Management and Operations After the Merger."


     The headquarters of United Dominion would be located in Richmond, Virginia, the current administrative headquarters of United Dominion.

AMENDMENT OF UNITED DOMINION ARTICLES

     If the Agreement is approved by the United Dominion shareholders and the Merger is consummated, the United Dominion Articles will be amended to increase the number of authorized shares of United Dominion Common Stock from 100,000,000 shares to 150,000,000 shares. See "THE MERGER -- Amendment of United Dominion Articles."

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after satisfaction of all conditions to consummation of the Merger (see "THE MERGER -- Conditions to Consummation of the Merger"), the Merger will become effective. The Merger will become effective for accounting and all other purposes to the fullest extent permitted by law as of the close of business on December 31, 1996 (the "Effective Time of the Merger"). For state law purposes, the Merger will become effective upon the later of issuance of a certificate of merger by the Virginia State Corporation Commission in accordance with the Virginia Stock Corporation Act (the "VSCA") and issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law (the "MGCL"), or at such later time which United Dominion and South West shall have agreed upon and designated in such filings in accordance with applicable law. South West and United Dominion each has the right, acting unilaterally, to terminate the Agreement should the Merger not be consummated by the close of business on March 31, 1997. See "THE MERGER -- Waiver and Amendment; Termination."

CONDITIONS TO CONSUMMATION

     Consummation of the Merger is subject to satisfaction or waiver of other conditions, including receipt by United Dominion and South West of opinions of counsel that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Conditions to Consummation of the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. See "THE MERGER -- Anticipated Accounting Treatment."

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of United Dominion and South West has agreed in the Agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party, except as otherwise permitted by the Agreement. See "THE MERGER -- Conduct of Business Pending the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of South West's management, as well as certain members of the South West Board, have interests in the Merger in addition to their interests as stockholders of South West. These include, among other things, provisions in the Agreement relating to employment by United Dominion following the Merger, indemnification and eligibility for and receipt of certain United Dominion employee benefits, including options for United Dominion Common Stock, and entitlements under current South West employment agreements and employee benefit plans that are triggered by the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a tax-free reorganization as defined in Section 368(a) of the Code, with the result that South West stockholders will not recognize gain or loss on the exchange of South West Common Stock for United Dominion Common Stock except with respect to the receipt of cash in lieu of fractional share interests. A condition to consummation of the Merger is the receipt by each of United Dominion and South West of an opinion of counsel as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax matters. See "THE MERGER -- Conditions to Consummation of the Merger" and " -- Certain Federal Income Tax Consequences."

PURCHASE OPTION AGREEMENT

     Pursuant to a Purchase Option Agreement, dated as of October 1, 1996 (the "Purchase Option Agreement"), South West has granted to United Dominion an option to purchase 4,000,000 shares of South West Common Stock (approximately 19.437% of the outstanding South West Common Stock as of September 30, 1996) at an exercise price of $13 7/8 per share, subject to adjustment as provided therein, and United Dominion has granted to South West an option to acquire 4,333,200 shares of United Dominion Common Stock (approximately 6.089% of the outstanding United Dominion Common Stock as of September 30, 1996) at an exercise price of $14 1/8 per share, subject to adjustment as provided therein. Upon occurrence of certain events specified in the Purchase Option Agreement that could jeopardize consummation of the Merger, each of United Dominion or South West may exercise its respective option by providing written notice to the other party as required by the Purchase Option Agreement. Each party may require the issuer to repurchase shares issued on exercise of an option at the exercise price. The Purchase Option Agreement is attached to this Joint Proxy Statement/Prospectus as ANNEX III. See "THE MERGER -- Purchase Option Agreement."

RESALES OF UNITED DOMINION COMMON STOCK

     Shares of United Dominion Common Stock received in the Merger will be freely transferable by the holders thereof except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more shareholders) of South West or United Dominion under applicable federal securities laws. United Dominion and South West have agreed to use their respective best efforts to cause their respective directors and certain officers to execute "lock-up" agreements by which dispositions of United Dominion Common Stock by such persons will be generally prohibited during the 90 days following the Effective Date of the Merger, and it is a condition to United Dominion's obligation to consummate the Agreement that United Dominion receive the written agreements of "affiliates" of South West that they will not dispose of United Dominion Common Stock received by them in the Merger except in compliance with the Securities Act. See "THE MERGER -- Resales of United Dominion Common Stock."

DISSENTERS' RIGHTS

     Neither holders of United Dominion Common Stock nor holders of South West Common Stock will have statutory rights to appraisal of their shares. See "DISSENTERS' RIGHTS."

                                  RISK FACTORS

     INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS JOINT PROXY STATEMENT/PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN AND EXHIBITS HERETO AND THERETO CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE UNITED DOMINION'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PREDICTED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

     In considering whether to approve the Agreement, United Dominion and South West shareholders should carefully consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the following matters:

STOCK PRICE FLUCTUATIONS

     The relative stock prices of the United Dominion Common Stock and the South West Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of execution of the Agreement, the date hereof or the date on which shareholders vote on the Agreement due to changes in the business, operations and prospects of United Dominion or South West, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors.

BENEFITS TO CERTAIN SOUTH WEST DIRECTORS AND OFFICERS; POSSIBLE CONFLICTS OF INTEREST

     In considering the recommendation of the South West Board with respect to the Agreement and the transactions contemplated thereby, South West stockholders should be aware that certain members of the South West Board and management of South West have certain interests in the Merger that are in addition to the interests of stockholders of South West generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

DISSIMILAR TERMS OF SHARES

     The rights of the holders of South West Common Stock are presently governed by Maryland law, the Articles of Incorporation of South West (the "South West Articles") and South West's Bylaws. After consummation of the Merger, the rights of the holders of shares of South West Common Stock that are converted into United Dominion Common Stock will be governed by Virginia law, the United Dominion Articles and United Dominion's Bylaws. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

REAL ESTATE INVESTMENT RISKS

GENERAL

     Real property investments are subject to varying degrees of risk. The yields from equity investments in real estate depend on the amount of income generated and expenses incurred. If United Dominion's properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, United Dominion's ability to make distributions to its shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the owner to provide adequate maintenance and insurance and increased operating costs (including real estate taxes). United Dominion's income would also be adversely affected if a significant number of tenants were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if United Dominion is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the mortgage. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     United Dominion in the normal course of its business is continually evaluating a number of potential acquisitions and entering into non-binding letters of intent and may at any time or from time to time enter into contracts to acquire and may acquire additional properties. No assurance can be given, however, that United Dominion will have the opportunity to continue to make suitable property acquisitions on terms favorable to United Dominion.

ILLIQUIDITY OF REAL ESTATE

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of United Dominion to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code places limits on United Dominion's ability to sell properties held for fewer than four years, which may affect United Dominion's ability to sell properties without adversely affecting returns to shareholders.

DEPENDENCE ON SOUTHEASTERN AND SOUTHWESTERN REGIONS

     The developed properties in United Dominion's current portfolio are located in the Southeastern region of the United States and except for certain commercial properties classified as real estate held for disposition consist entirely of multi-family properties. The properties in South West's portfolio, to which United Dominion will succeed as a result of the Merger, are located primarily in the Southwestern region of the United States and consist entirely of multi-family properties. The performance of the portfolio of either party, and the performance of United Dominion's portfolio following the Merger, may therefore be linked to economic conditions in those regions and in the market for apartments therein.

DEVELOPMENT RISKS

     As a result of the Merger, United Dominion will obtain ownership of South West's development properties. United Dominion will be subject to the risks of real estate development with respect to such development properties, including risks of lack of financing, construction delays, budget overruns and lease-up. United Dominion will be subject to similar risks in connection with any future development of other properties.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. All of the properties of United Dominion and South West have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Neither party's environmental audit reports have revealed any significant environmental liability, nor is United Dominion or South West aware of any environmental liability with respect to its properties that United Dominion's or South West's management believes would have a material adverse effect on United Dominion's business, assets or results of operations following the Merger. No assurance can be given that existing environmental studies with respect to such properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to United Dominion or South West.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     United Dominion believes that it has operated so as to qualify as a REIT under the Code since its formation. Although management of United Dominion believes that United Dominion is organized and is operating in such a manner, no assurance can be given that United Dominion will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within United Dominion's control. For example, in order to qualify as a REIT, at least 95% of United Dominion's gross income in any year must be derived from qualifying sources and United Dominion must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. United Dominion, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

     If United Dominion fails to qualify as a REIT, United Dominion will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, United Dominion will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of United Dominion available for investment or distribution to shareholders because of the additional tax liability to United Dominion for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of United Dominion's qualifying as a REIT, United Dominion might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Failing to qualify as a REIT would also constitute a default under certain debt obligations of United Dominion.

     South West believes that, since its formation, it has operated so as to qualify as a REIT under the Code. The failure of South West to qualify as a REIT could have consequences to United Dominion generally similar to the consequences of the failure by United Dominion to qualify as a REIT, as described above.

COMPETITION

     All of the properties of United Dominion and South West are located in developed areas. There are numerous other multifamily properties and real estate companies within the market area of each such property which compete with United Dominion and South West and will continue to compete with United Dominion after the Merger for tenants and development and acquisition opportunities, some of whom may have greater resources than United Dominion. The number of competitive multi-family properties and real estate companies in such areas could have a material effect on United Dominion's ability to rent its apartments, its ability to raise or maintain the rents charged and its development and acquisition opportunities.

OWNERSHIP LIMITS

     In order to maintain United Dominion's qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To minimize the possibility that United Dominion will fail to qualify as a REIT under this test, the United Dominion Articles authorize the United Dominion Board to take such action as may be required to preserve its qualification as a REIT. The provisions of the United Dominion Articles may be similar in effect to comparable provisions of the South West Articles. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions"

     These ownership limits, as well as the ability of United Dominion to issue other classes of equity securities, may delay, defer or prevent a change in control of United Dominion and may also deter tender offers for the United Dominion Common Stock, which offers may be attractive to the shareholders, or limit the opportunity for shareholders to receive a premium for their United Dominion Common Stock that might otherwise exist if an investor were attempting to effect a change in control of United Dominion.

                           EQUIVALENT PER SHARE DATA

     The following summary presents selected comparative unaudited per share information for United Dominion and South West on a historical basis and United Dominion and South West on a pro forma combined basis assuming the combination had been effective throughout the periods presented. South West pro forma equivalent per share amounts are presented with respect to pro forma information. Such per share amounts allow comparison of historical information with respect to the value of one share of South West Common Stock to the corresponding information with respect to the projected value of one share of South West Common Stock as a result of the Merger and are computed by multiplying the pro forma amounts by the Exchange Ratio of 1.0833 to 1.


     For each of United Dominion and South West, income statement information for the year ended December 31, 1995 and balance sheet information as of December 31, 1995 are based on, and should be read in conjunction with, the consolidated audited financial statements of United Dominion and South West incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The remaining financial information is based on the respective historical consolidated unaudited financial statements of United Dominion and South West and the notes thereto. In the opinion of the respective managements of United Dominion and South West, all adjustments necessary to present a fair statement of results of interim periods of United Dominion and South West (which adjustments were of a normal recurring nature) have been included. Results for United Dominion and South West for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.



                                                                                        NINE MONTHS ENDED         YEAR ENDED
                                                                                        SEPTEMBER 30, 1996     DECEMBER 31, 1995
                                                                                        ------------------     -----------------
NET INCOME PER COMMON SHARE
  Primary
     United Dominion                                                                          $  .36                $   .50
     South West                                                                                  .60                    .70
     United Dominion and South West pro forma combined                                           .41                    .52
       South West pro forma equivalent (A)                                                       .44                    .56

  Fully-diluted
     United Dominion                                                                             .36                $   .50
     South West                                                                                  .60                    .70
     United Dominion and South West pro forma combined                                           .41                    .52
       South West pro forma equivalent (A)                                                       .44                    .56

CASH DIVIDENDS DECLARED PER COMMON SHARE
     United Dominion                                                                          $  .72                $   .90
     South West                                                                                  .78                   1.00
     United Dominion and South West pro forma combined                                           .72                    .90
       South West pro forma equivalent (A)                                                       .78                    .97

SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE
  (end of period)
     United Dominion                                                                          $ 9.00                $  9.16
     South West                                                                                 8.83                   9.03
     United Dominion and South West pro forma combined                                         10.41                  10.55
       South West pro forma equivalent (A)                                                     11.27                  11.42

     The following table presents the weighted average shares outstanding relevant to the calculation of primary and fully-diluted net income per share as shown in the preceding table.


                                                                                   NINE MONTHS ENDED             YEAR ENDED
                                                                                   SEPTEMBER 30, 1996         DECEMBER 31, 1995
                                                                                   ------------------         -----------------
                                                                                         (000S)                    (000S)
PRIMARY
  United Dominion                                                                         56,978                    52,781
  South West                                                                              20,659                    18,627
  United Dominion and South West pro forma combined                                       80,700                    74,464

FULLY-DILUTED
  United Dominion                                                                         56,978                    52,781
  South West                                                                              20,690                    18,627
  United Dominion and South West pro forma combined                                       80,700                    74,464


NOTE:

     (A) The South West pro forma equivalent is determined by multiplying the Exchange Ratio (1.0833) by the United Dominion and South West pro forma combined per share amounts so that the per share amounts are equated to the comparative values for each share of South West Common Stock.

MARKET PRICES PRIOR TO ANNOUNCEMENT OF THE MERGER


     The following table discloses the price per share of United Dominion Common Stock and South West Common Stock based on the last reported sale prices per share on the NYSE on October 1, 1996, the last trading day prior to public announcement of the execution of the Agreement, and on November 1, 1996.



                                                                                             PRICE PER SHARE
                                                                        ---------------------------------------------------------
                                                                                 HISTORICAL
                                                                        -----------------------------
                                                                        UNITED DOMINION    SOUTH WEST
                                                                        ---------------    ----------           SOUTH WEST
                                                                                                         PRO FORMA EQUIVALENT (A)
                                                                                                         ------------------------
October 1, 1996                                                             $14 1/8         $ 13 7/8             $  15.30
November 1, 1996                                                            $14 1/8         $     15             $  15.30


---------------

(a) Computed by multiplying the last sale price of United Dominion Common Stock by the Exchange Ratio.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA


     The following tables set forth the summary historical financial data for United Dominion and the unaudited pro forma combined financial data for United Dominion and South West as a combined entity, giving effect to the Merger as if it had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in the Joint Proxy Statement/Prospectus. The summary historical operating data, balance sheet data and cash flow data for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited financial statements of United Dominion as reported in their Annual Reports on Form 10-K and the summary historical operating data, balance sheet data and cash flow data for each of the interim periods ended September 30, 1996 and 1995 are derived from the unaudited financial statements of United Dominion as reported in their Quarterly Reports on Form 10-Q.



     The unaudited pro forma combined operating and other data are presented as if the Merger had been consummated at the beginning of each period presented and as if the following acquisitions by United Dominion occurred at the beginning of each period presented: (i) the acquisition of 13 apartment communities during 1995 and (ii) the acquisition of an 18 apartment community portfolio in August 1996 (See Note (A) to the Unaudited Pro Forma Combined Statements of Operations). The unaudited pro forma combined balance sheet data at September 30, 1996 is presented as if the Merger had occurred on September 30, 1996. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16.


     The pro forma financial information should be read in conjunction with, and are qualified in their entirety by, the respective historical audited financial statements and notes thereto of United Dominion and South West incorporated by reference into this Joint Proxy Statement/Prospectus and the unaudited pro forma financial statements and notes thereto appearing elsewhere in the Joint Proxy Statement/Prospectus.

     The unaudited pro forma operating data and other data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of United Dominion and South West would have been for the periods presented, nor does such data purport to represent the results of future periods.

                       UNITED DOMINION REALTY TRUST, INC.
                             SUMMARY HISTORICAL AND
                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                                                        NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                               --------------------------------------------------------------------   ---------------------
                                                                                          PRO FORMA
                                 1991       1992       1993        1994         1995        1995        1995        1996
                               --------   --------   --------   ----------   ----------   ---------   --------   ----------
IN THOUSANDS, EXCEPT PER SHARE DATA AND APARTMENTS HOMES
  OWNED
OPERATING DATA:
  Rental income..............  $ 51,250   $ 63,202   $ 89,084   $  139,972   $  195,240   $296,467    $143,082   $  175,119
  Income before gains
    (losses) on sales of
    investments, minority
    interest of unitholders
    in operating partnership
    and extraordinary
    items....................     3,578      6,577     11,286       19,118       28,037     42,648      20,380       25,394
  Gains (losses) on sales of
    investments..............        26         --        (89)         108        5,090      5,100       4,844        2,176
  Minority interest of
    unitholders in operating
    partnership..............        --         --         --           --           --         (8 )        --          (26)
  Extraordinary item -- early
    extinguishment of debt...       (35)      (242)        --          (89)
  Net income.................     3,569      6,335     11,197       19,137       33,127     47,740      25,224       27,544
  Dividends to preferred
    shareholders.............        --         --         --           --        6,637      9,236       4,209        7,284
  Net income available to
    common shareholders......     3,569      6,335     11,197       19,137       26,490     38,504      21,015       20,260
  Common distributions
    declared.................    15,872     23,271     27,988       37,539       48,610     69,816      35,915       41,282
  Weighted average number of
    common shares outstanding
    (A)......................    24,642     34,604     38,202       46,182       52,781     74,464      51,597       56,978
  Per share:(A)
    Net income per common
      share..................  $    .14   $    .18   $    .29   $      .41   $      .50   $    .52    $    .41   $      .36
    Common distributions
      declared...............       .63        .66        .70          .78          .90        .90         .675         .72


                               PRO FORMA
                                  1996
                               ----------
IN THOUSANDS, EXCEPT PER SHAR
  OWNED
OPERATING DATA:
  Rental income..............  $  252,789
  Income before gains
    (losses) on sales of
    investments, minority
    interest of unitholders
    in operating partnership
    and extraordinary
    items....................      37,932
  Gains (losses) on sales of
    investments..............       2,176
  Minority interest of
    unitholders in operating
    partnership..............         (26)
  Extraordinary item -- early
    extinguishment of debt...          --
  Net income.................      40,082
  Dividends to preferred
    shareholders.............       7,284
  Net income available to
    common shareholders......      32,798
  Common distributions
    declared.................      58,313
  Weighted average number of
    common shares outstanding
    (A)......................      80,700
  Per share:(A)
    Net income per common
      share..................  $      .41
    Common distributions
      declared...............         .72


                                                                                                                 SEPTEMBER
                                                      DECEMBER 31,                                                30, 1996
                                --------------------------------------------------------                         ----------
                                  1991       1992       1993        1994         1995                            HISTORICAL
                                --------   --------   --------   ----------   ----------                         ----------
BALANCE SHEET DATA:
Real estate held for
  investment and construction
  in progress.................  $361,503   $454,115   $582,213   $1,007,599   $1,131,098                         $1,448,622
Real estate held for
  disposition.................        --         --         --           --       51,015                             42,889
Accumulated depreciation......    56,074     71,806     91,444      120,341      129,454                            159,429
Total assets..................   314,473    390,365    505,840      911,913    1,080,616                          1,375,711
Notes payable -- secured......    73,373     76,516     72,862      158,449      180,481                            307,505
Notes payable -- unsecured....    94,973    104,605    156,558      368,215      349,858                            488,389
Shareholders' equity..........   136,152    197,677    259,963      356,968      516,389                            528,696
Number of common shares
  outstanding (A).............    27,133     35,285     41,653       50,356       56,375                             58,744


                                PRO FORMA
                                ----------
BALANCE SHEET DATA:
Real estate held for
  investment and construction
  in progress.................  $1,994,363
Real estate held for
  disposition.................      42,889
Accumulated depreciation......     159,429
Total assets..................   1,940,240
Notes payable -- secured......     527,645
Notes payable -- unsecured....     501,504
Shareholders' equity..........     843,385
Number of common shares
  outstanding (A).............      81,046

                                                                                                         NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                      --------------------------------------------------------------   ---------------------
                                                                                           PRO FORMA
                                       1991      1992       1993       1994       1995     1995 (A)      1995        1996
                                      -------   -------   --------   --------   --------   ---------   ---------   ---------
OTHER DATA:
CASH FLOW DATA
  Cash provided by operating
    activities......................  $16,614   $24,608   $ 33,939   $ 54,544   $ 66,428   $101,211    $  47,147   $  72,600
  Cash used in investing
    activities......................  (67,321)  (81,373)  (130,064)  (359,631)  (183,930)  (247,334 )   (122,189)   (190,305)
  Cash provided by financing
    activities......................   50,815    56,777    100,793    306,575    113,145    156,629       74,812     122,604

FUNDS FROM OPERATIONS (B)
  Income before gains (losses) on
    sales of investments, minority
    interest of unitholders in
    operating partnership and
    extraordinary items.............  $ 3,578   $ 6,577   $ 11,286   $ 19,118   $ 28,037   $ 42,648    $  20,380   $  25,394
  Adjustments:
    Real estate depreciation........   12,732    15,557     19,516     28,729     38,939     59,155       28,545      33,711
    Minority interest attributable
      to depreciation...............       --        --         --         --         --         (3 )         --          --
    Non-recurring items:
      Impairment loss on real estate
         held for disposition.......       --        --         --         --      1,700      1,700           --         290
      Prior years' employment and
         other taxes (C)............       --        --         --         --        395        395          500          --
      Adoption of SFAS No. 112
         "Employers' Accounting for
         Postemployment Benefits"...       --        --         --        450         --         --           --          --
      Provision for possible
         investment losses..........       --     1,564         --         --         --         --           --          --
      Imputed interest expense......      530        --         --         --         --         --           --          --
    Dividends to preferred
      shareholders..................       --        --         --         --     (6,637)    (9,236 )     (4,209)     (7,284)
                                      -------   -------   --------   --------   --------   ---------   ---------   ---------
  Funds from operations.............  $16,840   $23,698   $ 30,802   $ 48,297   $ 62,434   $ 94,659    $  45,216   $  52,111
                                      -------   -------   --------   --------   --------   ---------   ---------   ---------

APARTMENTS HOMES OWNED
  Total apartment homes owned.......   10,924    13,832     17,914     29,282     34,224     47,585       32,662      41,204
  Weighted average number of
    apartment homes owned...........    9,491    11,387     15,445     23,160     31,242     43,985       30,746      36,193


                                      PRO FORMA
                                      1996 (A)
                                      ---------
OTHER DATA:
CASH FLOW DATA
  Cash provided by operating
    activities......................  $101,090
  Cash used in investing
    activities......................  (236,237 )
  Cash provided by financing
    activities......................   155,988
FUNDS FROM OPERATIONS (B)
  Income before gains (losses) on
    sales of investments, minority
    interest of unitholders in
    operating partnership and
    extraordinary items.............  $ 37,932
  Adjustments:
    Real estate depreciation........    48,785
    Minority interest attributable
      to depreciation...............        --
    Non-recurring items:
      Impairment loss on real estate
         held for disposition.......       290
      Prior years' employment and
         other taxes (C)............        --
      Adoption of SFAS No. 112
         "Employers' Accounting for
         Postemployment Benefits"...        --
      Provision for possible
         investment losses..........        --
      Imputed interest expense......        --
    Dividends to preferred
      shareholders..................    (7,284 )
                                      ---------
  Funds from operations.............  $ 79,723
                                      ---------
APARTMENTS HOMES OWNED
  Total apartment homes owned.......    55,367
  Weighted average number of
    apartment homes owned...........    49,937


---------------


(A) All share and per share information has been adjusted to give effect to a 2-for-1 stock split in May 1993.


(B) Funds from operations ("FFO") is defined as income before gains (losses) on sales of investments, minority interest of unitholders in Operating Partnership and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation, less preferred dividends and after adjustment for significant non-recurring items, if any. United Dominion computes FFO in accordance with the recommendations set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). United Dominion considers FFO in evaluating property acquisitions and its operating performance, and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the United Dominion's operating performance and liquidity. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

(C) Prior years' payroll tax liability resulting from an Internal Revenue Service examination for the years 1993 and 1994.

                         SOUTH WEST PROPERTY TRUST INC.
                       SUMMARY HISTORICAL FINANCIAL DATA


     The following tables set forth summary historical financial data for South West. The summary historical financial data for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited financial statements of South West as reported in its Annual Reports on Form 10-K and the summary historical financial data for each of the interim periods ended September 30, 1996 and 1995 are derived from the unaudited financial statements of South West as reported in its Quarterly Reports on Form 10-Q. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of South West incorporated by reference into this Joint Proxy Statement/Prospectus. Certain reclassifications have been made to South West's historical financial data to conform to United Dominion's presentation.



                                                                                                                  NINE MONTHS ENDED
                                                                       YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                         -----------------------------------------------------    ------------------
                                                         1991 (A)    1992 (A)     1993       1994       1995       1995       1996
                                                         --------    --------    -------    -------    -------    -------    -------
IN THOUSANDS, EXCEPT PER SHARE DATA AND APARTMENTS HOMES OWNED
  OPERATING DATA:
  Rental income....................................      $18,398     $19,279     $32,187    $57,926    $71,061    $51,789    $61,559
  Income (loss) before gains (losses) on sales of
    investments, minority interest of unitholders
    in Operating Partnership and extraordinary
    items..........................................       (2,640 )    (3,786 )     2,915     10,024     13,029      9,739     12,328
  Gains (losses) on sales of investments...........           --          --          --         --         10         10         --
  Minority interest in net income of consolidated
    partnerships...................................          348         605         267        (61)        (8)        (8)        --
  Extraordinary item -- gain from forgiveness of
    debt (B).......................................          160       1,005          --         --         --         --         --
  Net income (loss)................................       (2,132 )    (2,176 )     3,182      9,963     13,031      9,741     12,328
  Dividends to preferred shareholders/preferred
    depository receipts............................       (1,614 )    (1,211 )        --         --         --         --         --
  Net income (loss) available to common
    shareholders...................................       (3,746 )    (3,387 )     3,182      9,963     13,031      9,741     12,328
  Common distributions declared....................           --         547       8,331     14,329     18,996     13,904     16,039
  Weighted average number of common shares
    outstanding....................................           --         962       8,100     15,633     18,627     18,050     20,659
  Per share:
    Net income (loss) per common share.............      ($ 5.29 )   ($ 3.52 )   $   .39    $   .64    $   .70    $   .54    $   .60
    Common distributions declared..................           --         .18         .82        .91       1.00        .75        .78


                                                                 DECEMBER 31,
                                           --------------------------------------------------------
                                           1991 (A)    1992 (A)      1993        1994        1995
                                           --------    --------    --------    --------    --------
BALANCE SHEET DATA:
Real estate held for investment and
  construction in progress..............   $86,884     $87,750     $247,220    $355,956    $425,714
Accumulated depreciation................   (33,202 )   (36,422 )    (49,697)    (59,443)    (69,584)
Total assets............................    62,444      67,099      229,579     323,616     378,165
Mortgage, construction and other secured
  notes payable.........................    64,619      22,848       57,691     149,554     178,042
Notes payable...........................     1,250          --           --          --          --
Convertible debentures..................        --      55,000       28,378      13,529          --
Shareholders' equity (deficit)..........   (17,757 )   (17,072 )    134,820     146,852     183,472
Number of common shares outstanding.....        --       1,421       14,527      16,182      20,319


                                          SEPTEMBER 30, 1996
                                          ------------------
BALANCE SHEET DATA:
Real estate held for investment and
  construction in progress..............       $471,280
Accumulated depreciation................        (79,632)
Total assets............................        416,409
Mortgage, construction and other secured
  notes payable.........................        218,124
Notes payable...........................             --
Convertible debentures..................             --
Shareholders' equity (deficit)..........        181,700
Number of common shares outstanding.....         20,587

                                                                                                                NINE MONTHS ENDED
                                                                          YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                                                 ------------------------------------------    --------------------
                                                                 1992 (A)      1993       1994       1995        1995        1996
                                                                 --------    --------    -------    -------    --------    --------
OTHER DATA:
CASH FLOW DATA
  Cash provided by operating activities.......................   $ 1,448     $  8,217    $17,932    $27,655    $ 20,412    $ 25,308
  Cash used in investing activities...........................   (11,044 )   (157,841)   (93,483)   (63,404)    (46,584)    (45,932)
  Cash provided by financing activities.......................    14,006      157,184     63,144     36,821      28,853      23,884
FUNDS FROM OPERATIONS (C)
  Income before gains (losses) on sales of investments,
    minority interest of unitholders in Operating Partnership
    and extraordinary items...................................   ($3,786 )   $  2,915    $10,024    $13,029    $  9,739    $ 12,328
  Adjustments:
    Real estate depreciation..................................     3,220        5,616      9,746     12,304       8,433       9,952
    Minority interest attributable to depreciation                    49         (247)      (212)        (3)        (19)         --
    Non-recurring items:
      Reorganization costs and other (D)......................     1,711           --         --         --          --          --
      Debenture interest expense (E)..........................       880        4,030      1,577        656         695          --
                                                                 --------    --------    -------    -------    --------    --------
  Funds from operations.......................................   $ 2,074     $ 12,314    $21,135    $25,986    $ 18,848    $ 22,280
                                                                 --------    --------    -------    -------    --------    --------
                                                                 --------    --------    -------    -------    --------    --------
APARTMENTS HOMES OWNED
  Total apartment homes owned at end of period................     5,347        9,959     12,317     13,361      13,055      14,163
  Weighted average number of apartment homes owned............     5,255        7,079     11,144     12,743      12,577      13,744


---------------


(A) South West was formed in 1992 for the purpose of acquiring all of the assets subject to the liabilities of Southwest Realty, Ltd. ("SRL") in connection with the reorganization of SRL into a corporation which would elect to qualify as a real estate investment trust for federal income tax purposes. The reorganization of SRL into South West in 1992 was accounted for as a pooling of interests.


(B) Primarily discounts granted by lenders in connection with the early retirement of debt.

(C) Funds from operations ("FFO") is defined as income before gains (losses) on sales of investments, minority interest of unitholders in consolidated partnerships and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation, less preferred dividends and after adjustment for significant non-recurring items, if any. South West computes FFO in accordance with the recommendations set forth by NAREIT. South West considers FFO in evaluating property acquisitions and its operating performance, and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of South West's operating performance and liquidity. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

(D) Represents the non-recurring reorganization charge associated with the reorganization of SRL into South West in 1992 as described in (A).

(E) Represents interest forfeited by debentureholders upon conversion into common shares.

                              THE SPECIAL MEETINGS

UNITED DOMINION SPECIAL MEETING


     GENERAL. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of United Dominion Common Stock is accompanied by a form of proxy furnished in connection with the solicitation of proxies by the United Dominion Board for use at the United Dominion Special Meeting and any adjournment thereof. The United Dominion Special Meeting is scheduled to be held on Tuesday, December 10, 1996 at 10:00 a.m., Eastern Standard Time, at the offices of United Dominion at the Atrium, 10 South Sixth Street, Richmond, Virginia. Only holders of record of United Dominion Common Stock on the United Dominion Record Date are entitled to receive notice of and to vote at the United Dominion Special Meeting. At the United Dominion Special Meeting, shareholders will consider and vote upon a proposal to approve the Agreement. See "THE MERGER."


     EACH HOLDER OF UNITED DOMINION COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO UNITED DOMINION IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.


     VOTING AND REVOCATION OF PROXIES. Any holder of United Dominion Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the United Dominion Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to United Dominion, Attention: Secretary, provided such notice or proxy is actually received by United Dominion prior to the vote of shareholders. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of United Dominion. The shares of United Dominion Common Stock represented by properly executed proxies received at or before the United Dominion Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS PROPERLY PRESENTED FOR CONSIDERATION AT THE UNITED DOMINION SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. The Bylaws of United Dominion permit the holders of a majority of the shares represented at the United Dominion Special Meeting, whether or not constituting a quorum, to adjourn the United Dominion Special Meeting or any adjournment thereof. If necessary, unless authority to do so is withheld, the proxy holders also may vote in favor of a proposal to adjourn the United Dominion Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the United Dominion Special Meeting. United Dominion shareholders who wish to withhold from the persons named as proxies in the enclosed United Dominion proxy authority to vote such shareholders' shares to adjourn the United Dominion Special Meeting should so indicate by appropriately marking Item 2 on the proxy.


     SOLICITATION OF PROXIES. The cost of soliciting proxies from holders of United Dominion Common Stock will be borne by United Dominion. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers or employees of United Dominion (who will receive no additional compensation for doing so). In addition, United Dominion will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

     VOTE REQUIRED. The Merger will be approved if it receives the affirmative vote of a majority of the shares of United Dominion Common Stock outstanding and entitled to vote. Abstentions and "broker non-votes" will have the same effect as negative votes for purposes of determining whether the proposal has received sufficient votes for approval.


     As of the United Dominion Record Date, there were 59,125,482 shares of United Dominion Common Stock outstanding and entitled to vote at the United Dominion Special Meeting, with each share being entitled to one vote. As of the United Dominion Record Date, the members of the United Dominion Board and the executive officers of United Dominion and their affiliates beneficially owned a total of 1,027,985 shares (representing approximately 1.74% of the outstanding shares of United Dominion Common Stock), all of which are expected to be voted in favor of the Agreement. South West management currently owns beneficially no shares of United Dominion Common Stock.


     RECOMMENDATION. For the reasons described herein, the United Dominion Board unanimously has approved the Agreement. The United Dominion Board believes the Merger is in the best interests of United Dominion and its shareholders and unanimously recommends that the shareholders of United Dominion vote FOR approval of the Agreement. In making its recommendation, the United Dominion Board considered, among other things, the opinion of Merrill Lynch that the consideration to be paid by United Dominion in the Merger is fair to United Dominion. See "THE MERGER -- Background of and Reasons for the Merger" and " -- Opinions of Financial Advisors."



     OTHER MATTERS. United Dominion is unaware of any matter to be presented at the United Dominion Special Meeting other than the proposal described above.


SOUTH WEST SPECIAL MEETING


     GENERAL. This Joint Proxy Statement/Prospectus is being furnished to the holders of South West Common Stock as of the South West Record Date and is accompanied by a form of proxy, which is being solicited by the South West Board for use at the South West Special Meeting to be held on Tuesday, December 10, 1996 at 9:00 a.m., Central Standard Time, at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, and any adjournments thereof. At the South West Special Meeting, stockholders will vote on whether to approve the Agreement. Proxies may be voted on such other matters as may properly come before the South West Special Meeting, or any adjournments thereof, in the best judgment of the proxy holders named therein. See "THE MERGER."


     EACH HOLDER OF SOUTH WEST COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO SOUTH WEST IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

     SOUTH WEST STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES WITH THEIR PROXIES.


     VOTING AND REVOCATION OF PROXIES. Any holder of South West Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the South West Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to South West, Attention: Secretary, provided such notice or proxy is actually received by South West prior to the vote of stockholders. A proxy will not be revoked by the death or incapacity of the stockholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of South West. The shares of South West Common Stock represented by properly executed proxies received at or before the South West Special Meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS PROPERLY PRESENTED FOR CONSIDERATION AT THE SOUTH WEST SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. The Bylaws of South West permit the holders of a majority of the shares represented at the South West Special Meeting, whether or not constituting a quorum, to adjourn the South West Special Meeting or any adjournment thereof. If necessary, unless authority to do so is withheld, the proxy holders also may vote in favor of a proposal to adjourn the South West Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the South West Special Meeting. South West stockholders who wish to withhold from the persons named as proxies in the enclosed South West proxy authority to vote such stockholders' shares to adjourn the South West Special Meeting should so indicate by appropriately marking Item 2 on the proxy.


     SOLICITATION OF PROXIES. South West will bear the costs of soliciting proxies from the South West stockholders. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of South West, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by South West. South West expects to utilize the services of Morrow & Co. in connection with the solicitation of proxies for the South West Special Meeting, and expects that the cost of such services will not exceed $6,500 plus out-of-pocket expenses.

     VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of South West Common Stock entitled to vote at the South West Special Meeting is required in order to approve the Agreement. Abstentions and "broker non-votes" will have the same effect as negative votes for purposes of determining whether the proposal has received sufficient votes for approval.


     As of the South West Record Date, there were 20,717,187 shares of South West Common Stock outstanding and entitled to vote at the South West Special Meeting, with each share being entitled to one vote. As of the South West Record Date, the members of the South West Board and the executive officers of South West and their affiliates beneficially owned a total of 1,015,784 shares (representing approximately 4.9% of the outstanding shares of South West Common Stock), all of which are expected to be voted in favor of the Agreement. Also as of the South West Record Date, United Dominion management owns beneficially a total of less than 1% of the outstanding shares of South West Common Stock.



     RECOMMENDATION. The South West Board unanimously has approved the Agreement and believes that the Merger is fair to and in the best interests of South West and its stockholders. The South West Board unanimously recommends that the South West stockholders vote FOR approval of the Agreement. In making its recommendation, the South West Board has considered, among other things, the opinion of Lehman Brothers that the Exchange Ratio is fair to the South West stockholders from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger" and "-- Opinions of Financial Advisors."



     OTHER MATTERS. South West is unaware of any matter to be presented at the South West Special Meeting other than the proposal to approve the Agreement.

                                   THE MERGER

     THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE AGREEMENT ATTACHED AS ANNEX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION DESCRIBES THE MORE IMPORTANT ASPECTS OF THE MERGER AND THE TERMS OF THE AGREEMENT. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND WHICH SOUTH WEST AND UNITED DOMINION SHAREHOLDERS ARE URGED TO READ CAREFULLY.

BACKGROUND OF AND REASONS FOR THE MERGER

     BACKGROUND OF THE MERGER. Both United Dominion and South West are publicly-owned apartment REITs whose business involves the acquisition, development, improvement and operation of apartments in the Sunbelt. United Dominion is the largest apartment REIT in the Southeast and has grown primarily through acquisitions. Over the past few years, South West has grown by developing additional apartments. Management of United Dominion believed that the apartment industry was undergoing rapid consolidation and that the apartment REITs would experience a consolidation phase. Because approximately 90% of South West's apartments are located in Texas, Arkansas and North Carolina, United Dominion believed that a merger with South West would result in a logical geographical expansion. United Dominion also thought that more development experience would be beneficial. For these reasons, United Dominion felt that South West could be a potential merger candidate.

     At an institutional investor conference in 1995, John P. McCann, President and Chief Executive Officer of United Dominion and John S. Schneider, Chairman and Chief Executive Officer of South West, discussed the potential benefits of consolidation among the apartment REITs. Both felt that consolidation was inevitable. They agreed to continue some dialogue between their companies. Mr. McCann invited Mr. Schneider to come to Richmond to informally meet some of the senior officers of United Dominion when he was in North Carolina visiting South West properties. Mr. Schneider visited United Dominion on August 22, 1995 and had lunch with several officers of United Dominion, including Mr. McCann. Mr. McCann promised to reciprocate by visiting South West the next time he was in the Southwest.


     At the November 1995 South West Board meeting, Mr. Schneider reported that he had visited United Dominion and had additional discussions with Mr. McCann regarding REIT industry trends and that further potential merger discussions might take place at some future date.


     On June 11, 1996, while attending an apartment industry meeting in Dallas, Mr. McCann met with Robert F. Sherman, South West's President and Chief Operating Officer, and Diana M. Laing, South West's former Executive Vice President and Chief Financial Officer, while Mr. Schneider was on vacation. Mr. McCann toured Oak Forest Apartments, a recently completed South West development in the Dallas suburb of Lewisville, and Wimbledon Court, also in Lewisville, an older community that South West was beginning to upgrade. Following Mr. McCann's visit to Dallas, Messrs. McCann and Schneider agreed to meet in Charlotte, North Carolina later in the month so that Mr. McCann could see Providence Court, a South West development under construction, and explore whether there might be a basis for merger negotiations.

     On June 27, Messrs. McCann and Schneider met at South West's Providence Court property in Charlotte which was under development and toured the construction. Following the tour of Providence Court, Mr. McCann and Mr. Schneider discussed various potential benefits to their respective shareholders of a merger.

     At this meeting, Mr. McCann agreed to send Mr. Schneider a letter addressing various issues, including price and governance that would need to be addressed before United Dominion and South West could engage in serious merger negotiations. Mr. McCann emphasized the need for a merger to be immediately accretive to FFO per share for United Dominion. Mr. Schneider suggested that the exchange rate should protect South West's current dividend and provide a premium over the then market price of South West's shares. (At the close of business that day United Dominion and South West shares were trading at $14.50 and $13.25, respectively, and the United Dominion and South West annual dividend rates were $0.96 and $1.04, respectively.) During a July 11, 1996 telephone meeting, Mr. Schneider advised the South West Board that additional discussions had taken place with Mr. McCann and that, on a preliminary basis, the possibility of a merger appeared mutually attractive. He also said he intended to invite Mr. McCann to meet with the South West Board following its August meeting in Asheville, North Carolina.

     By letter, dated July 22, 1996, Mr. McCann asked Mr. Schneider to address the issues of pricing and any requirement for positions for key South West employees, and to furnish United Dominion with a breakdown of South West's general and administrative expenses, information on accounting policies and details on South West's current capitalization, including financing plans. Following a telephone conversation between Messrs. McCann and Schneider, Mr. Schneider responded in a letter dated August 6, 1996. Mr. Schneider agreed that an exchange rate of 1.0833 shares of United Dominion for each share of South West would be acceptable provided that it represented a minimum value of $15 per South West share. Mr. Schneider further indicated that with regard to South West officers and employees, their role in United Dominion would be the decision of United Dominion. He addressed the issue of membership on the United Dominion Board and furnished several schedules and information on South West's operations and policies. As a result of this exchange of letters, information and subsequent telephone conversations, Messrs. McCann and Schneider felt that it was worthwhile to schedule additional meetings and exchange other information to allow the companies to do some analysis on valuation.

     Mr. McCann met with the South West Board and executive officers on Saturday, August 17 and Sunday, August 18 in Asheville, North Carolina, and made a presentation on United Dominion focusing primarily on United Dominion's current strategy, objectives and outlook. As a group, the participants discussed the potential benefits of a merger. After the South West Board met with Mr. McCann, it reconvened and determined that discussions with United Dominion appeared to be in the best interests of South West's shareholders and authorized Mr. Schneider to continue negotiations.


     On August 22, Messrs. McCann and Schneider met for a day in Charlotte with a lengthy agenda to discuss various terms of a merger including economic, governance, projections, market outlooks, technology, scheduling, employees, financial advisors and other issues. At this meeting, Mr. McCann and Mr. Schneider reaffirmed their support for an exchange rate of 1.0833 shares of United Dominion, with a minimum valuation of $15 per South West share, a price that would represent a premium to South West stockholders and would be immediately accretive to United Dominion's FFO per share. Mr. McCann stated that in the event the market price of the United Dominion Common Stock dropped below $13.375 per share, United Dominion might not be willing to proceed with the transaction. They reviewed United Dominion's current organizational chart and discussed the potential role that certain officers and key employees of South West might have following a merger.


     On September 3, Mr. McCann visited Dallas and interviewed certain executive officers of South West. Following the interviews, Messrs. McCann and Schneider exchanged correspondence regarding their negotiations and agreed that Mr. Schneider, Mr. Robert F. Sherman, South West's President and Chief Operating Officer, and Mr. David L. Johnston, South West's Executive Vice President and Chief Investment Officer, would be offered positions as executive officers of United Dominion.


     On September 5, Mr. McCann, Mr. James Dolphin, Senior Vice President and Chief Financial Officer of United Dominion, and Ms. Katheryn E. Surface, Vice President and General Counsel of United Dominion, met in Richmond with Mr. Schneider, Mr. Daniel Jones, Senior Vice President of Finance of South West, and Mr. Lewis H. Sandler, Executive Vice President and General Counsel of South West, to discuss an agreement of merger and to negotiate terms. The participants reviewed the proposed terms of the transaction, set up a time table leading towards an effective date of December 31, 1996, reviewed the estimated costs associated with the transaction and discussed a joint proxy and registration statement.


     At its regularly scheduled meeting on September 10, the United Dominion Board was briefed by management on negotiations with South West, including the proposed terms and potential benefits and risks of the merger. The United Dominion Board authorized management to continue negotiations and set dates for special meetings to discuss and consider all aspects of the merger. The United Dominion Board also authorized the hiring of a financial advisor to render an opinion on the fairness of the proposed merger.


     During a September 17 telephone meeting, Mr. Schneider advised the South West Board that outside lawyers and accountants had been engaged and that a merger agreement was in the process of being drafted. The South West Board approved the retention of an investment banking firm to render an opinion as to the fairness of the proposed merger to South West shareholders.



     On September 18 and 19, various officers of United Dominion and South West, together with their outside counsel and accountants, met in Richmond to review a draft of the Agreement, discuss responsibilities and to begin drafting the Registration Statement and this Joint Proxy Statement/Prospectus. At this meeting, the parties completed negotiations on the details of the pricing formula, a mechanism for determining the Exchange Ratio and breakup fees if the Merger was not completed.


     On September 20, the United Dominion Board convened by telephone to discuss the Merger. Management briefed the United Dominion Board on negotiations and the possible timeframe of signing the Agreement and making a public announcement.

     Discussions between United Dominion, South West and their representatives and drafting continued during the week of September 23 to finalize the Agreement and remaining governance issues within the merged companies. United Dominion met with its financial advisor, Merrill Lynch, on September 23 and with South West's financial advisor, Lehman Brothers, on

September 24. South West met with its financial advisor, Lehman Brothers, on September 24 and with United Dominion's financial advisor, Merrill Lynch, on September 25.

     Additional materials regarding the economic benefits and details of the Merger along with the terms of the Merger were sent to the United Dominion Board on September 24. Merrill Lynch sent its Merger analysis to the United Dominion Board on September 25. On September 26, Mr. McCann, Mr. Dolphin and Mr. Schneider met with the Moody's and Standard & Poor's rating agencies to discuss the Merger.

     On the afternoon of September 27, the United Dominion Board held a special meeting to discuss the Merger. Representatives of Merrill Lynch were present at this meeting. Mr. McCann discussed the background of the Merger and reviewed the history of the negotiations with South West. Mr. McCann reviewed with the United Dominion Board the potential benefits as well as the risks of the transaction to United Dominion as described below under " -- United Dominion's Reasons for the Merger." Mr. Dolphin discussed the areas and the extent of potential cost savings in the merged company and South West's current capitalization. He also briefed the United Dominion Board on the response of the debt rating agencies to the Merger. Ms. Surface briefed the United Dominion Board on the legal issues.

     The various benefits of the Merger discussed included: (i) the accretion to United Dominion's FFO per share, (ii) the increased size of the combined entity, which could be expected to improve access to capital and reduce its cost of capital as a result of greater share liquidity, which is important to institutional investors, and also to stabilize, if not improve, the combined entity's standing with the debt rating agencies, thus providing potential cost savings when accessing both debt and equity in the public and private markets,
(iii) addition of the development capability of South West, (iv) opportunity for immediate entry to the Texas market, where the projected population and job growth over the next decade were expected to exceed the national averages, (v) further market diversification into another but contiguous growing region and
(vi) the experience and expertise of the South West executive officers and their knowledge of the Southwest markets, which would strengthen the United Dominion management team.

     The risks that were also discussed included those related to (i) entering new markets where United Dominion has no experience, (ii) increased reliance on development, (iii) South West's secured debt, which could be viewed a negative factor by the debt rating agencies and allowed less flexibility in selling assets, (iv) South West's larger concentration of one-bedroom apartments which are less desirable in certain submarkets, (v) lack of size or an efficient market position in several of South West's markets and (vi) the overall cost of the transaction. The United Dominion Board concluded in voting to approve the Agreement that the benefits of the Merger, including accretion to current FFO, the other economics of the Merger, the benefits of size, the added depth of management and the development expertise were important considerations that more than offset the risks of the transaction. Merrill Lynch presented its analysis of the Merger, which is summarized below under " -- Opinions of Financial Advisors -- UNITED DOMINION."

     Merrill Lynch's opinion was that, as of the date of the meeting, the proposed consideration to be paid by United Dominion pursuant to the Merger was fair to United Dominion from a financial point of view. Given Merrill Lynch's detailed valuation analysis, its experience with REITs and mergers of public companies, Merrill Lynch's opinion was an important consideration in the conclusion of United Dominion's Board to approve the Agreement and the Merger. After lengthy discussions, the United Dominion Board approved the Agreement and the Merger and the other transactions contemplated thereby.

     Lehman Brothers sent its Merger analysis and other discussion materials to the South West Board on September 28. On the morning of September 29, Mr. McCann met with Messrs. Schneider, Sherman and Johnston to finalize the terms of their employment agreements and their positions, duties and responsibilities when they join United Dominion following the Merger. In the afternoon of September 29, following the meetings with Mr. McCann, the South West Board convened a special telephone meeting to discuss the Agreement, a draft copy of which had been forwarded to each member on September 25. Lehman Brothers participated in this meeting. Mr. Schneider reviewed with the South West Board the potential benefits was well as the risks of the transaction as described below under " -- South West's Reasons for the Merger." Mr. Sandler briefed the South West Board on the legal issues. After lengthy discussions, the South West Board concluded that the advantages of the Merger outweighed the potential risks and approved the Agreement, the Merger and the other transactions contemplated thereby.

     The various benefits of the Merger discussed included: (i) the Exchange Ratio results in an immediate premium to South West stockholders; (ii) the importance of the increased size of the combined companies in determining access to and the cost of capital; (iii) the experience in the Southwest markets and the development expertise which South West's management team could bring to the combined companies; (iv) the acquisition expertise combined with a lower cost of capital which United Dominion could bring to South West's markets; (v) the compatibility with United Dominion's management team, business and accounting practices; (vi) the value of portfolio diversification; (vii) the tax-free nature of the Merger; and (viii) general industry, economic and market conditions. The risks which were also discussed included: (i) the significant cost and management time evolved in consummating the Merger; (ii) the effort required to integrate the businesses of United Dominion and South West and the related disruption to South West operations; (iii) the risk that the anticipated benefits of the Merger might not be fully realized; and (iv) the loss of control inherent in the Merger.

     During the September 29 meeting of the South West Board, Lehman Brothers presented its analysis of the Merger, which is summarized below under " -- Opinions of Financial Advisors -- SOUTH WEST." A discussion followed during which members of the South West Board asked representatives of Lehman Brothers various questions regarding its analysis.

     Lehman Brothers' opinion was that, as of the date of the meeting, the proposed Exchange Ratio as set forth in the Agreement was fair to its stockholders from a financial point of view. Given Lehman Brothers' detailed valuation analysis, its experience with REITs and mergers of public companies, Lehman Brothers' opinion was an important consideration in the conclusion of the South West Board to approve the Agreement and the Merger.

     On October 1, the parties executed the Agreement and issued a joint press release.

     As set forth above, the Exchange Ratio was the result of arms-length negotiations between United Dominion and South West over about three months. The Exchange Ratio was determined by an analysis on the effects of the Merger on United Dominion's FFO per share, the premium to which the South West stockholders would be entitled and the resulting dividend that South West shareholders would receive following the Merger, and, to a lesser extent, by the respective valuations of the real estate portfolios of the parties and the equity values of those portfolios.

     UNITED DOMINION'S REASONS FOR THE MERGER. The United Dominion Board believes that the terms of the Agreement and the Merger and the other transactions contemplated thereby are fair to and in the best interest of United Dominion and its shareholders. Accordingly, the United Dominion Board has unanimously approved the Agreement and recommends approval of the Agreement and such transaction by the shareholders of United Dominion. In reaching its decision, the United Dominion Board in three separate meetings, one of which was by telephone, considered several factors, consulted with United Dominion management and was advised by Merrill Lynch, its financial advisor in this transaction. The principal reasons for the United Dominion Board's approval of the Agreement and its recommendation to the shareholders are as follows:

     (1) Management's and Merrill Lynch's analyses showed that the Merger would be accretive to United Dominion's FFO per share in 1997. This is a widely accepted measure of an equity REIT's operating performance. Higher FFO per share will likely result in higher distributions to shareholders.


     (2) There are many advantages to increased size. Depending upon United Dominion's stock price, the transaction should add more than $300 million to the market value of United Dominion's shareholders' equity and $500 million to its total market capitalization. With shareholders' equity at market following the Merger of approximately $1.2 billion and an expected total market capitalization of approximately $2.2 billion, there will be greater liquidity in the market for the United Dominion Common Stock. This alone should attract more institutional investors which ultimately increases United Dominion's access to equity capital and may reduce the cost of accessing it. It is generally believed that the debt rating agencies give credit for added size. The Merger should increase the availability and reduce the cost of debt capital. Added size can also bring increased efficiency, reducing general and administrative expenses as a percentage of revenues and reducing the cost of apartment management. These reductions should ultimately improve the overall profit margin of United Dominion.


     (3) United Dominion's strategic objective has been to be a major or even a dominant apartment owner in the larger markets in the Southeast. The Merger adds two communities in Raleigh/Durham and one in Charlotte, North Carolina, both major markets for United Dominion. Almost 90% of South West's apartments are located in North Carolina, Arkansas and primarily Texas. Arkansas and Texas represent a natural expansion of United Dominion's geography in the Sunbelt. South West has a major presence in Dallas and San Antonio and some presence in Houston and Austin from which to grow. United Dominion will now seek to become a major apartment owner, not only in Dallas but also in San Antonio, Austin and Houston, similar to its objective in the Southeast.

     (4) The expansion of United Dominion into the Southwest adds geographical diversification to the portfolio which reduces vulnerability to recessions in particular geographic regions. The last recession was a "rolling recession," because it affected the economies of different regions at different times. The Southwestern United States went into and emerged from the recession earlier than the Southeast. This expansion into the Southwest reduces the risk that a regional economic downturn affects all of the apartment communities simultaneously. Thus, the geographic diversification as a result of the Merger may smooth United Dominion's performance through the economic cycles.

     (5) Currently, United Dominion has only limited development experience and has relied upon acquisitions rather than development to grow. United Dominion will continue to grow primarily by acquisitions, but consistent with its strategic objective of building presence in its existing markets, it should benefit from additional development expertise which comes in the Merger. South West has developed successfully in multiple markets in both the Southeast and the Southwest.

     (6) In each of the past three years, United Dominion has acquired an apartment portfolio. By expanding its geography beyond the Southeast to include Texas and other Sunbelt markets, United Dominion will have more opportunities to acquire apartment portfolios having communities spread over a wider geographical area. Increased investment opportunities could result in higher returns on investment.

     (7) All of the senior executive officers of United Dominion have worked for United Dominion for 10 years or more. The Merger adds additional real estate experience to United Dominion in key executive positions. The background and experience of the new officers differs from those of United Dominion's officers. In addition to adding development experience, these new officers bring knowledge of the Southwest markets. The additional depth of management and their diversity that results from the transaction is an added benefit which should allow United Dominion to continue to grow successfully and be less dependent upon any one individual.


     (8) The oral and written presentation of Merrill Lynch on September 27, 1996 that the consideration to be paid by United Dominion pursuant to the Merger is fair, from a financial point of view, to United Dominion.


     (9) Presentations from, and discussions with, certain executive officers of United Dominion and outside legal counsel regarding the business, real estate assets, financial, accounting and legal due diligence with respect to South West and the terms and conditions of the Agreement.

     The United Dominion Board and management also discussed certain potential negative factors and risks that could arise or do arise from the Merger. These included, among others, the expansion into a new region and new markets with which United Dominion has no prior experience, potential current imbalance between supply of, and demand for, apartments in certain of these new markets, the potential difficulties of integrating South West's officers and employees into United Dominion, the higher risk associated with increased development activities, the significant costs involved in connection with consummating the Merger, the substantial time and effort required to effectuate the Merger and integrate the business of South West into United Dominion and the risk that the expected benefits of the Merger might not be fully realized. The United Dominion Board believed that the benefits and advantages of the Merger far outweighed the negative factors and risks.


     THE UNITED DOMINION BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF UNITED DOMINION AND HAS UNANIMOUSLY APPROVED THE AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.


     In the event the Merger is not consummated for any reason, United Dominion will return to executing its strategic objective of being a major or even dominant apartment owner in the larger markets in the Southeast. It would likely pursue other potential combinations with public or private apartment owners that its Board of Directors and management believe add value and enhance the future earnings of United Dominion.

     The United Dominion Board believes that the Merger, including the exchange ratio, is fair and in the best interests of the shareholders of United Dominion and has approved the Agreement and recommends that the shareholders vote for approval of the Agreement.

     SOUTH WEST'S REASONS FOR THE MERGER. The South West Board has determined that the Merger is in the best interest of its stockholders and, at a special meeting on September 29, 1996, has unanimously approved the Agreement and recommends that the stockholders of South West vote for approval of the Agreement.

     In reaching a decision that the Agreement is in the best interests of the South West stockholders, the South West Board consulted with South West management, Lehman Brothers, legal counsel and independent accountants, and considered the short-term and long-term interests of South West based on several factors to which relative weights were not assigned. Among the most important factors the South West Board considered were the following:


     (1) The Merger would create the largest and most experienced REIT developer, owner and manager of multi-unit residential properties in the Southeastern and Southwestern United States. United Dominion and South West have each been in the apartment business since 1973 and the combination will bring together one of the strongest and most experienced teams in the industry;

     (2) The general trend in the real estate industry towards consolidation and the potential benefits to South West stockholders of a significant participation in a much larger and more widely diversified company, while maintaining South West's traditional focus on the ownership and operation of multi-family residential communities;


     (3) The Exchange Ratio represents an attractive opportunity, relative to historical trading price of South West Common Stock, for South West stockholders to continue their investment in the stock of a seasoned multi-family residential REIT, while maintaining current quarterly dividends, but with significantly expanded geographic diversification and little overlap of portfolios;

     (4) The Merger is anticipated to improve significantly South West's access to capital markets, which should make additional debt or other financing available upon more attractive terms, and consequently permit the combined company to take advantage of additional acquisition and development opportunities;

     (5) The Merger would significantly increase the market capitalization of the combined company, which may enhance the liquidity of the South West Common Stock after the Merger by increasing trading volumes;

     (6) The Merger could allow opportunities to realize significant administrative cost savings, which are expected to have a positive effect on the financial results for South West;

     (7) The tax-free nature of the Merger;

     (8) The opinion of Lehman Brothers presented on September 29, 1996 and later confirmed by its formal written opinion on September 30, 1996 that the Exchange Ratio was fair to the stockholders of South West from a financial point of view; and

     (9) Presentations from, and discussions with, senior executives of South West and United Dominion and representatives of South West's outside legal counsel regarding the business, financial and legal due diligence with respect to United Dominion and the terms and conditions of the Agreement.

     The South West Board also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of United Dominion and South West and the related disruption to South West's operations. The South West Board also considered the loss of control inherent in the Merger as well as the risk that the anticipated benefits of the Merger might not be fully realized. The South West Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

     THE SOUTH WEST BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SOUTH WEST AND HAS APPROVED THE AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

     In the event the Merger is not consummated for any reason, South West will continue to pursue its fundamental strategy of capitalizing on the growth opportunities already existing in its portfolio of properties with the goals of protecting its capital, increasing its annual dividends and cash flow available per share for distribution. South West expects to pursue this internal growth strategy through completion of its existing development portfolio, strategic expansion and property improvements and improved operating margins. In conjunction with this primary focus, South West expects to pursue new developments and acquisitions on a selected basis.

OPINIONS OF FINANCIAL ADVISORS


     UNITED DOMINION. United Dominion has retained Merrill Lynch to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Merrill Lynch has delivered its opinions to the United Dominion Board that, based upon and subject to the various considerations set forth therein, as of September 27, 1996, and as of November 4, 1996, the consideration to be paid by United Dominion pursuant to the Merger is fair to United Dominion from a financial point of view.



     THE FULL TEXT OF THE OPINION OF MERRILL LYNCH, DATED NOVEMBER 4, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IN CONNECTION WITH SUCH OPINION, IS ATTACHED HERETO AS ANNEX II-A. UNITED DOMINION SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE OPINION OF MERRILL LYNCH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     THE MERRILL LYNCH OPINIONS ARE ADDRESSED TO THE UNITED DOMINION BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO UNITED DOMINION OF THE PROPOSED CONSIDERATION TO BE PAID BY UNITED DOMINION IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITED DOMINION SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE UNITED DOMINION SPECIAL MEETING. MERRILL LYNCH DID NOT ADDRESS UNITED DOMINION'S UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DID NOT MAKE ANY RECOMMENDATION TO THE UNITED DOMINION BOARD WITH RESPECT TO THE MERGER.




     In connection with its opinions, Merrill Lynch reviewed, among other things: (i) South West's annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, South West's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31 and June 30, 1996 and a draft of South West's Form 10-Q for the quarterly period ending September 30, 1996; (ii) United Dominion's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1995, and United Dominion's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31 and June 30, 1996; (iii) certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of South West and United Dominion, furnished to Merrill Lynch by South West and United Dominion, which Merrill Lynch discussed with members of senior management of South West and United Dominion; (iv) historical market prices and trading activity for the South West Common Stock and United Dominion Common Stock and similar data for certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to South West and United Dominion, respectively; (v) the results of operations of South West and United Dominion and similar data for certain companies which Merrill Lynch deemed to be reasonably similar to South West and United Dominion, respectively; (vi) the pro forma effect of the Merger on United Dominion's capitalization ratios and earnings, cash flow and book value per share; (vii) the Agreement; and (viii) such other matters as Merrill Lynch deemed necessary. Merrill Lynch also met with certain officers and representatives of South West and United Dominion to discuss the foregoing as well as other matters. Merrill Lynch also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the REIT industry generally. Merrill Lynch's opinions are necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Merrill Lynch through the respective dates thereof.



     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by South West and United Dominion, and it did not independently verify such information or undertake an independent appraisal of the assets or liabilities of South West or United Dominion. With respect to the financial information furnished by South West and United Dominion, including information relating to potential expense savings and revenue enhancements resulting from the Merger, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of South West's or United Dominion's management as of the expected future financial performance of South West or United Dominion, as the case may be.


     In connection with rendering its opinions to the United Dominion Board, Merrill Lynch performed a variety of financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create a misleading view of the analyses and the processes underlying Merrill Lynch's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Merrill Lynch also took into account its assessment of general economic, market, and financial conditions, many of which are beyond the control of United Dominion or Merrill Lynch, as well as its experience in similar transactions and its experience in securities valuation and its knowledge of the REIT industry generally. With respect to the peer group analysis summarized below, no public company utilized as a comparison is identical to South West or United Dominion, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions, and other factors that could affect the companies concerned. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Merrill Lynch was assigned a greater significance by Merrill Lynch than any other.

     The following is a brief summary of the analyses performed by Merrill Lynch in connection with its opinions:



          (a) ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call (as defined below), Merrill Lynch compared certain financial and operating information and ratios for both United Dominion and South West with the corresponding financial and operating information for a group of eleven publicly traded companies engaged primarily in the ownership, management, operation, development and acquisition of multi-family apartment properties which Merrill Lynch deemed to be reasonably comparable to United Dominion and South West for the purpose of its analysis, including Equity Residential Properties Trust, Security Capital Pacific Trust, Merry Land & Investment Company, Inc., Post Properties, Inc. and Avalon Properties, Inc. as comparable companies for United Dominion (the "United Dominion Comparable Companies") and Summit Properties Inc., Gables Residential Trust, Camden Property Trust, Mid-America Apartment Communities, Inc., Walden Residential Properties, Inc. and Columbus Realty Trust as comparable companies for South West (the "South West Comparable Companies," together with the United Dominion Comparable Companies, the "Comparable Companies"). "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

          Merrill Lynch's calculations resulted in the following relevant ranges for the United Dominion Comparable Companies and for United Dominion as of September 30, 1996: a range of debt to total market capitalization of 25.3% to 33.4%, with a mean of 27.8% (with United Dominion at 46.2%); a range of multiples (each, a "Multiple"), i.e., the common stock price as a Multiple of latest twelve months FFO of 10.5x to 14.6x, with a mean of 13.1x (with United Dominion at 11.4x); the stock price as a Multiple of projected 1996 FFO based on information provided by First Call of 10.3x to 14.2x, with a mean of 12.7x (with United Dominion at 11.1x); the stock price as a Multiple of projected 1997 FFO based on information provided by First Call of 9.7x to 12.9x, with a mean of 11.6x (with United Dominion at 10.2x); the stock price as a Multiple of latest twelve months Cash Available for Distribution ("CAD") of 11.9x to 15.2x, with a mean of 14.1x (with United Dominion at 13.3x); and the stock price as a Multiple of projected 1996 CAD based on information provided by First Call of 11.6x to 14.8x, with a mean of 13.6x (with UDR at 13.0x).

          Merrill Lynch's calculations resulted in the following relevant ranges for the South West Comparable Companies and for South West as of September 30, 1996: a range of debt to total market capitalization of 35.9% to 45.1%, with a mean of 41.0% (with South West at 41.2%); a range of multiples (each, a "Multiple"), i.e., the common stock price as a Multiple of latest twelve months FFO of 9.7x to 11.7x, with a mean of 11.1x (with South West at 10.5x); the stock price as a Multiple of projected 1996 FFO based on information provided by First Call of 9.5x to 11.5x, with a mean of 10.9x (with South West at 10.3x); the stock price as a Multiple of projected 1997 FFO based on information provided by First Call of 8.9x to 10.7x, with a mean of 10.0x (with South West at 9.4x); the stock price as a Multiple of latest twelve months CAD of 12.0x to 12.6x, with a mean of 12.3x (with South West at 10.9x); and the stock price as a Multiple of projected 1996 CAD based on information provided by First Call of 11.8x to 12.3x, with a mean of 12.1x (with South West at 10.7x).







          Merrill Lynch observed that based on the closing price of United Dominion Common Stock on the NYSE of $14.00 as of November 4, 1996, the Exchange Ratio yielded an offer value for the South West Common Stock that was within the range of values implied by the above trading multiples.


          None of the companies utilized in the above analysis for comparative purposes is, of course, identical to United Dominion or South West. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics or the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of United Dominion or South West. In addition, the multiples of common stock price to projected 1996 FFO, projected 1997 FFO and projected 1996 CAD for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.



          (b) IMPLIED EQUITY VALUATION ANALYSIS. Merrill Lynch performed an implied equity valuation (calculated by reference to a combination of multiples of projected FFO per share through 2001 and projected dividends per share through 2001, in each case discounted to present value) using United Dominion's and South West's management projections (a) on a standalone basis for United Dominion (the "United Dominion Standalone Case") and (b) on a standalone basis for South West (the "South West Standalone Case"). Using United Dominion's terminal values for the years 1997-2001 based on multiples of projected FFO per share ranging from 11.5x to 13.5x and discounting these terminal values (and projected dividends per share) to present value using discount rates ranging from 17% to 19%, the implied values per share ranged from $12.89 to $17.01 for the United Dominion Standalone Case. Using South West's terminal values for the years 1997-2001 based on multiples of projected FFO per share ranging from 10.0x to 12.0x and discounting these terminal values (and projected dividends per share) to present value using discount rates ranging from 18% to 20%, the implied values per share ranged from $12.31 to $17.21 for the South West Standalone Case.


          Merrill Lynch observed that based on the closing price of United Dominion Common Stock on the NYSE of $14.00 as of November 4, 1996, the Exchange Ratio yielded an offer value for the South West Common Stock that was within the range of values implied by the implied equity analyses.


          (c) DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed two discounted cash flow analyses, using the discounted dividend method (calculated by reference to the sum of the terminal value per share based on a multiple of projected 2001 AFFO per share (the FFO less normalized recurring capital expenditures), the projected 1997-2001 five year stream of dividends per share and the terminal value per share of projected 2001 cash per share) and the discounted AFFO method (calculated by reference to the sum of the terminal value per share based on a multiple of projected 2001 AFFO per share and the projected 1997-2001 five year stream of AFFO per share in each case discounted to present value) using United Dominion's and South West's management projections. Each discounted cash flow analysis was performed (a) on a standalone basis for United Dominion (the "United Dominion Standalone Case") and (b) on a standalone basis for South West (the "South West Standalone Case").







       Under its discounted dividend cash flow analysis, using United Dominion's projected 1997-2001 five-year dividend stream (discounted to present value using discount rates ranging from 16% to 20%) and United Dominion's terminal values in the year 2001 based on multiples of projected 2001 AFFO per share ranging from 12.5x to 13.5x and discounting these terminal values (and projected 2001 cash per share) to present value using discount rates ranging from 16% to 20%, the implied values per share ranged from $11.43 to $14.01 for the United Dominion Standalone Case. Using South West's projected 1997-2001 five-year dividend stream (discounted to present value using discount rates ranging from 17% to 21%) and South West's terminal values in the year 2001 based on multiples of projected 2001 AFFO per share ranging from 11.0x to 13.0x and discounting these terminal values ( and projected 2001 cash per share) to present value using discount rates ranging from 17% to 21%, the implied values per share ranged from $12.29 to $16.12 for the South West Standalone Case.



        Under its discounted AFFO cash flow analysis, using United Dominion's terminal values in the 2001 based on multiples of projected 2001 AFFO per share ranging from 12.5x to 13.5x and discounting these terminal values (and the projected 1997-2001 five-year stream of AFFO per share) to present value using discount rates ranging from 16% to 20%, the implied values per share ranged from $11.96 to $14.59 in the United Dominion Standalone Case. Using South West's terminal values in the year 2001 based on multiples of projected 2001 AFFO per share ranging from 11.0x to 13.0x and discounting these terminal values (and the projected 1997-2001 five-year stream of AFFO per share) to present value using discount rates ranging from 17% to 21%, the implied values per share ranged from $13.79 to $17.77 in the South West Standalone Case.



          Merrill Lynch observed that based on the closing price of United Dominion Common Stock on the NYSE of $14.00 as of November 4, 1996, the Exchange Ratio yielded an offer value for the South West Common Stock that was within the range of values implied by the discounted cash flow analyses.





          (d) NET ASSET VALUE ANALYSIS. Merrill Lynch performed a net asset valuation (derived by subtracting outstanding debt from gross value (based on projected 1996 annualized net operating income at capitalization rates plus the value of other assets)) using United Dominion's and South West's management projections under two scenarios: (a) on a standalone basis for United Dominion (the "United Dominion Standalone Case") and (b) on a standalone basis for South West (the "South West Standalone Case"). Using capitalization rates ranging from 8.5% to 10.5%, the net asset value per share ranged from $9.34 to $14.62 for the United Dominion Standalone Case. Using capitalization rates ranging from 8.5% to 10.5%, the net asset value per share ranged from $10.01 to $14.88 for the South West Standalone Case.





          Merrill Lynch observed that based on the closing price of United Dominion Common Stock on the NYSE of $14.00 as of November 4, 1996, the Exchange Ratio yielded an offer value for the South West Common Stock that was within the range of values implied by the net asset value analyses.

          (e) Merrill Lynch utilized the results of each of the valuation analyses described above to calculate ranges of implied exchange ratios. Based on the analyses of comparable publicly traded companies, the implied range of exchange ratios was 0.839x to 1.290x. Based on the net asset value analyses, the implied range of exchange ratios was 0.690x to 1.579x. Based on the discounted cash flow analyses (dividend discount method), the implied range of exchange ratios was 0.862x to 1.391x. Based on the discounted cash flow analyses (AFFO discount method), the implied range of exchange ratios was 0.966x to 1.458x.



         Merrill Lynch observed that the ranges of implied exchange ratios included both the Exchange Ratio of 1.0833x and the maximum Exchange Ratio of 1.1215x provided for in the Agreement.


          (f) COMPARATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch utilized the results of the discounted cash flow analyses described above as well as the United Dominion's management's estimates of the expense savings and revenue enhancements achievable as a result of the Merger to calculate a range of implied exchange ratios based on a comparison of the relative ranges of value for South West and United Dominion. In the instance where estimated expense savings were given no effect, this analysis yielded a range of implied exchange ratios of United Dominion Common Stock for each share of South West Common Stock which included the maximum Exchange Ratio of 1.1215.


          In the instance where estimated expense savings were allocated to the shareholders of South West in proportion to such shareholders' proposed interest in the United Dominion (a maximum of approximately 28.5%), this analysis yielded a range of implied exchange ratios of United Dominion Common Stock for each share of South West Common Stock which was higher than the Exchange Ratio of 1.0833 and included the maximum Exchange Ratio of 1.1215.

          (g) CONTRIBUTION ANALYSIS. Merrill Lynch observed that South West shareholders would receive 28.5% of the outstanding United Dominion Common Stock pursuant to the Merger assuming the maximum Exchange Ratio of 1.1215, after giving effect to the issuance of United Dominion Common Stock in the Merger. Merrill Lynch reviewed certain projected operating and financial information (including, among other things, rental income, total revenues, net operating income, and Funds From Operations) for United Dominion, South West and the pro forma combined entity giving effect to the estimated expense savings. Merrill Lynch also analyzed the relative income statement and operating contributions of United Dominion and South West to the combined entity. Merrill Lynch observed that in 1997, 1998, 1999 and 2000 South West would contribute, after giving credit to South West for the contribution of 100% of the synergies, 26.1%, 26.5%, 26.3% and 26.4% to United Dominion's earnings before interest, taxes depreciation and amortization ("EBITDA"), respectively, 31.2%, 25.5%, 24.8% and 25.3% to United Dominion's FFO, respectively and 29.9%, 26.2%, 24.9% and 22.9% to United Dominion's CAD, respectively. Merrill Lynch observed that South West's pro forma contribution to United Dominion's projected EBITDA, FFO and CAD in 1997, 1998, 1999 and 2000 is roughly proportionate to the amount of United Dominion Common Stock to be received by South West shareholders in the Merger.

          (h) PRO FORMA COMBINATION ANALYSIS. Merrill Lynch also analyzed the pro forma effects resulting from the Merger, including the potential impact on United Dominion's projected standalone FFO per share and the anticipated accretion (i.e., the incremental increase) to United Dominion's FFO per share resulting from the Merger. Merrill Lynch observed that, after giving effect to United Dominion's management's estimate of the expense savings and revenue enhancements achievable as a result of the Merger, the Merger was accretive to United Dominion's projected FFO per share in each of the years 1997 through 2001 and that the year-over-year and five year compounded annual growth rates for FFO per share exceeded such comparable results for United Dominion on a standalone basis.

     Merrill Lynch is an internationally-recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Merrill Lynch has been one of United Dominion's lead investment bankers since 1988 and has from time to time provided underwriting, financial advisory and/or brokerage services to United Dominion, for which Merrill Lynch has received customary compensation. United Dominion selected Merrill Lynch as a financial advisor in connection with the Merger because of its reputation and because Merrill Lynch has substantial experience in transactions such as the Merger and Merrill Lynch's familiarity with United Dominion and its operations.

     In addition to the financial advisory services referred to above, in the ordinary course of business, Merrill Lynch may trade the debt or equity securities of South West and United Dominion for its own account and for the accounts of its customers and may at any time hold a long or short position in such securities.


     United Dominion and Merrill Lynch have entered into a letter agreement, dated September 27, 1996, relating to the services to be provided by Merrill Lynch in connection with the Merger. In such letter agreement, United Dominion agreed to pay Merrill Lynch a cash fee of $600,000, to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws.



     SOUTH WEST. South West has retained Lehman Brothers to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Lehman Brothers has delivered its opinions to the South West Board on September 29, 1996 and on November 1, 1996 that, based upon and subject to the various considerations set forth therein, as of the respective dates of such opinions, the Exchange Ratio to be offered to the holders of South West Common Stock was fair, from a financial point of view, to such holders.

     THE FULL TEXT OF THE OPINION OF LEHMAN BROTHERS, DATED NOVEMBER 1, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH SUCH OPINION, IS ATTACHED HERETO AS ANNEX II-B. SOUTH WEST STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE OPINION OF LEHMAN BROTHERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     No limitations were imposed by South West on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinions, except that South West did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of South West's business or assets. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors of South West as to the form or amount of the consideration to be offered to the holders of South West Common Stock in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinions, Lehman Brothers did not ascribe a specific range of value to South West, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio on the basis of the financial and comparative analyses described below. Lehman Brothers' opinions are for the use and benefit of the South West Board and were rendered to the South West Board in connection with its consideration of the Merger. Lehman Brothers' opinions are not intended to be and do not constitute a recommendation to any holder of South West Common Stock as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinions do not address, South West's underlying business decision to proceed with or effect the Merger or whether South West should proceed with or effect the Merger.



     In connection with its opinions, Lehman Brothers reviewed and analyzed: (i) a draft of the Agreement dated September 19, 1996 and the specific terms of the Merger; (ii) certain publicly available information concerning South West and United Dominion, including the Annual Report on Form 10-K of each of South West and United Dominion for the year ended December 31, 1995, and the Quarterly Reports on Form 10-Q of each of South West and United Dominion for the quarters ended March 31 and June 30, 1996; (iii) financial and operating information furnished to Lehman Brothers by South West and United Dominion with respect to their respective businesses, operations, assets, liabilities and prospects including, without limitation, financial results for the quarter ended September 30, 1996; (iv) a trading history of the South West Common Stock and the United Dominion Common Stock and a comparison of such trading histories to each other and to the trading histories of such other companies and indices that Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of each of South West and United Dominion with those of other companies that Lehman Brothers deemed relevant; (vi) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and (vii) this Joint Proxy Statement/Prospectus. In addition, Lehman Brothers had discussions with the managements of South West and United Dominion concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.



     In arriving at its opinions, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without independent verification. Lehman Brothers further assumed that the financial projections of South West and United Dominion have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of South West and United Dominion as to the future financial performance of South West and United Dominion, as the case may be, and that South West and United Dominion will perform substantially in accordance with such projections. In arriving at its opinions, Lehman Brothers conducted only a physical inspection of the properties and facilities of South West or United Dominion and did not make nor obtain any evaluations or appraisals of the assets or liabilities of South West or United Dominion. In addition, South West did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of South West's business or assets. Lehman Brothers further assumed that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and therefore as a tax-free reorganization to the stockholders of South West and United Dominion. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of the date thereof.



     In connection with rendering its opinions to the South West Board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinions, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly,

Lehman Brothers believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond South West's and United Dominion's control. Any estimates contained in Lehman Brothers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

     The projections used by Lehman Brothers in its analyses were prepared by the managements of South West and United Dominion. Neither South West nor United Dominion publicly discloses internal management projections of the type provided to Lehman Brothers in connection with the review of the Merger and such projections were not prepared with a view towards public dissemination. The projections were based on numerous variables and assumptions that are inherently uncertain and beyond the control of South West and United Dominion, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


     At the meeting of the South West Board on September 29, 1996, Lehman Brothers presented certain written materials and financial analyses in connection with the delivery of its opinion on that date. The following is a description of the material analyses performed by Lehman Brothers in arriving at such opinion.


          (a) PRO FORMA MERGER ANALYSIS. Lehman Brothers analyzed the effect of the Merger on, among other things, United Dominion's estimated FFO and FFO per share for the year ended December 31, 1997. In doing so, Lehman Brothers combined the estimated operating results of South West and United Dominion and assumed certain savings in general and administrative expenses per estimates provided by the managements of South West and United Dominion. For purposes of calculating FFO per share, Lehman Brothers utilized the closing common stock prices for South West and United Dominion as of September 26, 1996 in order to determine the total number of shares outstanding following the Merger. This resulted in a hypothetical Exchange Ratio of approximately 1.1009 based upon $15.00 per share in consideration to South West's stockholders. Lehman Brothers then compared the estimated 1997 FFO per share for United Dominion on a standalone basis to the estimated 1997 FFO per share for United Dominion following the Merger, and noted that United Dominion's estimated 1997 FFO per share was higher assuming the completion of the Merger.

          Lehman Brothers also observed that the Merger would result in an equivalent or increased dividend rate to South West's stockholders. Based upon the closing common stock prices for United Dominion and South West as of September 26, 1996, Lehman Brothers noted that the annual dividend rate to South West's stockholders would increase by approximately $0.02 per share (or 1.62%) following the completion of the Merger.

          Lehman Brothers also analyzed the effect of the Merger on the equity market capitalization, total market capitalization, leverage ratios and dividend payout ratios for both South West and United Dominion. In this regard, Lehman Brothers noted that the Merger would create a significant increase in both companies' equity and total market capitalization. Lehman Brothers further observed that, on a pro forma basis, South West's debt-to-total market capitalization ratio would increase slightly (from 42.4% to 44.3%) and its dividend payout ratio would also increase slightly (from approximately 65.0% to 67.1%, based upon management estimates of 1997 FFO per share).

          (b) SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Lehman Brothers compared certain operating, financial and stock market data for South West and United Dominion to corresponding data for selected publicly-traded companies that Lehman Brothers deemed relevant to its analysis. The comparable companies consisted of the following eight real estate investment trusts specializing in the apartment property sector: Equity Residential Properties Trust, Gables Residential Trust, Merry Land and Investment Company, Inc., Paragon Group, Inc., Post Properties, Inc., Security Capital Pacific Trust, Summit Properties Inc. and Wellsford Residential Property Trust (the "Comparable Companies"). For the purpose of its analysis, Lehman Brothers utilized the latest publicly available balance sheet data for the Comparable Companies (as of June 30, 1996), but utilized somewhat more current balance sheet data for South West and United Dominion.

          In its analysis, Lehman Brothers compared the ratio of closing common stock prices as of September 26, 1996 to estimated 1996 and 1997 FFO per share for South West, United Dominion and each of the Comparable Companies. In estimating FFO per share, Lehman Brothers utilized internal management estimates for South West and United Dominion and First Call research analysts' estimates for the Comparable Companies. Lehman Brothers observed that South West's stock price as a multiple of 1996 and 1997 FFO was 9.5x and 8.7x, respectively, as compared to 10.8x and 9.8x, respectively, for United Dominion and 11.4x and 10.3x, respectively (on average) for the Comparable Companies. As a result, Lehman Brothers noted that United Dominion's FFO multiples were more favorable than South West's relative to the average for the Comparable Companies. Lehman Brothers also noted that, at an assumed stock price of $15.00, South West's implied 1996 and 1997 FFO multiples were 10.3x and 9.4x, respectively.

          Lehman Brothers also analyzed dividend yields, dividend payout ratios and leverage ratios for South West, United Dominion and the Comparable Companies. In this regard, Lehman Brothers observed that United Dominion's dividend yield of 7.0% and dividend payout ratio of 69.0% were lower than the average for the Comparable Companies of 7.7% and 77.8%, respectively, while its ratio of debt-to-total market capitalization of 46.3% was slightly higher than the average of 41.9%.

          However, because of the inherent differences between the businesses, operations and prospects of South West, United Dominion and the Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely upon the quantitative results of the analysis, and accordingly also made qualitative judgments concerning the differences in financial and operating characteristics and historical performance of these companies which might affect their relative market valuation.

          (c) STOCK TRADING ANALYSIS. Lehman Brothers reviewed the historical Common Stock trading prices and volumes of South West and United Dominion relative to each other and to certain other indices that Lehman Brothers deemed relevant to its analysis. Lehman Brothers observed that the average closing price for South West for the month, year and two years ended September 26, 1996 were $13.59, $13.30 and $12.66 per share, respectively, compared to $13.60, $14.38 and $14.10 per share for United Dominion over the same periods.

          Lehman Brothers observed that the resulting historical ratios between South West's and United Dominion's Common Stock prices of 1.00, 0.92 and
     0.90 for the month, year and two years ended September 26, 1996 compared favorably to the proposed Exchange Ratio of 1.0833 and the hypothetical Exchange Ratio of 1.1009 as of September 26, 1996. Lehman Brothers also noted that the implied merger consideration to South West's shareholders based upon the terms of the Agreement and United Dominion's Common Stock prices for the three historical periods specified above was $15.00, $15.58 and $15,27, respectively, which represent premiums of 10.4%, 17.1% and 20.6% to South West's historical Common Stock prices for such periods.

          Lehman Brothers noted that South West's closing Common Stock price of $13.875 as of September 26, 1996 was greater than its average closing prices for the historical periods, while United Dominion's closing Common Stock price of $13.625 as of September 26, 1996 was equivalent to or less than its average closing prices for the historical periods. Additionally, Lehman Brothers observed that South West's average daily trading volume for the year ended September 26, 1996 was approximately 45,000 shares, while United Dominion's was approximately 121,000.

          (d) CONTRIBUTION ANALYSIS. Lehman Brothers reviewed South West's contribution to the combined company on a pro forma basis and compared such contribution to the pro forma percentage interest of South West's stockholders in United Dominion following the Merger. Lehman Brothers noted that, based upon financial results as of and for the six months ended June 30, 1996, South West's contribution to the combined company's total revenues, total assets and shareholders equity (on a book value basis) would be 26.0%, 25.5% and 26.4%, respectively. Lehman Brothers also noted that South West's contribution to the combined company's estimated 1997 FFO would be approximately 28.7% on a pro forma basis. Lehman Brothers observed that South West's stockholders would own approximately 27.8% of United Dominion's common equity following the Merger (based upon closing Common Stock prices as of September 26, 1996), and that such percentage was approximately equivalent to or greater than South West's relative contribution to the combined company's total revenues, total assets, shareholders equity and 1997 FFO per share.

          (e) COMPARABLE TRANSACTION ANALYSIS. Lehman Brothers considered seven public stock-for-stock mergers among real estate investment trusts completed since 1994, three of which involved companies specializing in the apartment sector: the mergers of Holly Residential Properties, Inc. with Wellsford Residential Property Trust, America First REIT, Inc. with Mid-America Apartment Communities and Real Estate Investment Trust of California with BRE Properties, Inc. Lehman Brothers determined that the Holly/Wellsford and REIT of California/BRE mergers (the "Comparable Transactions") were relevant to its analysis, while the America First/Mid-America transaction was too small to provide a reliable basis of comparison.

          With respect to the Comparable Transactions, Lehman Brothers reviewed the premiums offered relative to the average closing common stock prices for the 20 trading days prior to the public announcement of the transactions. Lehman Brothers then compared such premiums with the corresponding premium for South West in the Merger as of

     September 26, 1996. Lehman Brothers observed that the 9.2% premium offered to South West's stockholders falls within the 6.9% to 15.3% range for the Comparable Transactions. Lehman Brothers also analyzed the ratio of the merger consideration to historical FFO per share in each transaction. Historical FFO per share was calculated by annualizing actual FFO per share for the quarter most recently ended as of the public announcement of the transaction and for which public financial information was available. Lehman Brothers noted that the implied FFO multiple to South West's stockholders as of September 26, 1996 of 10.4x falls within the 9.6x to 11.7x range for the Comparable Transactions.

          However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of South West, United Dominion and the companies which were parties to the Comparable Transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely upon the quantitative results of the analysis, and accordingly also made qualitative judgments concerning the differences in the characteristics of these transactions and in the financial and operating characteristics and historical performance of these companies which might affect their relative acquisition values.

          (f) LIQUIDATION ANALYSIS. Lehman Brothers calculated a range of theoretical undiscounted liquidation values for both South West and United Dominion. In its analysis, Lehman Brothers applied a range of estimated capitalization rates to each company's estimated 1997 property net cash flow (property net operating income less a reserve for capitalized expenditures) to determine the theoretical value of each company's property portfolio. Lehman Brothers then adjusted its valuation to reflect certain other assets and liabilities.

          However, Lehman Brothers' liquidation analysis did not take into account the potential strategic benefits and synergies resulting from the Merger, nor did it consider the costs, timing or potential market fluctuations associated with a liquidation of assets. Based upon these and other limiting factors, in arriving at its opinion Lehman Brothers attributed less significance to the liquidation analysis than to the other analyses described herein.

     Lehman Brothers is an internationally-recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lehman Brothers has been one of South West's lead investment bankers and has from time to time provided underwriting, financial advisory and/or brokerage services to South West, for all of which Lehman Brothers has received customary compensation. Lehman Brothers has also served as lender under South West's revolving line of credit and has received and may receive customary amounts on account of interest and other fees and charges in connection therewith. South West selected Lehman Brothers as its financial advisor because of Lehman Brothers' reputation and substantial experience in transactions such as the Merger and Lehman Brothers' familiarity with South West and its operations.

     In addition to the financial advisory services referred to above, in the ordinary course of its business, Lehman Brothers may trade in the debt and equity securities of each of South West and United Dominion for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


     South West and Lehman Brothers have entered into a letter agreement, dated September 27, 1996, relating to the services to be provided by Lehman Brothers in connection with the Merger. South West paid Lehman Brothers a fee of $600,000 upon delivery of its opinion on September 29, 1996. In such letter agreement, South West also has agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses and to indemnify Lehman Brothers for certain liabilities, including liabilities under the federal securities laws.


EXCHANGE RATIO AND EXCHANGE FOR UNITED DOMINION COMMON STOCK

     The Exchange Ratio was arrived at through arm's-length negotiations between United Dominion and South West. See " -- Background of and Reasons for the Merger." Each share of South West Common Stock issued and outstanding at the Effective Time of the Merger would cease to be outstanding and would be converted into and exchanged for the right to receive 1.0833 shares of United Dominion Common Stock.


     Notwithstanding any other provision of the Agreement, each holder of shares of South West Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of United Dominion Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of United Dominion Common Stock multiplied by $13.9875.

     At the Effective Time of the Merger, South West will purchase all options to purchase South West Common Stock granted by South West under a South West employee benefit plan (individually, an "South West Option" and collectively, the "South West Options") that are outstanding at the Effective Time of the Merger (whether or not vested) for the difference between the exercise price of each of such South West Options and $15.1527. At the Effective Time of the Merger, all South West Options that have been authorized but are unissued under a South West employee benefit plan shall be canceled.


     As promptly as practicable after the Effective Time of the Merger, United Dominion and South West will cause United Dominion's stock transfer agent to send to each holder of record of South West Common Stock at such time, transmittal materials for use in exchanging all of their certificates representing South West Common Stock for a certificate or certificates representing United Dominion Common Stock and a check for any fractional share interest, as applicable. The transmittal materials will contain information and instructions with respect to the surrender of South West Common Stock certificates in exchange for certificates representing United Dominion Common Stock.

     SOUTH WEST STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender following the Effective Time of the Merger of all of the certificates for South West Common Stock registered in the name of a holder of South West Common Stock (or indemnity satisfactory to United Dominion or the exchange agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the stock transfer agent will mail to such holder a certificate or certificates representing the number of shares of United Dominion Common Stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for the amount representing any fractional share interest (in each case, without interest).

     After the Effective Time of the Merger, former holders of record of South West Common Stock will be entitled to vote the number of shares of United Dominion Common Stock into which their shares of South West Common Stock have been converted, regardless of whether they have surrendered their South West Common Stock certificates. Dividends declared by United Dominion after the Effective Time of the Merger will include dividends on all United Dominion Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of United Dominion Common Stock at or as of any time after the Effective Time of the Merger will be paid to the holder of any South West Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for the amount representing any fractional share interest, will be delivered to such holder (in each case, without interest). After the Effective Time of the Merger, the stock transfer books of South West will be closed and there will be no transfers on the transfer books of South West of the shares of South West Common Stock that were outstanding immediately prior to the Effective Time of the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


     From and after the Effective Time of the Merger, the United Dominion Board will consist of 13 persons, nine of whom are currently members of the United Dominion Board and four of whom are members of the current South West Board designated by South West. As of the Effective Time of the Merger, the size of the United Dominion Board will increase from nine to 13 members and the four South West designees will be elected to serve on the United Dominion Board.


     South West's designees are:

NAME                  AGE             PRINCIPAL OCCUPATION
------------------    ----    -------------------------------------
John S. Schneider      58     Chief Executive Officer and Chairman
                                of the Board of South West
Ira T. Wender          69     Of counsel, Patterson, Belknap, Webb
                                & Tyler, New York, New York
Mark J. Sandler        53     Private investor
Robert W. Scharar      46     President and director of FCA
                                Corporation

     John S. Schneider has been Chief Executive Officer of South West and its predecessor-in-interest, Southwest Realty, Ltd., since 1983 and is the Chairman of the South West Board. He is primarily responsible for the overall direction of South West. Mr. Schneider graduated from the Harvard Business School in 1967 and was employed by the investment banking firm of Donaldson, Lufkin and Jenrette until 1973, when he cofounded a predecessor firm to South West. In addition, Mr. Schneider will be elected to serve as a member of the Executive Committee of United Dominion.


     Ira T. Wender is a former partner and is currently of counsel to the law firm of Patterson, Belknap, Webb & Tyler, New York, New York, since July 1986. From January 1994 to December 1995, he was Chairman of Perry Ellis International,

Inc. He is also a Director of Dime Savings Bank of New York and REFAC Technology, Inc. Mr. Wender is a director of South West and a member of the Compensation and Audit Committees of the South West Board.

     Mark J. Sandler was a senior managing director of Bear, Stearns & Co. Inc., an investment banking firm, in charge of its real estate operations from prior to 1987 until his retirement in October 1988. Since that time, Mr. Sandler has managed his personal and family investments. Mr. Sandler is a director of South West and a member of the Compensation and Audit Committees of the South West Board.

     Robert W. Scharar is President and a director of FCA Corporation, a registered investment advisor which he founded in 1983. He is also president and a director of FCA Investment Company, a small business investment company, and serves as a trustee of First Commonwealth Mortgage Trust and of United Investors Realty Trust, both of which are REITs. Mr. Scharar is also past president of the American Association of Attorneys -- CPAs. Mr. Scharar is a director of South West and a member of the Compensation and Audit Committees of the South West Board.

     United Dominion and South West expect that each of South West's designees will be available to serve as a director of United Dominion. In the event that any of such persons becomes unable to serve as a director, South West will designate an alternate. South West's designees will serve until the 1997 Annual Meeting of United Dominion shareholders. Messrs. Schneider, Sandler and Scharar will be nominated for election by the United Dominion Board at that meeting, and Mr. Wender will then retire.

     For a description of certain benefits to which Messrs. Schneider, Wender, Sandler and Scharar will be entitled as a result of the Merger and as directors of United Dominion, see " -- Interests of Certain Persons in the Merger."

     From and after the Effective Time of the Merger, the following persons will serve as executive officers of United Dominion in the following capacities:


                       POSITION WITH
                       UNITED DOMINION
PERSON                 FOLLOWING THE MERGER                        CURRENT POSITION
---------------------  ------------------------------------------  ------------------------------------------
John P. McCann         Chairman of the Board, President and Chief  President and Chief Executive Officer of
                         Executive Officer                           United Dominion
John S. Schneider      Vice Chairman of the Board and Executive    Chairman of the Board and Chief Executive
                         Vice President                              Officer of South West
James Dolphin          Executive Vice President and Chief          Senior Vice President and Chief Financial
                         Financial Officer                           Officer of United Dominion
Barry M. Kornblau      Senior Vice President and Director of       Senior Vice President and Director of
                         Apartment Operations --                     Apartment Operations of United Dominion
                         Eastern Division
Robert F. Sherman      Senior Vice President and Director of       President and Chief Operating Officer of
                         Apartment Operations -- Western Division    South West
David L. Johnston      Senior Vice President and Director of       Executive Vice President and Chief
                         Acquisitions and Development -- Western     Investment Officer of South West
                         Division
Richard A. Giannotti   Senior Vice President and Director of       Vice President and Director of Development
                         Acquisitions and Development -- Eastern     and Construction of United Dominion
                         Division
Katheryn E. Surface    Vice President, Secretary and General       Vice President, Secretary and General
                         Counsel                                     Counsel of United Dominion


     Messrs. Schneider, Sherman and Johnston will be employed by United Dominion pursuant to employment agreements and will be entitled to employment benefits as described under " -- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after satisfaction of all conditions to consummation of the Merger (see " -- Conditions to Consummation of the Merger"), the Merger will become effective. The Merger will become effective for accounting and all other purposes to the fullest extent permitted by law as of the close of business on December 31, 1996. For state law purposes, the Merger will become effective upon the later of issuance of a certificate of merger by the Virginia State Corporation Commission in accordance with the VSCA and issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL, or at such later time which United Dominion and South West shall have agreed upon and designated in such filings in accordance with applicable law. Either South West or United Dominion may terminate the Agreement if the Merger has not been consummated by March 31, 1997. See " -- Waiver and Amendment; Termination."

     Until the Effective Time of the Merger, South West stockholders will retain their rights as stockholders of South West to vote on matters submitted to them.

HEADQUARTERS

     After the Merger, the headquarters of United Dominion will be located at 10 South Sixth Street, Suite 203, Richmond, Virginia, the current administrative headquarters of United Dominion.

AMENDMENT OF UNITED DOMINION ARTICLES

     If the Agreement is approved by the United Dominion shareholders and the Merger is consummated, the United Dominion Articles will be amended to increase the number of authorized shares of United Dominion Common Stock from 100,000,000 shares to 150,000,000 shares. The amendment would delete the first sentence of
Article 3 of the United Dominion Articles and substitute the following:

        "The corporation shall have authority to issue 150,000,000 shares of common stock having a par value of $1.00 per share and 25,000,000 shares of preferred stock without par value."


     On November 1, 1996, 59,125,482 shares of United Dominion Common Stock were outstanding. On such date, an aggregate of 8,800,000 shares of United Dominion Common Stock were reserved for issuance pursuant to United Dominion's stock option, stock purchase and dividend reinvestment plans. Based on the number of shares of South West Common Stock outstanding on November 1, 1996, an aggregate of approximately 22,443,000 shares of United Dominion Common Stock would be issued to the holders of South West Common Stock pursuant to the Merger.


     The additional shares of United Dominion Common Stock would be available for issuance in the Merger and for future issuance by United Dominion and would give United Dominion flexibility in its corporate planning and in responding to developments in United Dominion's business, including possible financing and acquisition transactions, stock splits or dividends and other general corporate purposes. United Dominion has no present plans to issue additional shares of United Dominion Common Stock except as noted herein. United Dominion could use the unissued shares of United Dominion Common Stock, as well as any unissued shares of Preferred Stock, no par value, of United Dominion (the "United Dominion Preferred Stock"), in a manner that could make a takeover attempt more difficult.

     Authorized shares of United Dominion Common Stock may be issued by the United Dominion Board from time to time without further shareholder approval, except in situations when shareholder approval is required by the VSCA or the rules of the NYSE. Shareholders of United Dominion would have no preemptive right to acquire additional shares of United Dominion Common Stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

     The amendment is recommended to the United Dominion shareholders by the United Dominion Board as one of the transactions contemplated by the Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of United Dominion and South West to effect the Merger are subject to the satisfaction of certain conditions, including the following: (i) the Agreement and the transactions contemplated thereby shall have been approved by the shareholders of the parties; (ii) neither of the parties shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Agreement; (iii) the Registration Statement shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect; (iv) United Dominion shall have obtained the approval for the listing of the United Dominion Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance; and (v) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except for filings in connection with the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) each party shall have performed its covenants contained in the Agreement and the representations and warranties of such party contained in the Agreement shall be true and correct in all material respects;

(ii) each party shall have received an opinion of counsel to the effect described in " -- Certain Federal Income Tax Consequences;" and (iii) from the date of the Agreement through the Effective Time of the Merger, there shall not have occurred any change in the financial condition, business or operations of either party that would have or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such party, other than any such change that affects both parties in a substantially similar manner (a "Material Adverse Effect").

CONDUCT OF BUSINESS PENDING THE MERGER


     South West and United Dominion have agreed that, unless the other party has consented in writing, and except as otherwise contemplated by the Agreement: (i) they shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees; (ii) they shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and any proposals to engage in material transactions;
(iii) they shall promptly notify each other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained in the Agreement; (iv) they shall set the record date for the quarterly dividend payable with respect to the United Dominion Common Stock and South West Common Stock, respectively, for the fourth calendar quarter of 1996 to a date no later than December 31, 1996, with the payment date to be set in each case to a date not earlier than February 1, 1997; and (v) they shall promptly deliver to each other true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Agreement.


     In addition, each of United Dominion and South West has agreed that unless the other party shall consent in writing and except as otherwise contemplated by the Agreement, it (i) shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted; (ii) shall not amend its Articles of Incorporation or Bylaws; (iii) shall not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of and disclosed pursuant to the Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (c) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors or (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans; (iv) shall not (a) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except such party's regular dividends for the third and fourth calendar quarters of 1996, or (b) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action; (v) shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of (a) any properties or any of its capital stock of or other interests in subsidiaries or (b) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate; (vi) shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person; (vii) shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto) included in its reports to the Commission under the Exchange Act or incurred in the ordinary course of business consistent with past practice; (viii) shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of the amount permitted by the Agreement; and (ix) shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director, consultant or affiliate of such party or any of its subsidiaries except to the extent the same occur in the ordinary course of business.

     Finally, United Dominion and South West have agreed not to initiate, solicit or encourage, directly or indirectly, any proposal (an "Acquisition Proposal") with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving all or any significant portion of the assets or any equity securities of, United Dominion or South

West, respectively, or their respective subsidiaries; that it will immediately terminate any existing activities, discussions or negotiations with respect thereto; and that it will notify the other party immediately if any Acquisition Proposal is received.

WAIVER AND AMENDMENT; TERMINATION

     WAIVER AND AMENDMENT. Either party, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Agreement. The parties may amend the Agreement at any time before or after approval of the Agreement by their respective shareholders by action of their respective Boards of Directors, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval.


     TERMINATION. The Agreement may be terminated prior to the Effective Time of the Merger, either before or after approval by the United Dominion and South West shareholders, under the circumstances specified therein, including: (i) by mutual consent of the parties to the Agreement; and (ii) by either United Dominion or South West, (a) in the event the Merger is not consummated by March 31, 1997; (b) if the Merger is not approved by the requisite vote of United Dominion and South West shareholders; (c) if a court or governmental, regulatory or administrative agency or commission shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement, provided that the party seeking to terminate this Agreement on account thereof shall have used all reasonable efforts to remove such order, decree, ruling or injunction; or (d) any of the conditions set forth in the Agreement shall not have been satisfied, provided, in the case of a termination pursuant to clause (a) or (d) above, that the terminating party is without contributory fault.


     In addition, either United Dominion or South West may terminate the Agreement prior to the Effective Time of the Merger, either before or after approval by the United Dominion and South West shareholders, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law its Board of Directors determines that such termination is required by reason of a competing Acquisition Proposal being made, (ii) the Board of Directors of the other party withdraws, materially modifies or changes in a manner materially adverse to the terminating party its shareholder recommendations with respect to the Agreement or the Merger, other than as a result of the occurrence of an event that in the good faith judgment of such Board of Directors has or is reasonably likely to have a Material Adverse Effect upon the terminating party, (iii) the Board of Directors of the other party postpones the date scheduled for the meeting of stockholders of such party to approve the Agreement beyond March 31, 1997 or fails to set a date for such meeting by such date, (iv) there has been a breach by the other party of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such party, which breach is not curable by March 31, 1997 or (v) there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice thereof to the breaching party.


     If either party terminates the Agreement (a) because the Merger is not consummated by March 31, 1997 (except as a result of a default or breach by the other party) or because its shareholders do not approve the Agreement, and a competing Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates a competing Acquisition Proposal or enters into an agreement to consummate a competing Acquisition Proposal which is subsequently consummated or (b) on account of a determination that such termination is required by law by reason of a competing Acquisition Proposal, the terminating party shall pay to the other party, provided that the other party was not in material breach of its obligations under the Agreement at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to the lesser of (1) $10,000,000 (the "Liquidated Damages Amount") and (2) the sum of (A) the maximum amount that can be paid to the other party without causing the other party to fail to meet the income requirements of the Code (for continued REIT qualification described under "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for
Qualification -- INCOME TESTS"), determined as if the payment thereof did not constitute income the receipt of which will not adversely affect qualification as a REIT ("Qualifying Income"), plus (B) in the event such party has received a ruling from the Internal Revenue Service ("IRS") to the effect that Liquidated Damages Amount payments constitute Qualifying Income, an amount equal to the Liquidated Damages Amount less the amount payable under clause (A) above. In addition, the other party shall be entitled to receive from the terminating party its documented out-of-pocket costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby ("Expenses") up to a maximum of $1,750,000. Notwithstanding the foregoing, if a party terminates the Agreement on account of a determination that such termination is required by law by reason of a competing Acquisition Proposal, and the other party has given notice of exercise of its option under the Purchase Option Agreement (see " -- Purchase Option Agreement"), the terminating party shall not be obligated to pay the Liquidated Damages Amount. The payments described in this paragraph shall be the non-terminating party's sole remedy with respect to the termination of the Agreement under the circumstances described in this paragraph.

     If either party terminates the Agreement because of the occurrence of a Material Adverse Effect affecting the other, the other party shall, provided that the terminating party was not in material breach of its obligations under the Agreement at the time of such termination, pay the terminating party its Expenses, up to a maximum of $1,750,000, although it shall not be required to pay the Liquidated Damages Amount, which payment shall be the terminating party's sole remedy for termination of the Agreement in such circumstances.

     If the Agreement is terminated by either party because of a material breach of warranty or covenant by the other, the other party shall, provided that the terminating party was not in material breach of its obligations under the Agreement at the time of such termination, pay the terminating party its Expenses, up to a maximum of $1,750,000, and the other party shall remain liable to the terminating party for its breach.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management of South West and the South West Board may be deemed to have interests in the Merger in addition to their interests as stockholders of South West generally. The South West Board either was aware of these interests or, with respect to interests that arose subsequent to the execution of the Agreement, was aware of their potential and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

     EMPLOYMENT AGREEMENTS. United Dominion will enter into employment agreements with Messrs. Schneider, Sherman and Johnston prior to the Effective Time of the Merger. The employment agreements will have a one-year term but renew automatically for successive one-year periods unless sooner terminated and will be on substantially similar terms except for compensation terms. The initial annual base salaries, which are subject to annual increases, are as follows:

NAME                                                                                  BASE SALARY
-----------------------------------------------------------------------------------   -----------
John S. Schneider                                                                      $ 250,000
Robert F. Sherman                                                                      $ 186,000
David L. Johnston                                                                      $ 186,000


     The employment agreements will provide for an automobile allowance and bonus compensation based on participation in United Dominion's Management/Incentive Compensation Plan and benchmarked performance of the executive officers and participation in United Dominion's 1985 Stock Option Plan (the "United Dominion Option Plan") and its 1991 Officers' Stock Purchase and Loan Plan (the "United Dominion Officers' Stock Purchase Plan"). The employment agreements will also provide that other than as a result of a merger or change of control of United Dominion, the executive officer will receive 13 weeks salary and benefits if terminated during the first three years, and 26 weeks of salary and benefits if terminated after three years. If the executive officer is terminated or resigns as a result of a merger or change of control, the executive officer will receive 26 weeks of salary and benefits if during the first three years of employment and a full years salary and benefits if after three years.



     Messrs. John P. McCann, James Dolphin and Barry M. Kornblau are currently employed by United Dominion under agreements that may be amended upon effectiveness of the Merger. Upon effectiveness of the Merger, United Dominion expects to enter into employment agreements with its other executive officers who will be its executive officers following the Merger, at annual base salaries which have not yet been determined but otherwise on substantially the same terms as those applicable under the employment contracts with the former South West executive officers described above.



     Under existing employment agreements, each of Messrs. Schneider, Sherman and Johnston, as well as Lewis H. Sandler, South West's Executive Vice President, Secretary and General Counsel, will be entitled to receive from South West in conjunction with the consummation of the Merger, an amount equal to his salary for 1996 and a bonus for 1996 of up to 50% of such salary. The bonus is dependent upon South West's achievement of certain minimum FFO for the year and other South West performance standards. The maximum amounts payable to Messrs. Schneider, Sherman, Johnston and Sandler under these employment agreements are $369,000, $295,200, $278,550 and $262,350, respectively.


     INDEMNIFICATION. For a period of six years from and after the Effective Time of the Merger, United Dominion shall indemnify the directors, officers, employees or agents of South West who at any time prior to the Effective Time of the

Merger were entitled to indemnification under the Articles of Incorporation and Bylaws of South West or employment agreements between South West and its officers existing on the date of the Agreement to the same extent as such directors, officers, employees or agents are entitled to indemnification under such Articles of Incorporation and Bylaws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement).


     As described above under " -- Exchange Ratio and Exchange for United Dominion Common Stock," South West will purchase as of the Effective Time of the Merger all outstanding South West Options (whether or not vested) for the difference between the exercise price and $15.1527. South West believes that all South West Options which are vested will be exercised at or before the Effective Time of the Merger and accordingly the shares of South West Common Stock issued upon exercise will be converted into shares of United Dominion Common Stock. The following persons will hold unvested South West Options at the Effective Date of the Merger and will receive the indicated amounts upon purchase of such South West Options by South West:



                                                                                  PURCHASE PRICE
                                                                                        OF
NAME                                                                             UNVESTED OPTIONS
------------------------------------------------------------------------------   ----------------
John S. Schneider                                                                   $  536,761
Ira T. Wender                                                                           89,727
Mark J. Sandler                                                                        111,395
Robert W. Scharar                                                                       81,359
Robert F. Sherman                                                                      390,181
David L. Johnston                                                                      286,369
Lewis H. Sandler                                                                       370,162
Larrie H. Weil (a current member of the South West Board)                               81,359
All other South West optionees                                                       1,041,413
                                                                                 ----------------
Total                                                                               $2,988,726
                                                                                 ----------------
                                                                                 ----------------



     In addition, under the terms of the plans pursuant to which the South West Options were issued, indebtedness of South West optionees to South West incurred by reason of exercise thereof is accelerated, and such optionees are entitled to forgiveness of certain of such indebtedness, if South West should engage in a transaction such as the Merger. Option exercise indebtedness of the following persons, computed on the assumption that vested unexercised South West Options (334,218 at November 1, 1996) will be exercised in partial consideration of the maximum amount of optionee indebtedness permitted under the South West plans, will be accelerated and forgiven as indicated:



                                                                        AMOUNT OF        PORTION
                                                                       ACCELERATED        TO BE
NAME                                                                   INDEBTEDNESS      FORGIVEN
--------------------------------------------------------------------   ------------    ------------
John S. Schneider                                                       $   758,395     $   758,395
Ira T. Wender                                                               245,907         185,965
Mark J. Sandler                                                             194,303         194,303
Robert W. Scharar                                                           250,509         180,193
Robert F. Sherman                                                         1,036,545         747,787
David L. Johnston                                                           597,000         597,000
Lewis H. Sandler                                                            777,501         675,034
Larrie H. Weil                                                              172,750         172,750
All other South West optionees                                            1,193,490       1,183,572
                                                                       ------------    ------------
Total                                                                   $ 5,226,400     $ 4,694,999
                                                                       ------------    ------------
                                                                       ------------    ------------


     POST-ACQUISITION COMPENSATION AND BENEFITS. The Agreement provides that United Dominion will employ certain officers of South West and its subsidiaries at the Effective Time of the Merger. United Dominion also plans to employ certain other employees of South West at the Effective Time of the Merger. Such officers and employees shall be entitled to substantially the same benefits as are enjoyed by United Dominion employees of comparable positions as of the Effective Time of the Merger. Such benefits shall include but not be limited to health, disability and life insurance, pension and profit sharing arrangements, 401(k) plans and deferred compensation plans, if any. Such employment shall be at will and United Dominion shall be under no obligation to continue to employ any individuals. Subject to the foregoing and to considerations relating to the particular geographic region in which the officer or employee is located, it is the intent of United Dominion and South West that the officers and employees of South West employed by United Dominion after the Effective Time of the Merger shall in general receive compensation and benefits on the same basis and subject to the same standards as the officers and employees of United Dominion. United Dominion further agrees to grant, as of the Effective Time of the Merger, options to purchase United Dominion Common Stock, under any United Dominion management incentive bonus or stock option plan, to certain South West officers and employees employed by United Dominion, on no less favorable terms and conditions as similar grants that have been made to United Dominion employees of similar stature during the two years immediately preceding the Effective Time of the Merger.


     As of the Effective Time of the Merger, United Dominion expects to grant options under the United Dominion Option Plan and to offer shares of United Dominion Common Stock under the United Dominion Officers' Stock Purchase Plan as indicated in the table below.



NAME                                                         NUMBER OF OPTIONS    NUMBER OF SHARES
----------------------------------------------------------   -----------------    ----------------
John S. Schneider                                                  30,000              10,000
Robert F. Sherman                                                  30,000              10,000
David L. Johnston                                                  30,000              10,000



     All such options will be granted at an option price equal to the closing sale price of the United Dominion Common Stock on the NYSE at the date of grant and will be subject to such terms and conditions, including a maximum term of 10 years, as may be prescribed by the United Dominion Plan and the Compensation Committee of the United Dominion Board. The options will vest as to each named executive officer at the end of his first year of employment. Shares offered pursuant to the United Dominion Officers' Stock Purchase Plan may be purchased at market prices prevailing at the time of purchase in consideration of full recourse personal promissory notes secured by pledge of the purchased shares. United Dominion currently pays non-employee United Dominion Board members an annual retainer of $12,000 and an additional $1,000 for attendance at each regular and special meeting. In addition, under a policy currently in effect, upon retirement from the United Dominion Board after 20 years' service, non-employee directors are entitled to retirement compensation of $5,000 per year for the five years immediately following retirement. South West currently pays non-employee South West Board members an annual retainer of $12,000 and $1,000 for attendance at each regular Board meeting. In each case, directors who are also employees receive no additional compensation. Following the Merger, United Dominion initially will compensate non-employee United Dominion Board members elected pursuant to the Agreement at the rates at which United Dominion currently compensates its other non-employee directors. In addition, as provided by the United Dominion Option Plan, each non-employee United Dominion Board member elected pursuant to the Agreement will be granted options to purchase 2,000 shares of United Dominion Common Stock upon each re-election to the United Dominion Board following the Merger.




     Richard G. Chess, currently a Vice President and Director of Acquisitions of United Dominion, will leave the employ of United Dominion as of the Effective Time of the Merger as a result of consolidation of the Eastern Division acquisition and development functions. Mr. Chess will be paid one year's salary of $130,000 as a severance benefit, and the period during which he may exercise options previously granted under the United Dominion Stock Option, as well as the due date of his indebtedness to United Dominion under the United Dominion Officers' Stock Purchase Plan, will be extended. Mr. Chess will continue to participate in United Dominion's employees' health, life and disability insurance program and will receive an automobile allowance until the earlier of his re-employment or December 31, 1997. Until the Effective Time of the Merger he will continue to receive his base salary and will be paid the bonus, if any, earned by him for 1996.



ANTICIPATED ACCOUNTING TREATMENT


     The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. The fair market value of the consideration given by United Dominion in the Merger and the market value of liabilities assumed will be used as the basis of the purchase price. The assets and liabilities of South West will be revalued to their respective fair market values. The financial statements of United Dominion will reflect the combined operations of United Dominion and South West from the Effective Time of the Merger.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SOUTH WEST STOCKHOLDERS. THE SUMMARY DOES NOT DISCUSS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS OR CONSEQUENCES TO ANY FOREIGN OR OTHER STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT.THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY DEPEND ON THE STOCKHOLDER'S CIRCUMSTANCES. SOUTH WEST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

     The Merger is intended to be a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization. One condition to consummation of the Merger is the receipt by each of United Dominion and South West of an opinion of its counsel to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and that United Dominion and South West will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In addition, the opinion delivered to United Dominion by its counsel must state that no gain or loss will be recognized for federal income tax purposes by United Dominion, Sub or South West upon consummation of the Merger and that consummation of the Merger will not result in the failure of United Dominion to continue to qualify as a REIT for federal income tax purposes. The opinions of counsel will be based on certain customary assumptions and representations regarding, among other things, the lack of previous dealings between South West and United Dominion, the existing and future ownership of South West and United Dominion stock and the future business plans for United Dominion.


     Assuming that the Merger qualifies as a reorganization under Section 368(a) of the Code, a South West stockholder who receives solely United Dominion Common Stock in exchange for his shares of South West Common Stock will not recognize any gain or loss on the exchange. If a stockholder receives United Dominion Common Stock and cash in lieu of a fractional share of United Dominion Common Stock, the stockholder will recognize taxable gain or loss solely with respect to such cash equal to the difference between such cash amount and the tax basis allocated to such stockholder's fractional share interest. Such gain or loss generally will constitute capital gain or loss if the stockholder's South West Common Stock was held as a capital asset. A stockholder will have an aggregate tax basis in his shares of United Dominion Common Stock (including any fractional share interest treated as received) received in the Merger equal to his aggregate tax basis in the shares of South West Common Stock exchanged therefor. A stockholder's holding period for shares of United Dominion Common Stock (including any fractional share interest treated as received) received in the Merger will include his holding period for the shares of South West Common Stock exchanged therefor if they are held as a capital asset at the effective date of the Merger. No gain or loss should be recognized by United Dominion, Sub or South West as a result of the Merger.


PURCHASE OPTION AGREEMENT

     As an inducement and a condition to enter into the Agreement, United Dominion and South West entered into the Purchase Option Agreement, whereby South West granted United Dominion an option entitling it to purchase 4,000,000 shares of South West Common Stock (representing approximately 19.437% of the outstanding shares of South West Common Stock as of September 30, 1996) at an exercise price per share equal to $13 7/8, and United Dominion granted South West an option entitling it to purchase 4,333,200 shares of United Dominion Common Stock (representing approximately 6.089% of the outstanding shares of United Dominion Common Stock as of September 30, 1996) at an exercise price per share equal to $14 1/8, each under the circumstances described below. Both the number of shares subject to each option and the purchase prices are subject to adjustment in certain circumstances. Neither party may transfer its interest in the Purchase Option Agreement or the shares subject to option before the date on which a Triggering Event (as defined below) occurs. THIS DESCRIPTION OF THE PURCHASE OPTION AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE OPTION AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND ATTACHED HERETO AS ANNEX III.



     Neither United Dominion nor South West may exercise its option (a) during any period in which (i) it is in material breach of its representations or warranties under the Agreement or (ii) it is failing, in any material respect, to perform its obligations or observe its covenants under the Agreement, unless the reason for such failure is that the other party is failing in any material respect to perform its obligations or observe its covenants or (b) the issuance of the shares underlying such option would violate applicable laws or regulations. Otherwise, the option may be exercised, in whole or in part, by United Dominion or South West, but only if a Triggering Event occurs before the occurrence of a Termination Event (as defined below).


     The term "Triggering Event" shall mean any one of the following events or transactions:


     (a) United Dominion or South West or a subsidiary of either of them (the "Acting Party") shall take any action (each an "Acquisition Transaction"), including authorizing, recommending or entering into an agreement with any third party, without the prior written consent of the other party hereto, to effect
(i) a merger, consolidation or similar transaction involving the Acting Party,
(ii) a sale, lease or other disposition of all or substantially all of its assets, (iii) a sale or other disposition (including, by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more (or convertible into 15% or more) of the voting power of the Acting Party or (iv) a transaction substantially similar to any of the foregoing;

     (b) a third party shall acquire or receive, directly or indirectly, from the Acting Party, the right to acquire an aggregate of 15% or more (or convertible into 15% or more) of the voting power of the Acting Party;

     (c) a third party shall make a bona fide proposal to the Acting Party by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction; or

     (d) the Agreement shall be terminated because the Board of Directors of the terminating party determines that such termination is required by law by reason of a competing Acquisition Proposal.

     The term "Termination Event" means the earliest to occur of (i) consummation of the Agreement, (ii) termination of the Agreement for any reason other than a determination by the terminating party's Board of Directors that such termination is required by law by reason of a competing Acquisition Proposal, (iii) the expiration of 12 months after a termination of the Agreement by reason of such a determination, unless within such 12 month period, a Triggering Event occurs or (iv) the expiration of 12 months after the occurrence of a Triggering Event occurring within 12 months after termination of the Agreement by reason of such a determination. A "Termination Event" for either party shall also include a termination by such party during the due diligence period provided for in the Agreement for any diligence-related matter. If any Triggering Event has occurred, and the Agreement is thereafter terminated, the Purchase Option Agreement shall remain in effect for a period of 12 months from such termination.


     To exercise its option, the exercising party shall notify the other party of its intention to exercise after the occurrence of the Triggering Event and before the occurrence of a Termination Event. Within 30 days thereafter, the exercising party shall deliver to its counsel, in good funds, an amount equal to the product of the option price and the number of shares of the other party which the exercising party elects to acquire; the other party shall deliver to such counsel the shares for which the option has been exercised; such counsel shall deliver to the other party an amount equal to the difference between the amount delivered by the exercising party and the exercising party's "Liquidated Damages Amount;" and such counsel shall deliver the exercising party's "Liquidated Damages Amount" to the exercising party. An exercising party's "Liquidated Damages Amount" is an the amount by which (a) the lesser of (1) $10,000,000 or (2) the maximum amount that can be paid to the exercising party without causing it to fail to meet the requirements of the Code for continued REIT qualification described under "FEDERAL INCOME TAX
CONSIDERATIONS -- Requirements for Qualification -- INCOME TESTS," determined as if the payment of such "Liquidated Damages Amount" did not constitute Qualifying Income, exceeds (b) the amount, if any, previously paid to the exercising party as liquidated damages pursuant to the Agreement, as described in "THE MERGER -- Waiver and Amendment; Termination;" provided, that the "Liquidated Damages Amount" shall be $10,000,000, less such previous liquidated damages payment, if the exercising party has received a ruling from the IRS to the effect that "Liquidated Damages Amount" payments constitute Qualifying Income. The Purchase Option Agreement provides for retention for a period of nine months of the amount payable to the exercising party upon receipt of a favorable IRS ruling, to permit application for and receipt of that ruling; if the ruling is not received before expiration of the nine months' period, such amount is paid to the other party.


     Each party shall have the right, exercisable for a period of twelve months from the date of the acquisition of shares of the other pursuant to exercise of its option, to cause the other to repurchase such shares at a price equal to the exercise price.

     Shares issued on exercise of an option may not be transferred except in compliance with the Securities Act, and the exercising party has limited rights to require or participate in a Securities Act registration by the other party. The number and kind of shares issuable upon exercise of an option and the exercise price will be adjusted in the event of any stock dividend, stock split or other subdivision, reverse stock split or other combination, or reclassification affecting such shares or consolidation or merger of the issuer thereof with or into another entity, or the sale or conveyance to a third, unrelated party, of all or substantially all of the assets of such issuer.

RESALES OF UNITED DOMINION COMMON STOCK

     The shares of United Dominion Common Stock issuable to holders of South West Common Stock upon consummation of the Merger have been registered under the Securities Act, and will be transferable freely and without restriction by those holders of South West Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of South West or United Dominion. It is a condition to United Dominion's obligation to consummate the Agreement that each person whom South West has identified as an "affiliate" of South West for purposes of the Securities Act deliver to United Dominion an agreement providing that such person will not transfer any United Dominion Common Stock received by such person in connection with the Merger except in compliance with the Securities Act.

This Joint Proxy Statement/Prospectus does not cover any resales of United Dominion Common Stock received by affiliates of South West. In addition, each of United Dominion and South West agree in the Agreement to use their respective best efforts to have certain of their respective officers and directors execute "lock-up" agreements that will generally prohibit dispositions of United Dominion Common Stock by such persons for 90 days following the Effective Date of the Merger.

     THE SOUTH WEST BOARD AND THE UNITED DOMINION BOARD EACH UNANIMOUSLY RECOMMEND A VOTE FOR THE AGREEMENT.

                               DISSENTERS' RIGHTS

     Because the South West Common Stock was listed on the NYSE on the South West Record Date, under Section 3-202(c)(1) (ii) of the MGCL, holders of the South West Common Stock will not have statutory rights to demand and receive payment of the fair value thereof. Holders of United Dominion Common Stock will not have statutory rights to dissent from and obtain payment of the fair value of their shares because United Dominion is not a party to the statutory merger of South West into Sub.

                       UNITED DOMINION REALTY TRUST, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1996


BASIS OF PRESENTATION


     The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 are presented as if the Merger had occurred at the beginning of each period presented. The Unaudited Pro Forma Combined Statements of Operations give effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16, and the combined entity qualifying as a REIT, distributing at least 95% of its taxable income, and therefore, incurring no federal income tax liability for the periods presented. In addition to the Merger, the United Dominion Pro Forma Statements of Operations give effect to the following acquisitions as if they had occurred on the first day of each period presented: (i) the acquisition of 13 apartment communities during 1995 and (ii) the acquisition of a portfolio of 18 apartment communities in August 1996 (See Note (A) to the Unaudited Pro Forma Combined Statements of Operations). In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.



     The Unaudited Pro Forma Combined Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of United Dominion and South West would have been for the year ended December 31, 1995 and the nine months ended September 30, 1996 if the Merger and other acquisitions had occurred at the beginning of each period presented, nor do they purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of United Dominion and South West incorporated by reference into this Joint Proxy Statement/Prospectus.

                       UNITED DOMINION REALTY TRUST, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                       PRO FORMA     UNITED DOMINION
                                                                  UNITED DOMINION     SOUTH WEST        MERGER          PRO FORMA
                                                                   PRO FORMA(A)      HISTORICAL(B)    ADJUSTMENTS       COMBINED
                                                                  ---------------    -------------    -----------    ---------------

INCOME
  Rental income................................................      $ 191,230          $61,559                         $ 252,789
  Interest and dividend income.................................          1,197              439                             1,636
                                                                  ---------------    -------------    -----------    ---------------
                                                                       192,427           61,998              --           254,425

EXPENSES
  Rental expenses:
     Utilities.................................................         13,909            4,037                            17,946
     Repairs and maintenance...................................         31,670            7,582                            39,252
     Real estate taxes.........................................         13,910            5,859                            19,769
     Property management.......................................          4,586            2,114         $  (346)(D)         6,354
     Other operating expenses..................................         18,138            8,789                            26,927
  Depreciation of real estate owned............................         37,371            9,952           1,462(C)         48,785
  Interest.....................................................         42,202            9,747            (756)(E)        51,193
  General and administrative...................................          4,192            1,342            (722)(F)         4,812
  Other depreciation and amortization..........................            917              248                             1,165
  Impairment loss on real estate held for disposition..........            290                                                290
                                                                  ---------------    -------------    -----------    ---------------
                                                                       167,185           49,670            (362)          216,493

Income before gains on sales of investments and minority
  interest of unitholders in operating partnership.............         25,242           12,328             362            37,932
Gains on sales of investments..................................          2,176                                              2,176
Minority interest of unitholders in operating partnership......            (26)                                               (26)
                                                                  ---------------    -------------    -----------    ---------------
Net income.....................................................         27,392           12,328             362            40,082
Dividends to preferred shareholders............................          7,284               --                             7,284
                                                                  ---------------    -------------    -----------    ---------------
Net income available to common shareholders....................      $  20,108          $12,328         $   362         $  32,798
                                                                  ---------------    -------------    -----------    ---------------
                                                                  ---------------    -------------    -----------    ---------------

Net income per common share....................................      $    0.34                                          $    0.41
                                                                  ---------------                                    ---------------
                                                                  ---------------                                    ---------------

Distributions declared per common share........................      $    0.72                                          $    0.72
                                                                  ---------------                                    ---------------
                                                                  ---------------                                    ---------------

Weighted average number of common shares outstanding...........         58,330                           22,370(G)         80,700


                                    notes.45

                       UNITED DOMINION REALTY TRUST, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       PRO FORMA     UNITED DOMINION
                                                                  UNITED DOMINION     SOUTH WEST        MERGER          PRO FORMA
                                                                   PRO FORMA(A)      HISTORICAL(B)    ADJUSTMENTS       COMBINED
                                                                  ---------------    -------------    -----------    ---------------

INCOME
  Rental income................................................      $ 225,406          $71,061                         $ 296,467
  Interest and dividend income.................................          1,423            1,053                             2,476
                                                                  ---------------    -------------    -----------    ---------------
                                                                       226,829           72,114              --           298,943

EXPENSES
  Rental expenses:
     Utilities.................................................         16,592            4,940                            21,532
     Repairs and maintenance...................................         34,459            9,980                            44,439
     Real estate taxes.........................................         16,262            6,499                            22,761
     Property management.......................................          6,115            2,464         $  (493)(D)         8,086
     Other operating expenses..................................         20,422            9,782                            30,204
  Depreciation of real estate owned............................         45,228           12,304           1,623(C)         59,155
  Interest.....................................................         50,987           10,686            (614)(E)        61,059
  General and administrative...................................          4,865            2,037          (1,039)(F)         5,863
  Other depreciation and amortization..........................          1,103              393                             1,496
  Impairment loss on real estate held for disposition..........          1,700               --                             1,700
                                                                  ---------------    -------------    -----------    ---------------
                                                                       197,733           59,085            (523)          256,295
                                                                  ---------------    -------------    -----------    ---------------

Income before gains on sales of investments and minority
  interest of unitholders in operating partnership.............         29,096           13,029             523            42,648
Gains on sales of investments..................................          5,090               10                             5,100
Minority interest of unitholders in operating partnership......                              (8)                               (8)
                                                                  ---------------    -------------    -----------    ---------------
Net income.....................................................         34,186           13,031             523            47,740
Dividends to preferred shareholders............................          9,236               --                             9,236
                                                                  ---------------    -------------    -----------    ---------------
Net income available to common shareholders....................      $  24,950          $13,031         $   523         $  38,504
                                                                  ---------------    -------------    -----------    ---------------
                                                                  ---------------    -------------    -----------    ---------------

Net income per common share....................................      $     .46                                          $     .52
                                                                  ---------------                                    ---------------
                                                                  ---------------                                    ---------------
Distributions declared per common share........................      $     .90                                          $     .90
                                                                  ---------------                                    ---------------
                                                                  ---------------                                    ---------------
Weighted average number of common shares outstanding...........         54,156                           20,308(G)         74,464


                                    notes.46

                       UNITED DOMINION REALTY TRUST, INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(A) The United Dominion Pro Forma Statements of Operations reflect the historical results of United Dominion adjusted to reflect the operations of:
    (i) 18 apartment communities acquired in an August 15, 1996 portfolio acquisition as previously reported on Form 8-K dated August 15, 1996 (subsequently updated to reflect results of operations for the nine months ended September 30, 1996 on Form 8-K dated October 31, 1996), (ii) nine apartment communities acquired in a May 4, 1995 portfolio acquisition as previously reported on Form 8-K dated June 30, 1995 and (iii) four apartment communities acquired during the second half of 1995, as previously reported on Form 8-K dated December 28, 1995, all incorporated by reference into this Joint Proxy Statement/Prospectus, for the periods not owned by United Dominion.


(B) Certain reclassifications have been made to South West's historical statements of operations to conform to United Dominion's financial statement presentations.


(C) Represents the net increase in depreciation of real estate owned as a result of recording the South West real estate assets at fair value versus historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have an estimated weighted average useful life of approximately 26.2 years. Buildings have been depreciated over 35 years and other assets over 5, 10 or 20 years depending on the useful life of the related asset.



    Calculation of the fair value of depreciable real estate assets at September 30, 1996:



Purchase price (See Pro Forma Combined Balance Sheet Note (B))......................   $564,529
  Less:
  Purchase price allocated to cash and other assets.................................     18,788
  Purchase price allocated to land..................................................     70,822
  Purchase price allocated to construction in progress**............................     73,598
                                                                                       --------
  Pro forma basis of South West's depreciable real estate held for investment at
     fair value.....................................................................   $401,321
                                                                                       --------
                                                                                       --------


    -------------------


    ** At September 30, 1996, South West had two apartment communities containing 698 apartment homes and three additions to existing properties which will total 392 apartment homes under construction. The historical cost of construction in progress is assumed to be at fair value.



    Calculation of depreciation of real estate owned for the year ended December 31, 1995 and the nine months ended September 30, 1996 are as follows:



                                                                              YEAR              NINE MONTHS
                                                                              ENDED                ENDED
                                                                        DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                                        -----------------    ------------------
    Depreciation expense based upon an estimated weighted average
       useful life of approximately 26.2 years.......................       $  13,927             $ 11,414
    Less historical South West depreciation of real estate owned.....         (12,304)              (9,952)
                                                                        -----------------    ------------------
    Pro forma adjustment.............................................       $   1,623             $  1,462
                                                                        -----------------    ------------------
                                                                        -----------------    ------------------



    (D) Reflects the net estimated reduction of property management costs of $493 and $346 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, based upon the identified historical costs for those items which are anticipated to be eliminated or reduced as a result of the Merger, as follows:



                                                                  YEAR              NINE MONTHS
                                                                  ENDED                ENDED
                                                            DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                            -----------------    ------------------
    Net reduction in salary, benefits and occupancy
       costs.............................................         $ 285                 $230
    Net reduction in travel, entertainment and other.....            57                   51
    Net reduction in other expenses......................           151                   65
                                                                 ------               ------
    Pro forma adjustment.................................         $ 493                 $346
                                                                 ------               ------
                                                                 ------               ------

    (E) Represents the net adjustment to interest expense, as follows:


                                                                  YEAR              NINE MONTHS
                                                                  ENDED                ENDED
                                                            DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                            -----------------    ------------------
    To adjust amortization of South West's deferred
       financing costs which would be eliminated in
       connection with the Merger........................        $  (965)              $ (921)
    To adjust the amortization of the premium required to
       record South West's mortgages and other notes
       payable at fair value.............................           (440)                (428)
    To reflect the additional borrowings of $13,115 of
       variable-rate bank line borrowings used to fund
       the Merger and Registration costs (See Note (F) of
       the Pro Forma Combined Balance Sheet) at current
       market interest rates available to United Dominion
       of 6.03%..........................................            791                  593
                                                                 -------              -------
    Pro forma adjustment.................................        $  (614)              $ (756)
                                                                 -------              -------
                                                                 -------              -------



    (F) Represents the net reduction to general and administrative expenses of $1,039 and $722 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, based upon the identified historical costs of certain items which are anticipated to be eliminated or reduced as a result of the Merger, as follows:



                                                                        YEAR              NINE MONTHS
                                                                        ENDED                ENDED
                                                                  DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                                  -----------------    ------------------
    Net reduction in salary, benefits and occupancy costs......        $   704                $471
    Net reduction in duplication of public company expenses....            181                 123
    Net reduction in other expenses............................            154                 128
                                                                       -------              ------
                                                                       $ 1,039                $722
                                                                       -------              ------
                                                                       -------              ------



    (G) The pro forma weighted average shares outstanding for the year ended December 31, 1995 and the nine months ended September 30, 1996 are computed as follows:



                                                                        YEAR              NINE MONTHS
                                                                        ENDED                ENDED
                                                                  DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                                  -----------------    ------------------
    South West's historical weighted average common shares
       outstanding.............................................         18,627               20,659
    Less: dilutive effect of South West stock options..........            (92)                (220)
    Plus: effect of South West vested stock options converted
       upon Merger.............................................            211                  211
                                                                       -------              -------
    South West historical adjusted weighted average common
       shares outstanding......................................         18,746               20,650
                                                                       -------              -------
                                                                       -------              -------
    United Dominion pro forma weighted average common shares
       outstanding.............................................         54,156               58,330
    Issuance of United Dominion common stock at an exchange
       ratio of 1.0833 for all of the South West common stock
       in connection with the Merger **........................         20,308               22,370
                                                                       -------              -------
    Pro forma shares...........................................         74,464               80,700
                                                                       -------              -------
                                                                       -------              -------


    -------------------

    ** Weighted average historical adjusted South West common shares outstanding multiplied by the exchange ratio.

                         UNITED DOMINION REALTY TRUST, INC.
                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 SEPTEMBER 30, 1996


    BASIS OF PRESENTATION


         The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed Merger of United Dominion and South West as if the Merger had occurred on September 30, 1996. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.



         The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of United Dominion and South West would have been at September 30, 1996, nor does it purport to represent the future combined financial position of United Dominion and South West. This Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of United Dominion and South West incorporated by reference into this Joint Proxy Statement/Prospectus.

                         UNITED DOMINION REALTY TRUST, INC.
                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 SEPTEMBER 30, 1996
                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                                 PRO FORMA
                                                                     UNITED DOMINION        SOUTH WEST            MERGER
                                                                       HISTORICAL         HISTORICAL (A)      ADJUSTMENTS (B)
                                                                    -----------------    -----------------    ---------------
    ASSETS
    Real estate owned:
       Real estate held for investment...........................      $ 1,448,622           $ 397,682           $  74,461(C)
         Less accumulated depreciation...........................         (159,429)            (79,632)             79,632(C)
                                                                    -----------------    -----------------    ---------------
                                                                         1,289,193             318,050             154,093
       Construction in progress..................................               --              73,598                  --
                                                                    -----------------    -----------------    ---------------
       Real estate held for disposition..........................           42,889                  --                  --
    Cash and cash equivalents....................................            7,803               9,333                  --
    Other assets.................................................           35,826              15,428              (5,973)(D)
                                                                    -----------------    -----------------    ---------------
                                                                       $ 1,375,711           $ 416,409           $ 148,120
                                                                    -----------------    -----------------    ---------------
                                                                    -----------------    -----------------    ---------------

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Notes payable -- secured.....................................      $   307,505           $ 218,124           $   2,016(E)
    7.25% Notes due April 1, 1999................................           75,000                  --                  --
    8.50% Debentures due September 15, 2024......................          150,000                  --                  --
    7.95% Medium Term Notes due July 1, 2006.....................          125,000                  --                  --
    Notes payable -- unsecured...................................          138,389                  --              13,115(F)
    Distributions payable to shareholders........................           14,099               5,375                  --
    Accounts payable, accrued expenses and other.................           34,992              11,210                  --
                                                                    -----------------    -----------------    ---------------
                                                                           844,985             234,709              15,131

    Minority interest of unitholders in operating partnership....            2,030                  --                  --

    Shareholders' equity:
       Preferred stock, no par value; 25,000,000 shares
         authorized: 9 1/4% Series A Cumulative Redeemable
         Preferred Stock (liquidation preference of $25 per
         share), 4,200,000 shares issued and outstanding.........          105,000                  --                  --
       Common stock..............................................           58,744                 205              22,097(G)
       Additional paid-in-capital................................          510,314             236,240              56,147(G)
       Notes receivable from officer shareholders................           (5,903)             (3,095)              3,095(G)
       Distributions in excess of earnings.......................         (141,336)            (51,650)             51,650(G)
       Unrealized gain on securities available-for-sale..........            1,877                  --                  --
                                                                    -----------------    -----------------    ---------------
    Total shareholders' equity...................................          528,696             181,700             132,989
                                                                    -----------------    -----------------    ---------------
                                                                       $ 1,375,711           $ 416,409           $ 148,120
                                                                    -----------------    -----------------    ---------------
                                                                    -----------------    -----------------    ---------------

                                                                     UNITED
                                                                    DOMINION
                                                                   PRO FORMA
                                                                    COMBINED
                                                                   ----------
    ASSETS
    Real estate owned:
       Real estate held for investment...........................   1,920,765
         Less accumulated depreciation...........................    (159,429)
                                                                   ----------
                                                                    1,761,336
       Construction in progress..................................      73,598
                                                                   ----------
       Real estate held for disposition..........................      42,889
    Cash and cash equivalents....................................      17,136
    Other assets.................................................      45,281
                                                                   ----------
                                                                   $1,940,240
                                                                   ----------
                                                                   ----------
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Notes payable -- secured.....................................  $  527,645
    7.25% Notes due April 1, 1999................................      75,000
    8.50% Debentures due September 15, 2024......................     150,000
    7.95% Medium Term Notes due July 1, 2006.....................     125,000
    Notes payable -- unsecured...................................     151,504
    Distributions payable to shareholders........................      19,474
    Accounts payable, accrued expenses and other.................      46,202
                                                                   ----------
                                                                    1,094,825
    Minority interest of unitholders in operating partnership....       2,030
    Shareholders' equity:
       Preferred stock, no par value; 25,000,000 shares
         authorized: 9 1/4% Series A Cumulative Redeemable
         Preferred Stock (liquidation preference of $25 per
         share), 4,200,000 shares issued and outstanding.........     105,000
       Common stock..............................................      81,046
       Additional paid-in-capital................................     802,701
       Notes receivable from officer shareholders................      (5,903)
       Distributions in excess of earnings.......................    (141,336)
       Unrealized gain on securities available-for-sale..........       1,877
                                                                   ----------
    Total shareholders' equity...................................     843,385
                                                                   ----------
                                                                   $1,940,240
                                                                   ----------
                                                                   ----------


                                    notes.50

                         UNITED DOMINION REALTY TRUST, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 SEPTEMBER 30, 1996

                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


         (A) Certain reclassifications have been made to South West's historical balance sheet to conform to United Dominion's balance sheet presentation.



         (B) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon the assumed purchase price of $564,529, assuming a market value of $14.125 per share of United Dominion common stock, as follows:



    Issuance of 22,302 shares of United Dominion common stock based on the 1.0833 exchange
      ratio in exchange for 20,587 shares of South West common stock......................   $315,016
    Assumption of South West liabilities..................................................    234,709
    Adjustment to record South West mortgages, other notes payable and interest rate swap
      agreement at fair value.............................................................      2,016
    Merger costs (See calculation below)..................................................     12,788
                                                                                             --------
                                                                                             $564,529
                                                                                             --------
                                                                                             --------


         The following is a calculation of the estimated fees and other expenses related to the Merger:


Advisory fees..............................................................................   $ 1,200
Legal and accounting fees..................................................................       985
Termination, severance and relocations costs...............................................     1,887
Loan transfer fees.........................................................................       222
Payments of options and notes**............................................................     7,684
Due diligence..............................................................................       230
Other......................................................................................       580
                                                                                              -------
                                                                                              $12,788
                                                                                              -------
                                                                                              -------



     ** Represents payments for purchase of unvested options and forgiveness of notes to South West employees and directors (see "The
        Merger -- Interests' of Certain Persons in the Merger")



     (C) Increase of $74,461 in the book value of South West's real estate assets based upon United Dominion's purchase price and the adjustment to eliminate South West's historical accumulated depreciation of $79,632, as follows:



Purchase price (See Note (B)).................................................              $ 564,529
Less basis of South West's assets assumed:
  Real estate held for investment.............................................   397,682
  Construction in progress....................................................    73,598
  Cash and cash equivalents...................................................     9,333
  Other assets (See Note (D)).................................................     9,455
                                                                                 -------
                                                                                              490,068
                                                                                            ---------

Pro forma adjustment..........................................................              $  74,461
                                                                                            ---------
                                                                                            ---------
South West historical accumulated depreciation................................              $  79,632
Less basis assigned to accumulated depreciation...............................                     --
                                                                                            ---------
Pro forma adjustment..........................................................              $  79,632
                                                                                            ---------
                                                                                            ---------
Total pro forma adjustment to real estate held for investment.................              $ 154,093
                                                                                            ---------
                                                                                            ---------



     (D) To adjust the historical basis of South West's other assets to eliminate deferred financing and similar costs in the aggregate amount of $5,973, which would be eliminated in connection with the Merger.



     (E) To record the $2,016 premium required to adjust South West fixed-rate mortgages, other notes payable and interest rate swap agreement to estimated fair value using market quotations from investment banks.



     (F) Additional borrowings of $13,115 of variable-rate bank debt incurred by United Dominion to fund Merger costs of $12,788 (See Note (B) and registration costs of $327. (See Note (G)).



     (G) To adjust South West's shareholders' equity to reflect the issuance of 22,302 (at an exchange ratio of 1.0833) shares of United Dominion common stock at an assumed price of $14.125 per share, in exchange for all of the 20,587 outstanding shares of South West's common stock and to record the estimated Registration costs in connection with the Merger of $327, as follows:



                                                                                NOTES
                                                                              RECEIVABLE
                                                                                 FROM        DISTRIBUTIONS
                                                     COMMON      PAID-IN       OFFICER         IN EXCESS
                                                      STOCK      CAPITAL     SHAREHOLDERS     OF EARNINGS
                                                     -------    ---------    ------------    -------------
Issuance of United Dominion common stock..........   $22,302    $ 292,714       $   --          $    --
Registration costs incurred in connection with the
  Merger..........................................        --         (327)          --               --
South West's historical shareholders' equity......      (205)    (236,240)       3,095           51,650
                                                     -------    ---------    ------------    -------------
  Pro forma adjustments...........................   $22,097    $  56,147       $3,095          $51,650
                                                     -------    ---------    ------------    -------------
                                                     -------    ---------    ------------    -------------

                          BUSINESS OF UNITED DOMINION

     United Dominion is a self-administered equity REIT, formed in 1972, whose business is devoted to one industry segment, the ownership and operation of apartment communities located in the Southeastern United States. United Dominion is headquartered in Richmond, Virginia with regional offices in Richmond, Atlanta, Georgia and Orlando, Florida, and area offices in the previously mentioned cities plus Columbia, Maryland, Raleigh, North Carolina, Charlotte, North Carolina, Tampa, Florida and Nashville, Tennessee. United Dominion employed approximately 1,400 associates as of September 30, 1996. United Dominion is a fully-integrated real estate company with acquisition, development and asset and property management capabilities. United Dominion acquires, upgrades, develops and operates its properties with the goals of growing its FFO and quarterly distributions to shareholders, while building equity primarily through real estate appreciation.

     United Dominion is operated so as to qualify as a REIT under the applicable provisions of the Code. To qualify as a REIT, United Dominion must meet certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 95% of its annual taxable income be distributed to its shareholders. Because United Dominion qualifies as a REIT, it generally is not subject to federal corporate income tax on its taxable income that is distributed to its shareholders.


     United Dominion's apartment communities consist primarily of upper-middle to moderate income properties which make up the broadest segment of the apartment market. Management believes that well located apartments offer United Dominion a good combination of current income and longer term growth. At September 30, 1996, United Dominion owned 166 apartment communities having a total of 41,204 apartment homes. For the nine months ended September 30, 1996, apartments provided approximately 98% of United Dominion's total rental income. During the first nine months of 1996, United Dominion acquired 28 apartment communities, having a total of 7,096 apartment homes at a total cost of approximately $294 million. In addition, United Dominion completed 60 apartment homes as the second phase of Clear Run Apartments in Wilmington, North Carolina during the third quarter of 1996.


     A significant aspect of United Dominion's investment strategy has been to concentrate its investments within the Southeast. United Dominion currently owns properties in the seven coastal states from Delaware to Florida plus Tennessee and Alabama. United Dominion is a significant apartment owner in 17 Southeast markets with each market averaging approximately 2,000 apartment homes. At September 30, 1996, United Dominion did not own more than 10% of its apartment homes in any one market. United Dominion's strategy is to establish a major presence in each of these 17 markets in order to:

     (Bullet)  Be a local market leader.

     (Bullet) Improve operating efficiencies in the purchase of good and services.

     (Bullet)  Reduce the cost of property management.

     (Bullet) Generate new sources of revenue from services marketed to residents.

     (Bullet)  Reduce costs and add revenues from utility deregulation.

     (Bullet) Build stronger local organizations which are conducive to growing and retaining associates.

     United Dominion will continue to grow principally through acquisitions, however, given its size, as well as its strategic objective to be a major owner in its larger markets, management believes it is important that United Dominion have some development capability. United Dominion has created a prototype two or three story apartment building that can be adapted to and developed at multiple locations. In addition to the second phase of Clear Run, in 1996, United Dominion has begun building this prototype as a second phase at Brantley Pines Apartments in Ft. Myers, Florida (96 units), Steeplechase Apartments in Greensboro, North Carolina (176 units) and Manor at England Run Apartments in Fredericksburg, Virginia (168 units). United Dominion has also begun the ground up development of a 360 unit apartment community in a suburb of Nashville, Tennessee.

     United Dominion from time to time sells or exchanges apartment communities that no longer meet its long-term investment objectives. During the first nine months of 1996, United Dominion sold two smaller apartment communities in two separate transactions. Currently, United Dominion is offering seven apartment properties for sale, of which at least two are expected to be sold prior to year end.


     Management expects United Dominion's apartment business to continue to be stable during the next two to three years. Apartment markets in United Dominion's region in 1994 and 1995 generally benefitted from the combination of job growth which led to strong growth in the number of renter households and only modest apartment construction. Beginning in mid-year 1994 and lasting through mid-year 1995, economic occupancy of United Dominion's mature apartments communities (the 116 communities containing 28,906 apartment homes acquired prior to January 1, 1995) steadily increased to levels approximating 95%. However, mature apartment economic occupancy trended downward beginning in August 1995 and continued to decline, albeit slowly, through December 1995 and, since then, has remained steady in the 93% to 94% range. Mature apartment economic occupancy at United Dominion's apartment properties averaged 93.1% for the first nine months of 1996 and was 93.0% for the month of September 1996. Management believes that apartment markets within the Southeast, in general, will remain relatively balanced over the next few years if construction activity remains at reasonable levels. Because United Dominion's apartment economic occupancy has stabilized between 93% and 94% during 1996, it is anticipated that United Dominion will benefit more from higher rent growth in 1996 and 1997 than from occupancy gains.


     In addition to 166 apartment communities, as of September 30, 1996, United Dominion also owned three shopping centers, two industrial properties, two small office properties and some undeveloped commercial land. United Dominion hopes to dispose of these commercial properties over time as suitable opportunities arise. One industrial property was sold in October 1996 and part of the undeveloped land is expected to be sold during the fourth quarter of 1996. United Dominion recognized cash proceeds from sales of real estate owned of $24.7 million for the nine months ended September 30, 1996. These sales included both apartments and commercial properties. Property sales should continue to be a funding source for acquisitions and development in the future.


     As United Dominion's capital base has broadened over the past several years, primarily through the sale of United Dominion Common Stock in seven of the last nine years, its financial strength and credit standing have improved. United Dominion's senior debt is currently rated BBB+ by Standard & Poor's and Baal by Moody's. As a result of its investment grade debt ratings, United Dominion has used and expects to continue to use unsecured debt as its primary debt funding source. United Dominion also uses secured debt financing but to a much lesser extent and only when such financing takes the form of tax-exempt housing bonds or when, in connection with an acquisition, existing mortgage financing is in place that (i) is closed to prepayment, (ii) cannot be repaid at a reasonable cost or (iii) carries an attractive interest rate.



     At September 30, 1996, United Dominion's outstanding indebtedness totaled $795.9 million with a weighted average interest rate of 7.54%. At September 30, 1996, total senior debt equaled approximately 46% of United Dominion's total market capitalization. Financing activities during the first nine months ended September 30, 1996 included: (i) short-term bank borrowings aggregating $30.8 million, (ii) net proceeds from the issuance of United Dominion Common Stock in the amount of $31.9 million, which includes $8 million received under United Dominion's dividend reinvestment and stock purchase plan, (iii) the assumption of secured notes payable aggregating $129.9 million, (iv) net proceeds from the issuance of unsecured notes payable aggregating $153.0 million and (v) the issuance of a tax-exempt bond in the amount of $5.9 million.

     APARTMENTS OWNED BY GEOGRAPHIC MARKET


          The table below sets forth a summary by major geographic market of United Dominion's portfolio of apartment communities owned at September 30, 1996. The table includes seven apartment communities classified at September 30, 1996 as real estate held for disposition. The 20 apartment communities acquired during the third quarter of 1996, are excluded from the Economic Occupancy and Average Monthly Rental Rate calculations.


                          NUMBER OF    NUMBER OF   PERCENTAGE OF                                                   ECONOMIC
   MAJOR GEOGRAPHIC       APARTMENT    APARTMENT     APARTMENT      REAL ESTATE                       COST        OCCUPANCY
         MARKETS         COMMUNITIES     HOMES         HOMES          AT COST       ENCUMBRANCES    PER UNIT   NINE MONTHS 1996
-----------------------  -----------   ---------   -------------   --------------   -------------   --------   ----------------
Richmond, Virginia.....       13          3,697           9%       $  105,917,045   $ 10,135,949    $28,649          94.7%
Columbia, South
  Carolina.............       12          3,534           9%          111,822,582     29,493,969     31,642          92.1%
Charlotte, North
  Carolina.............       14          2,728           7%           96,154,019     21,463,677     35,247          95.0%
Raleigh, North
  Carolina.............        9          2,628           6%           97,615,237     11,800,000     37,144          98.4%
Orlando, Florida.......        9          2,653           6%           94,109,924     27,815,000     35,473          91.4%
Atlanta, Georgia.......        9          2,450           6%           89,812,690     15,713,695     36,658          94.5%
Tampa, Florida.........        8          2,351           6%           77,508,411             --     32,968          92.7%
Eastern North
  Carolina.............        9          2,150           5%           71,961,542     10,829,673     33,470          96.0%
Greensboro/Winston
  Salem, North
  Carolina.............        9          2,122           5%           83,196,822     30,661,666     39,207          92.8%
Greenville/Spartanburg,
  South Carolina.......        9          1,840           4%           59,364,912     20,416,000     32,264          91.9%
Baltimore, Maryland....        8          1,746           4%           75,742,015     30,590,000     43,380          90.4%
Hampton Roads,
  Virginia.............        7          1,628           5%           49,625,653      6,450,458     30,483          90.9%
Nashville, Tennessee...        6          1,520           4%           54,150,496      5,190,702     35,625          94.0%
Washington, DC.........        6          1,483           4%           63,581,787     11,365,000     42,874          88.4%
Jacksonville,
  Florida..............        3          1,157           3%           46,827,513     22,496,497     40,473          93.3%
Ft. Lauderdale,
  Florida..............        4            960           2%           58,784,622             --     61,234          90.6%
Memphis, Tennessee.....        4            935           2%           32,005,421      5,805,000     34,230          93.6%
Eastern Shore
  Maryland/Delaware....        6          1,152           3%           48,531,338             --     42,128          97.2%
Other Florida..........        5          1,172           3%           42,190,193      4,931,967     35,998          89.7%
Other North Carolina...        4          1,052           2%           45,794,100     27,556,075     43,531            ***
Other Virginia.........        6            988           2%           33,966,337      2,920,000     34,379          96.7%
Other Georgia..........        2            468           1%           20,523,676      6,355,599     43,854          95.4%
Other South Carolina...        2            408           1%           12,363,729      2,200,000     30,303          82.1%
Alabama................        2            382           1%           13,139,704             --     34,397          87.8%
                             ---       ---------       -----       --------------   -------------   --------        ------
      Total............      166         41,204         100%       $1,484,689,768   $304,190,927    $36,033          93.3%
                             ---       ---------       -----       --------------   -------------   --------        ------
                             ---       ---------       -----       --------------   -------------   --------        ------

                                                                     AVERAGE MONTHLY
                          AVERAGE MONTHLY RENTAL        AVERAGE       RENTAL RATES
   MAJOR GEOGRAPHIC      RATES FOR THE NINE MONTHS     UNIT SIZE           PER
         MARKETS            SEPTEMBER 30, 1996*      (SQUARE FEET)    SQUARE FT. **
-----------------------  -------------------------   -------------   ---------------
Richmond, Virginia.....            $ 517                   942            $0.55
Columbia, South
  Carolina.............              481                   893             0.54
Charlotte, North
  Carolina.............              537                   937             0.57
Raleigh, North
  Carolina.............              573                   941             0.61
Orlando, Florida.......              545                   907             0.60
Atlanta, Georgia.......              549                   965             0.57
Tampa, Florida.........              543                   998             0.54
Eastern North
  Carolina.............              511                   913             0.56
Greensboro/Winston
  Salem, North
  Carolina.............              528                   929             0.57
Greenville/Spartanburg,
  South Carolina.......              486                   860             0.57
Baltimore, Maryland....              634                   847             0.75
Hampton Roads,
  Virginia.............              525                   973             0.54
Nashville, Tennessee...              560                   982             0.57
Washington, DC.........              650                   831             0.78
Jacksonville,
  Florida..............              579                   871             0.66
Ft. Lauderdale,
  Florida..............              774                 1,087             0.71
Memphis, Tennessee.....              487                   784             0.62
Eastern Shore
  Maryland/Delaware....              595                   891             0.67
Other Florida..........              535                   831             0.64
Other North Carolina...              ***                   887              ***
Other Virginia.........              526                   848             0.62
Other Georgia..........              621                 1,148             0.54
Other South Carolina...              396                   869             0.46
Alabama................              491                 1,056             0.46
                                   -----                 -----            -----
      Total............            $ 549                   926            $0.59
                                   -----                 -----            -----
                                   -----                 -----            -----


     * Represents potential rent collections (gross potential rents less market adjustments), which approximates net effective rents.

     ** Based upon Average Monthly Rental Rates for the nine months ended September 30, 1996.


     *** The four properties included in "Other North Carolina" were acquired on August 15, 1996.

                             BUSINESS OF SOUTH WEST


         South West is a self-administered, fully-integrated, equity REIT that has acquired, developed and managed apartment communities since 1973. As of September 30, 1996, South West's portfolio included 42 properties containing 13,905 apartment units. South West also has two properties under development with about 48% of their 698 units completed and three additions to existing properties which are about 15% completed and which will add 372 units. South West operates in the Southwest and Southeast regions of the United States and is headquartered in Dallas, Texas.


         South West has approximately 437 officers and full-time employees involved in the administration of South West and operation of its properties. The executive officers of South West are responsible for the day-to-day operations and engage in the management of real estate exclusively through South West. The South West Board (a majority of whose members are independent) are responsible for overall direction of South West. South West's policies with respect to investment, financing and dividends are determined by its Board of Directors.

         South West is the successor-in-interest to Southwest Realty, Ltd., a publicly-traded limited partnership ("SRL"), which began operations in January 1983 as a result of a consolidation of affiliated partnerships which were controlled by John S. Schneider, Robert F. Sherman and Lewis H. Sandler, each of whom is an executive officer of South West. In October 1992, SRL reorganized into South West in order to elect REIT status (the "Reorganization"). The term "South West" as used herein includes SRL with respect to all matters prior to the Reorganization.

         South West's principal investment objectives are to protect its investors' capital, to increase both FFO per share and quarterly dividends to its stockholders and to maximize the long-term value of its portfolio. As a result of South West's experience and capacity in all aspects of the apartment industry, South West has been able to grow through acquisition, development and the intensive management of its portfolio.



         South West's acquisition and development programs focus on well-located communities in high job-growth markets which appeal to middle and upper-middle income apartment residents, and which can be acquired or developed at attractive prices. Management believes that in 1996 the supply of new apartments in its aggregated markets will somewhat exceed demand, which will result in a modest decline in occupancy and a slower pace of rental rate increases. South West also believes that prices of existing properties and the current cost to develop new properties are generally too high to justify substantial new investment, based on its current cost of capital. In 1996, therefore, South West has been focusing on adding value through revenue-generating capital improvements to its existing portfolio and building additions to a select few of its communities where the total potential return meets South West's investment objectives.


         South West has been geographically diversifying its portfolio but has no policy limiting the percentage of assets that may be invested in any particular property. South West may participate with other entities in property ownership through joint ventures or other types of ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interests of South West. The executive officers of South West, including John S. Schneider, Robert F. Sherman, Lewis H. Sandler, Daniel M. Jones, III, and David L. Johnston (the "Executive Officers"), have no individual economic interest in the properties in which South West has an interest. South West will not engage in transactions in which its Executive Officers have an economic interest.

         Subject to REIT qualification requirements, South West may also invest in securities of other REITs or other entities engaged in real estate activities or securities of other insurers. If the Merger is not consummated, South West may, in the future, acquire all or substantially all of the securities or assets of other REITs or other real estate entities where such investments would be consistent with South West's investment policies. South West does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and South West will divest any such securities before registration would be required. Further, if the Merger is not consummated, South West does not intend to invest in any securities which would violate the asset holding requirements for REITs.

         Management's primary operating objective is to provide residents of its apartment communities with a consistent, high-quality living environment. Management services for the properties are provided by South West's management staff, which includes approximately 372 on-site leasing, management and maintenance personnel, many of whom have extensive experience in apartment management.

         South West believes that it has developed the people, procedures, operating systems and financial controls to maximize rental income, minimize resident turnover and control operating expenses. A key aspect of management's strategy has been to focus on maximizing rental revenue as opposed to concentrating exclusively on occupancy. This is accomplished primarily through monthly reviews of competitive conditions in each market and by aggressively increasing rent levels on each unit type and amenity.


         Management believes that a geographically diversified portfolio is an important factor in achieving consistent internal growth in the apartment industry. When South West's current development portfolio is completed, approximately 23% of its apartment units will be located in Dallas, Texas, and 25% in suburban Dallas communities; 13% in San Antonio, Texas; 7% in Houston, Texas; 5% in Phoenix, Arizona; 3% each in Austin and Fort Worth, Texas, Little Rock, Arkansas, Las Vegas, Nevada and Raleigh/Durham and Charlotte, North Carolina; 2% each in Amarillo, Corpus Christi and El Paso, Texas and Oklahoma City, Oklahoma; and 1% in Albuquerque, New Mexico.



         The creation of new jobs, which management believes is one of the most important factors affecting demand for apartments, continues to be greater in South West's markets than in the United States as a whole. Non-agricultural employment in South West's markets increased by a monthly average of 296,000 jobs in the first nine months of 1996, a gain of 3% over the average monthly growth for the same markets in 1995. During the same period, average monthly non-agricultural employment in the United States grew by 2,093,000 jobs, a 1.8% increase from the monthly average for 1995.

         A primary objective of South West is to raise its dividend annually. Beginning with the first quarter of 1996, South West increased its quarterly dividend to $0.26 per share, bringing the total dividend increase since 1992 to 49%. In the first nine months of 1996, South West paid out 72% of its FFO as dividends. This low payout ratio allows South West to invest internally generated funds in revenue-enhancing capital improvements to its existing communities and in its development properties.


         South West's policies with respect to the activities described below have been determined by the South West Board and may be amended or revised from time to time at the discretion of the South West Board without a vote of the stockholders of South West. If the Merger is not consummated, such policies shall continue to be the policies of South West until revised in the manner described in the preceding sentence.

         FINANCING POLICIES. To the extent that the South West Board determines to obtain additional capital, South West may raise such capital through additional equity offerings, debt financing or retention of cash flow (subject to REIT distribution requirements), or a combination of these methods.


         POLICIES WITH RESPECT TO PROPERTY ADDITIONS AND RESERVES. Only those expenditures that generally do not recur annually and/or that will increase the rental income potential of its properties are capitalized. Expenditures for replacement of items such as carpet, air conditioning compressors, appliances, blinds and landscaping (which aggregate approximately $212 per apartment unit annually) are generally expensed. In addition, South West has cash reserves to provide for predictable expenditures for additions to property. The estimate of the requirements for these reserves is based on the replacement cost and useful lives of exterior paint, boilers, roofs, asphalt and miscellaneous items. At September 30, 1996, South West had cash reserves aggregating $5.1 million for additions to property, or an average of $405 per apartment unit.


         LENDING POLICIES. South West may acquire mortgage loans on apartment properties. Once acquired, South West may modify, increase or extend such loans as the South West Board shall deem appropriate.



         POLICIES WITH RESPECT TO OTHER ACTIVITIES. South West does not presently intend to make investments other than as previously described, although it may do so. South West has authority to offer shares of its capital stock and preferred or debt securities for cash or in exchange for securities or properties and to repurchase or otherwise reacquire its common stock or any other securities, and may engage in such activities in the future. It may also offer warrants, options and rights on such terms as the South West Board shall determine to be in the best interests of South West. South West does not intend to underwrite the securities of any other issuers.


         South West has operated so as to qualify as a REIT for federal income tax purposes and its policy is to continue to operate in such a manner unless, because of a change in circumstances or changes in applicable federal income tax laws, the Board of Directors determines that it is no longer in the best interests of South West to qualify as a REIT.

         The following table sets forth certain information relating to the properties in South West's portfolio as of September 30, 1996. No single property has a book value equalling or exceeding 10% of South West's consolidated total assets or produced gross revenue in 1995 amounting to 10% or more of South West's consolidated gross revenues.

SOUTH WEST PORTFOLIO SUMMARY

                                                                   AVERAGE                        UNIT MIX
                                           NUMBER                   SQUARE              -----------------------------    AVERAGE
                                             OF        SQUARE      FEET PER    YEAR       ONE        TWO       THREE     RENT PER
  PROPERTY            LOCATION             UNITS        FEET         UNIT      BUILT    BEDROOM    BEDROOM    BEDROOM    UNIT (A)
------------   -----------------------     ------    ----------    --------    -----    -------    -------    -------    --------
EXISTING
  PROPERTIES
Citiscape      Dallas, Texas                 231        204,946        887      1973(d)   133         78         20        $l583
Foxfire (c)    Dallas, Texas                 310        239,098        771      1977      190        120          0         434
High Ridge     Dallas, Texas                 360        259,434        721      1979      312         48          0         422
Preston Oaks   Dallas, Texas                 200        165,160        826      1980      104         96          0         581
Preston
  Trace        Dallas, Texas                 228        182,120        799      1984      130         98          0         591
Rock Creek     Dallas, Texas                 540        376,760        698      1979      476         64          0         464
Timbercreek    Dallas, Texas               1,083        767,047        708      1977      888        195          0         412
Windridge      Dallas, Texas                 444        359,820        810      1980      324        120          0         493
Autumnwood     Arlington, Texas              320        237,322        742      1984      224         96          0         482
Cobblestone    Arlington, Texas              344        289,916        843      1984      168        176          0         560
Pavilion       Arlington, Texas              500        442,616        885      1979(d)   192        216         92         556
Oak Park       Euless, Texas                 528        430,176        815      1980      240        240         48         475
Catalina       Lewisville, Texas             208        164,064        789      1982       88        104         16         515
Wimbledon
  Court        Lewisville, Texas             312        234,208        751      1983      152        160          0         500
Southern
  Oaks         Fort Worth, Texas             248        182,352        735      1982      176         72          0         442
Hunter's
  Ridge        Fort Worth, Texas             248        195,096        787      1981      144        104          0         456
Lakeridge      Irving, Texas                 244        165,628        679      1984      172         72          0         474
Summergate     Irving, Texas                 176        119,424        679      1984      152         24          0         472
Dove Park      Grapevine, Texas              263        250,908        954      1984       48        215          0         550
The Bluffs     San Antonio, Texas            318        212,772        669      1978      282         36          0         413
Westlake
  Villas       San Antonio, Texas            325        222,865        686      1985      157        168          0         465
Ashley Oaks    San Antonio, Texas            216        151,612        702      1985      180         36          0         511
Sunflower      San Antonio, Texas            282        259,412        920      1974      122        112         48         526
Woodscape      Houston, Texas                544        348,768        641      1978      436        108          0         323
Woodtrail      Houston, Texas                304        209,126        688      1978      240         64          0         394
Park Trails    Houston, Texas                210        168,480        802      1983      130         80          0         452
The Creeks     Austin, Texas                 325        267,918        824      1975      180        145          0         437
Pecan Grove    Austin, Texas                 192        115,200        600      1984      168         24          0         498
Foxfire        Amarillo, Texas               328        289,572        883      1978      136        176         16         431
Chandler's
  Mill         Corpus Christi, Texas         248        183,320        739      1984      160         88          0         511
Ryan's Mill    El Paso, Texas                248        182,456        736      1985      168         80          0         419
Turtle Creek   Little Rock, Arkansas         216        172,248        797      1985      168         48          0         543
Shadow Lake    Little Rock, Arkansas         296        248,000        838      1984      152        128         16         526
Greenway
  Park         Phoenix, Arizona              200        163,904        820      1986      108         92          0         486
Vista Point    Phoenix, Arizona              192        138,352        721      1986      136         56          0         477
Sunset
  Pointe       Las Vegas, Nevada             336        295,220        879      1989      160        144         32         567
Bluff Creek    Oklahoma City, Oklahoma       316        238,896        756      1984      216        100          0         415
Alvarado       Albuquerque, New Mexico       210        153,192        729      1984      175         35          0         538
Harbour
  Pointe       Raleigh, North Carolina       198        172,320        870      1984       ll58        140          0         614
                                                                                                                 --
                                           ------    ----------    --------             -------    -------               --------
SUBTOTAL OR WEIGHTED AVERAGE (E)           12,291     9,459,728        770                 64%        34%         2%       $474
                                                                                                                 --
                                           ------    ----------    --------             -------    -------               --------

DEVELOPMENT
 PROPERTIES:
Oak Forest     Lewisville, Texas             436        363,280        833      1995      292        120         24
Promontory
  Pointe       San Antonio, Texas            596        591,436        992      1996      312        284          0
Sierra Palms   Chandler, Arizona             320        329,640      1,030      1996       96        192         32
Copper Mill    Durham, North Carolina        278        264,896        953      1996      144        110         24
Providence     Charlotte, North
  Court        Carolina                      420        453,804      1,080      1997      144        204         72
Oak
  Forest --
  Phase 2      Lewisville, Texas             260        235,832        907      1998       92        144         24
Ashley
  Oaks --
  Phase 2      San Antonio, Texas            246        241,184        980      1996       48        118         80
Oak Park --
  Phase 2      Euless, Texas                  80         68,448        856      1997       44         36
Sunset
  Pointe --
  Phase 2      Las Vegas, Nevada              48         27,060        564      1996       48
                                                                                                                 --
                                           ------    ----------    --------             -------    -------
SUBTOTAL OR WEIGHTED AVERAGE (E)           2,684      2,575,l580        960                 45%        45%        10%
                                                                                                                 --
                                           ------    ----------    --------             -------    -------
GRAND TOTAL
  OR
  WEIGHTED
  AVERAGE                                  14,975    12,035,308        804                 60%        36%         4%
                                                                                                                 --
                                           ------    ----------    --------             -------    -------

                           CURRENT
              ECONOMIC      MARKET
              OCCUPANCY    RENT PER
  PROPERTY       (B)       SQ. FOOT
------------  ---------    --------
EXISTING
  PROPERTIES
Citiscape         92%       $ 0.74
Foxfire (c)       93%         0.68
High Ridge        95%         0.67
Preston Oaks      95%         0.78
Preston
  Trace           94%         0.85
Rock Creek        92%         0.77
Timbercreek       94%         0.67
Windridge         93%         0.69
Autumnwood        93%         0.74
Cobblestone       94%         0.75
Pavilion          93%         0.70
Oak Park          91%         0.69
Catalina          94%         0.72
Wimbledon
  Court           92%         0.77
Southern
  Oaks            96%         0.70
Hunter's
  Ridge           93%         0.66
Lakeridge         92%         0.81
Summergate        94%         0.79
Dove Park         92%         0.69
The Bluffs        89%         0.76
Westlake
  Villas          87%         0.80
Ashley Oaks       91%         0.83
Sunflower         91%         0.65
Woodscape         89%         0.57
Woodtrail         87%         0.65
Park Trails       87%         0.67
The Creeks        80%         0.69
Pecan Grove       94%         0.92
Foxfire           86%         0.59
Chandler's
  Mill            92%         0.79
Ryan's Mill       82%         0.73
Turtle Creek      94%         0.76
Shadow Lake       94%         0.70
Greenway
  Park            87%         0.71
Vista Point       93%         0.76
Sunset
  Pointe          86%         0.79
Bluff Creek       93%         0.64
Alvarado          89%         0.83
Harbour
  Pointe          93%         0.78

                 ---       --------
SUBTOTAL OR       91%       $ 0.72

                 ---       --------
DEVELOPMENT
 PROPERTIES:
Oak Forest                    0.86
Promontory
  Pointe                      0.80
Sierra Palms                  0.83
Copper Mill                   0.85
Providence
  Court                       0.82
Oak
  Forest --
  Phase 2                     0.84
Ashley
  Oaks --
  Phase 2                     0.75
Oak Park --
  Phase 2                     0.77
Sunset
  Pointe --
  Phase 2                     0.99

                           --------
SUBTOTAL OR                 $ 0.82

                           --------
GRAND TOTAL
  OR
  WEIGHTED
  AVERAGE                   $ 0.74

                           --------


     -------------------------

     (a) Represents average collected rental revenue per unit per month (after giving effect to vacancy, concessions, delinquent rent and non-revenue units) for all months owned during the period.
     (b) Represents average collected rental revenue divided by gross potential rent for all months owned during the period.

     (c) During 1995 South West acquired a 100% interest in this property. Prior to 1995 South West owned 5% of Phase I and 66% of Phase II.

     (d) Substantially refurbished in 1993.

     (e) The weighted average rent per unit and economic occupancy percentage have been based on South West's portfolio of wholly-owned apartments and its percentage of apartments owned in joint ventures in the period.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     At the Effective Time of the Merger, South West stockholders automatically would become shareholders of United Dominion and their rights as shareholders would be determined by the United Dominion Articles and the Bylaws of United Dominion. The following is a summary of the material differences in the rights of shareholders of United Dominion and South West.

CAPITALIZATION


     UNITED DOMINION. United Dominion is authorized to issue 100,000,000 shares of United Dominion Common Stock, of which 59,125,482 shares were issued and outstanding as of the United Dominion Record Date. If the United Dominion Articles are amended pursuant to the Agreement, United Dominion will be authorized to issue 150,000,000 shares of United Dominion Common Stock. United Dominion also is authorized to issue 25,000,000 shares of Preferred Stock, no par value (the "United Dominion Preferred Stock"), of which 4,200,000 shares, constituting the Series A Preferred, have been issued.


     Under the United Dominion Articles, the United Dominion Board has the power, without further action by the United Dominion shareholders, to provide for the issuance of United Dominion Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. The rights of the holders of United Dominion Common Stock are subject to the rights and preferences of the holders of the United Dominion Preferred Stock and would be subject to any rights and preferences of any other United Dominion Preferred Stock or series thereof that the United Dominion Board may issue. See " -- Anti-Takeover Provisions."

     Under Virginia law, any outstanding shares of capital stock of United Dominion reacquired by United Dominion would be considered authorized but unissued shares.


     SOUTH WEST. South West's authorized capital stock (the "South West Capital Stock") consists of two classes, represented by 50,000,000 shares of South West Common Stock, of which 20,717,187 shares were issued and outstanding as of the South West Record Date, and 10,000,000 shares of Preferred Stock, $.01 par value (the "South West Preferred Stock"), no shares of which are issued or outstanding. The South West Articles authorize the South West Board, without stockholder approval, to issue the South West Preferred Stock in series and to fix the preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption as the South West Board may determine. If any shares of South West Preferred Stock are issued, the rights of holders of South West Common Stock would be subject to the rights and preferences of such shares. The South West Board has designated 150,881 shares of South West Preferred Stock as a series entitled "Series A Preferred Stock" (the "South West Series A Preferred") which is described under " -- Anti-Takeover Provisions -- SOUTH WEST -- STOCKHOLDER RIGHTS PLAN."


VOTING RIGHTS

     UNITED DOMINION. Each holder of United Dominion Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of United Dominion Common Stock. Holders of United Dominion Common Stock do not have cumulative voting rights.

     Except as may otherwise be provided in the designation of a series of United Dominion Preferred Stock or as otherwise from time to time expressly required by law, holders of United Dominion Preferred Stock do not have any voting rights. The designation of the Series A Preferred provides that whenever dividends on any shares of Series A Preferred shall be in arrears for six or more consecutive quarterly periods, the holders of such shares (voting separately as a class with all other series of United Dominion Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of United Dominion at a special meeting called by the holders of record of at least 10% of the Series A Preferred or the holders of any other series of United Dominion Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire United Dominion Board will be increased by two directors.

     SOUTH WEST. The holders of South West Common Stock have one vote for each share held on any matter presented for consideration by the stockholders. The holders of South West Common Stock are not entitled to cumulative voting in the election of directors.

DIRECTORS

     UNITED DOMINION. The United Dominion Bylaws provide for a Board of Directors having nine members. The United Dominion Board may increase or decrease the number of directors and vacancies, whether arising from an increase in the number of directors or from the failure by shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the United Dominion Board (by the affirmative vote of a majority of the remaining directors if less than a quorum of the directors remains).

     A member of the United Dominion Board may be removed with or without cause by the vote of the holders of a majority of the shares of United Dominion Common Stock voting on his or her removal.

     SOUTH WEST. Members of the South West Board serve staggered three-year terms. The number of persons constituting the South West Board is seven. The South West Articles provide that a majority of the South West Board shall at all times consist of independent directors.

     Under the South West Articles, South West directors may be removed only for cause upon a majority vote of all shares of South West Capital Stock entitled to vote generally on the election of directors, voting as a single class.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Virginia and Maryland law, the United Dominion Articles and the South West Articles may discourage an attempt to acquire control of United Dominion or South West, respectively, that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the United Dominion Board or South West Board, respectively, did not approve. Provisions of the United Dominion Articles and South West Articles intended to preserve qualified REIT status under the Code may have the same effects. See " -- REIT Qualification Provisions."

     UNITED DOMINION

     AUTHORIZED PREFERRED STOCK. The rights of holders of United Dominion Common Stock will be subject to, and may be adversely affected by, the rights of holders of any United Dominion Preferred Stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of United Dominion Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of such United Dominion Preferred Stock, and otherwise. In addition, the issuance of United Dominion Preferred Stock, in some circumstances, may deter or discourage takeover attempts and other changes in control of United Dominion by making it more difficult for a person who has gained a substantial equity interest in United Dominion to obtain control or to exercise control effectively. United Dominion has no current plans or agreements with respect to the issuance of any shares of United Dominion Preferred Stock.

     VIRGINIA LEGISLATION. The VSCA contains provisions governing "affiliated transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. For three years following the time that the Interested Shareholder becomes an owner of 10% of the outstanding voting shares, Virginia corporations cannot engage in an affiliated transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "disinterested directors." At the expiration of the three-year period, the statute requires approval of affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder absent an exception. The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the law.


     The VSCA also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. An acquiring person may require the corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

     SOUTH WEST

     AUTHORIZED PREFERRED STOCK. The South West Board may authorize the issuance of South West Preferred Stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of South West Preferred Stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of South West by, for example, authorizing the issuance of a series of South West Preferred Stock with rights and preferences designed to impede the proposed transaction.


     STOCKHOLDER RIGHTS PLAN. On August 17, 1994, the South West Board adopted a plan under which, upon the occurrence of certain triggering events, including certain mergers or other business combination transactions, rights to purchase shares of South West Series A Preferred will be issued to holders of South West Common Stock of record as of September 2, 1994. Holders of the South West Series A Preferred are entitled to quarterly preferential per share dividends equal to the greater of $10 or the "Adjustment Number" times the dividends on the South West Common Stock for the preceding quarter, to a liquidation preference of $100 per share, plus accrued and unpaid dividends, and to a number of votes per share on all matters submitted to South West stockholders equal to the "Adjustment Number." Such holders also vote with the holders of the South West Common Stock as one class. The "Adjustment Number" is initially 100 and is ratably adjusted upon any increase or decrease in the number of outstanding shares of South West Common Stock resulting from a stock split, stock dividend or reverse stock split.


     The rights will cause substantial dilution to any person or group that attempts to acquire South West without the approval of the South West Board and thus may render more difficult any attempt to acquire South West. The South West Board has waived the provisions of this plan with respect to the Merger.


     MARYLAND LEGISLATION. The MGCL provides that control shares (as defined below) of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the direct or indirect acquisition of control shares, subject to certain exceptions.


     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay certain of the corporation's expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting is held, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's voting stock (an "Interested Stockholder") or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

REIT QUALIFICATION PROVISIONS

     UNITED DOMINION. In order to preserve United Dominion's status as a REIT under the Code, United Dominion can redeem or stop the transfer of its shares. The United Dominion Articles provide that United Dominion is organized to qualify as a REIT. Because the Code provides that no more than 50% in value of the outstanding shares of a REIT may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year, the United Dominion Articles provide that United Dominion shall have the power (i) to redeem that number of concentrated shares sufficient in the opinion of the United Dominion Board to maintain or bring the direct or indirect ownership of shares into conformity with the requirements of the Code and (ii) to stop the transfer of shares to any person whose acquisition thereof would, in the opinion of the United Dominion Board, result in the disqualification of United Dominion as a REIT. The per share redemption price of any shares redeemed by United Dominion pursuant to this provision shall be the last reported sale price for the shares as of the business day preceding the day on which notice of redemption is given. The United Dominion Board can require shareholders to disclose in writing to United Dominion such information with respect to ownership of its shares as it deems necessary to comply with the REIT provisions of the Code.

     SOUTH WEST. In order to preserve South West's status as a REIT under the Code, the South West Articles provide that, subject to certain exceptions, no stockholder may directly or indirectly acquire or hold a beneficial ownership interest (determined in accordance with the attribution rules applicable to ownership of REIT shares under the Code) in more than 4.0% of the outstanding shares of any class or series of South West Capital Stock (the "Percentage Limit"). The South West Board may reduce the Percentage Limit or increase it to an amount not in excess of 9.9% and may waive the Percentage Limit with respect to a particular stockholder if it is provided with acceptable evidence that the REIT status of South West will not be jeopardized thereby.

     Subject to certain exceptions, including exceptions for underwritings of South West Capital Stock and certain cash tender offers for South West Capital Stock, if any person acquires or holds shares of South West Capital Stock in excess of the applicable Percentage Limit (the "Excess Shares"), such Excess Shares will be deemed to have been converted into a distinct class designated "Excess Shares of [the name of the acquiror or holder]" and transferred by operation of law to South West as trustee for the person or persons unaffiliated with the acquiror or holder to whom the Excess Shares are ultimately transferred. Upon transfer to such person or persons, the Excess Shares are reconverted to shares of Capital Stock of the same class or series from which converted to Excess Shares.

     Excess Shares may not be voted and are not considered outstanding for quorum purposes, and are not entitled to distributions or dividends until they cease to be Excess Shares, at which time accumulated distributions and dividends will be paid. In addition, South West may redeem Excess Shares within 90 days of receipt of actual notice of their existence at a redemption price equal to the lower of the price paid by the acquiror or holder for the shares of South West Capital Stock becoming Excess Shares and the market price of such shares on the redemption date. Unless the South West Board otherwise determines or the acquiror or holder of the shares of the class or series of South West Capital Stock becoming Excess Shares sells a number of shares of such class or series equal to the number of such Excess Shares, the redemption price is payable, without interest, only upon liquidation of South West.

     Notwithstanding any other provision of the South West Articles, any acquisition of South West Capital Stock that would result in the disqualification of South West as a REIT under the Code shall be null and void, and the South West Board is authorized to take any action it deems necessary or desirable to preserve South West's qualification as a REIT.

     South West stockholders and their transferees are or may be required to disclose to South West information relating to ownership of South West Capital Stock, and the South West Board may refuse to permit a transfer of South West Capital Stock if in its opinion such transfer would jeopardize the qualification of South West as a REIT.

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PREEMPTIVE RIGHTS

     Neither the shareholders of United Dominion nor the stockholders of South West have preemptive rights. Thus, if additional shares of United Dominion Common Stock or South West Common Stock were issued, the proportions of capital stock ownership of the holders thereof would be reduced, to the extent they did not participate in such additional issuance of shares.

ASSESSMENT

     All outstanding shares of United Dominion Common Stock are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable. All outstanding shares of United Dominion Preferred Stock are fully paid and nonassessable.

     The shares of South West Common Stock presently outstanding are fully paid and nonassessable.

CONVERSION; REDEMPTION; SINKING FUND

     Neither United Dominion Common Stock nor South West Common Stock is convertible, redeemable or entitled to any sinking fund.

LIQUIDATION RIGHTS


     UNITED DOMINION. In the event of the liquidation, dissolution or winding-up of the affairs of United Dominion, holders of outstanding shares of United Dominion Common Stock are entitled to share, in proportion to their respective interests, in United Dominion's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of United Dominion. In the event of any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the holders of shares of the United Dominion Preferred Stock will be entitled to receive out of the assets of United Dominion available for distribution to shareholders, before any distribution is made to holders of United Dominion Common Stock, liquidation preferences in the amounts prescribed by the applicable series designations. The liquidation preference of the Series A Preferred is $25 per share, plus accrued but unpaid dividends to, but excluding, the date of final distribution. The holders of any series of United Dominion Preferred Stock will not be entitled to receive the liquidation preference of such series until the liquidation preference of any other series of United Dominion Preferred Stock ranking senior to the such series with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. No series of United Dominion Preferred Stock is outstanding but the Series A Preferred, and the designation of the Series A Preferred limits the ability of the United Dominion Board to designated a series senior to the Series A Preferred.



     If upon any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the assets of United Dominion shall be insufficient to make such full payments to holders of the United Dominion Preferred Stock, then such assets shall be distributed pro rata among holders of the United Dominion Preferred Stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the United Dominion Preferred Stock will not be entitled to any further participation in any distribution of assets by United Dominion. Neither a consolidation or merger of United Dominion with or into another corporation nor a merger of another corporation with or into United Dominion nor a sale, lease or conveyance of all or any part of United Dominion's property or business shall be considered a liquidation, dissolution or winding up of United Dominion.


     SOUTH WEST. In the event of liquidation, dissolution or winding up of South West, whether voluntary or involuntary, the holders of South West Common Stock would be entitled to share ratably in any of its net assets or funds which are available for distribution to its stockholders after the satisfaction of its liabilities or after adequate provision is made therefor, subject to the rights of the holders of any South West Preferred Stock outstanding at the time.

DIVIDENDS AND OTHER DISTRIBUTIONS

     In order to remain qualified as a REIT under the Code, each of United Dominion and South West must distribute to its shareholders at least 95% of its taxable income (other than net capital gain) annually. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- DISTRIBUTION REQUIREMENTS."

     UNITED DOMINION. Holders of shares of United Dominion Common Stock are entitled to cash dividends when, if and as declared by the United Dominion Board.

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
     Holders of shares of the Series A Preferred are entitled to receive, when and as declared by the United Dominion Board, out of funds legally available therefor, cumulative annual cash dividends of 9.25% per annum (equivalent to $2.3125 per share). Unless full cumulative dividends on the Series A Preferred have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Series A Preferred as to dividends and upon liquidation) may be declared or paid or set aside for payment or other distribution declared or made upon the United Dominion Common Stock, nor may United Dominion redeem, purchase or otherwise acquire for any consideration any United Dominion Common Stock.


     Covenants in its loan agreements with certain lenders effectively prohibit United Dominion from declaring or paying dividends if, after giving effect thereto (i) a default or "Event of Default" under the particular agreement shall have occurred and be continuing, (ii) United Dominion would be prohibited from incurring debt under other covenants in such agreement and (iii):



     (a) in the case of the loan agreement with one insurance company lender, such dividends and other "Restricted Payments" (as defined in such agreement) after July 1, 1991 would exceed the sum of $10,000,000, plus 100% of "Cash Flow" (as so defined) from and after July 1, 1991 to and including the last day of the fiscal quarter immediately preceding payment of such dividends, plus the net cash proceeds received by United Dominion from the sale of capital stock after July 1, 1991;



     (b) in the case of the loan agreement with a group of insurance company lenders, such dividends and other "Restricted Payments" (as defined in such agreement) declared during the same fiscal year as such dividends would exceed the sum of (A) "Cash Flow" (as so defined) from the beginning of such fiscal year to and including the last day of the completed fiscal quarter immediately preceding the date of payment of such dividends, and (B) the net cash proceeds received by United Dominion from the issuance or sale of capital stock after February 24, 1993, plus $20,000,000, minus the total of the amounts, if any, by which "Restricted Payments" declared during each fiscal year subsequent to December 31, 1992 exceed "Cash Flow" for such fiscal year; and



     (c) in the case of the loan agreements with its bank lenders, such dividends and other "Restricted Payments" (as defined in such agreement) after July 1, 1991 would exceed the sum of $10,000,000, plus 100% of "Consolidated Cash Flow" (as so defined) from and after July 1, 1991 to and including the last day of the fiscal quarter immediately preceding payment of such dividends, plus the net cash proceeds received by United Dominion from the sale of capital stock after July 1, 1991.


     Notwithstanding such covenants, United Dominion may pay dividends required to maintain its qualification as a REIT under the Code.

     There can be no assurance as to the payment of dividends on shares of United Dominion Common Stock in the future because such payment will depend upon the earnings and financial condition of United Dominion, as well as other related factors.


     SOUTH WEST. The holders of South West Common Stock are entitled to share ratably in dividends when and as declared by the South West Board out of funds legally available therefor. The South West Articles permit the issuance of South West Preferred Stock having the right to receive dividends before dividends on the South West Common Stock are declared or paid. A covenant in a South West loan agreement prohibits South West from making dividends or distributions except to the extent that "Portfolio Cash Flow" (as defined) exceeds "Portfolio Debt Service" (as defined) and from distributing more than 110% of FFO to its shareholders, except in each case to preserve its status as a qualified REIT.


SHAREHOLDER MEETINGS


     UNITED DOMINION. Under United Dominion's Bylaws, special meetings of United Dominion shareholders may be called by the Chairman of the Board, the President or a majority of the United Dominion Board.


     SOUTH WEST. Under South West's Bylaws, special meetings of the stockholders may be called at any time by the President or the South West Board and shall be called upon the written request of the holders of not less than 25% of all of the outstanding voting stock of South West, provided that such holders comply with the requirements of the MGCL.

INDEMNIFICATION


     UNITED DOMINION. Directors and officers of United Dominion may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the VSCA and the United Dominion Articles. Such indemnification covers all costs and expenses reasonably incurred by a director or officer. The United Dominion Board, by a majority


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
vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the United Dominion Board, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law.

     If the person involved is not a director or officer of United Dominion, the United Dominion Board may cause United Dominion to indemnify to the same extent allowed for directors and officers of United Dominion such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of United Dominion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     SOUTH WEST. The South West Articles authorizes South West, to the maximum extent permitted by Maryland law, to indemnify and to make advances for indemnification to any present or former director or officer of South West and any person who, while a director or officer of South West, is or was serving at the request of South West as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan and who is made a party to the proceeding by reason of his service in that capacity, unless it is established that (a) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     Indemnification may not be made unless authorized for a specific proceeding after a favorable determination by (a) a majority of a quorum of directors not parties to the proceeding or if such a quorum cannot be obtained by a majority of a committee of two or more such directors designated by a majority of the full South West Board, (b) special legal counsel or (c) the South West stockholders.

DIRECTOR LIABILITY

     As permitted by the VSCA and the MGCL, respectively, the United Dominion Articles and the South West Articles eliminate the liability of directors and officers of United Dominion and South West for monetary damages in a shareholder or derivative proceeding.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of material federal income tax considerations that may be relevant to a holder of United Dominion Common Stock or South West Common Stock. The summary does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States and persons who acquired their South West Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation) subject to special treatment under the federal income tax laws. The summary is based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service" or "IRS") and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of statements in the summary as applicable to transactions entered into or contemplated prior to the effective date of such changes.



     EACH SOUTH WEST STOCKHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE MERGER, THE ACQUISITION, OWNERSHIP AND SALE OF THE UNITED DOMINION COMMON STOCK AND OF UNITED DOMINION'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER, SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAX CONSIDERATIONS RELATING TO THE MERGER

     The Merger is intended to be a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization. If the Merger

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

qualifies as a reorganization under Section 368(a) of the Code, a South West stockholder who receives solely United Dominion Common Stock in exchange for his shares of South West Common Stock will not recognize any gain or loss on the exchange. If a stockholder receives United Dominion Common Stock and cash in lieu of a fractional share of United Dominion Common Stock, the stockholder will recognize taxable gain or loss solely with respect to such cash equal to the difference between such cash amount and the tax basis allocated to such stockholder's fractional share interest. Such gain or loss generally will constitute capital gain or loss if the stockholder's South West Common Stock was held as a capital asset. A stockholder will have an aggregate tax basis in his shares of United Dominion Common Stock (including any fractional share interest treated as received) received in the Merger equal to his aggregate tax basis in the shares of South West Common Stock exchanged therefor. A stockholder's holding period for shares of United Dominion Common Stock (including any fractional share interest treated as received) received in the Merger will include his holding period for the shares of South West Common Stock exchanged therefor if such shares are held as a capital asset at the effective date of the Merger. No gain or loss should be recognized by United Dominion, Sub or South West as a result of the Merger.


TAXATION OF UNITED DOMINION AND SOUTH WEST

     Each of United Dominion and South West currently has in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code. Each of United Dominion and South West believes that it has since its inception been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. United Dominion's qualification as a REIT after the Merger will depend in part upon South West's qualification as a REIT immediately prior to the Merger. United Dominion intends to continue to operate in a manner so as to qualify as a REIT following the Effective Date of the Merger, but no assurance can be given that United Dominion will qualify or remain qualified as a REIT.


     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.



     If United Dominion and South West qualify for taxation as REITs, they generally will not be subject to federal corporate income tax on their net income that is distributed currently to their shareholders. That treatment substantially eliminates the "double taxation" (I.E., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, United Dominion and South West will be subject to federal income tax in the following circumstances. First, United Dominion and South West will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, United Dominion and South West may be subject to the "alternative minimum tax" on items of tax preference, if any. Third, if either United Dominion or South West has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if United Dominion or South West has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if United Dominion or South West should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% gross income test. Sixth, if United Dominion or South West should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if United Dominion or South West acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by United Dominion or South West over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that United Dominion or South West will make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.


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
REQUIREMENTS FOR QUALIFICATION


     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.


     The United Dominion Articles and the South West Articles contain restrictions regarding transfer of United Dominion Common Stock and South West Common Stock that are intended to assist United Dominion and South West in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."


     Both United Dominion and South West currently have wholly-owned corporate subsidiaries (the "Corporate Subsidiaries"). Upon consummation of the Merger the South West Corporate Subsidiaries in existence at the Effective Date of the Merger will become Corporate Subsidiaries of United Dominion. United Dominion may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of United Dominion or South West will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of United Dominion or South West, as the case may be. Each of the current Corporate Subsidiaries of United Dominion and South West is a "qualified REIT subsidiary" and will continue to be a "qualified REIT subsidiary" after the Merger. Therefore, no Corporate Subsidiary will be subject to federal corporate income taxation, although it may be subject to state and local taxation.



     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, United Dominion's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of United Dominion for purposes of applying the requirements described herein.


  INCOME TESTS


     In order for each of United Dominion and South West to qualify and to maintain its qualification as a REIT, three requirements relating to gross income must be satisfied annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any


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

combination of the foregoing. Third, not more than 30% of its gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and
(iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to United Dominion and South West is discussed below.



     The rent received by United Dominion or South West from its tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of United Dominion or South West will not qualify as "rents from real property" in satisfying the gross income tests if United Dominion or South West, as the case may be, or a direct or indirect owner of 10% or more of United Dominion or South West, as the case may be, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," United Dominion or South West generally must not operate or manage its properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom United Dominion or South West derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by United Dominion or South West are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."



     Except with respect to United Dominion's commercial properties, neither United Dominion nor South West charges, and United Dominion will not charge after the Merger, Rent for any portion of any property that is based, in whole or in part, on the gross income or profits of any person. United Dominion does not charge Rent for any portion of any commercial property that is based, in whole or in part, on the net income or profits of any person except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above. United Dominion intends to dispose completely of its commercial properties and will restrict its rental activities to apartment properties for which it will not charge Rent for any portion that is based, in whole or in part, on the income or profits of any person. In addition, neither United Dominion nor South West has received and United Dominion does not anticipate receiving after the Merger any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease") of real property by United Dominion or South West does not exceed, and such Rent charged by United Dominion after the Merger will not exceed, 15% of the total Rent received under the Lease. Finally, neither United Dominion nor South West operates or manages its properties or furnishes or renders services (other than services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant") to the tenants of its properties other than through an "independent contractor" who is adequately compensated and from whom United Dominion or South West derives no revenue.


     If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by United Dominion or South West during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income during such year, United Dominion or South West, as applicable, likely would lose its REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by United Dominion or South West under such Lease would qualify as "rents from real property." In that case, if the Rent received by United Dominion or South West under such Lease, plus any other income received by it during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, United Dominion or South West, as applicable, likely would lose its REIT status. Finally, if any portion of the Rent does not qualify as "rents from real property" because United Dominion or South West furnishes noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by it with respect to the such property would qualify as "rents from real property." In that case, if the Rent received by United Dominion or South West with respect to such property, plus any other income received by it during the taxable

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
year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, United Dominion or South West, as applicable, would lose its REIT status.


     From time to time, each of United Dominion and South West has entered into hedging transactions with respect to one or more of its assets or liabilities, and United Dominion may continue to enter into such hedging transactions following consummation of the Merger. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. To the extent that United Dominion or South West has entered or enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that United Dominion or South West hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. United Dominion and South West have structured, and United Dominion intends to structure in the future, any hedging transactions in a manner that will not jeopardize their status as REITS.


     If United Dominion or South West fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect, United Dominion or South West attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances United Dominion or South West would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of United Dominion and South West" even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which United Dominion or South West fails the 75% and 95% gross income tests. No such relief is available for violations of the 30% income test.

  ASSET TESTS


     Each of United Dominion and South West, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where it raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following its receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by United Dominion or South West may not exceed 5% of the value of its total assets and United Dominion or South West may not own more than 10% of any one issuer's outstanding voting securities (except for the interest of United Dominion in the Operating Partnership and the interest of United Dominion or South West in any qualified REIT subsidiary).


     For purposes of the asset tests, United Dominion is deemed to own its proportionate share of the assets of the Operating Partnership, rather than its interest in the Operating Partnership. United Dominion has operated and will continue to operate the Operating Partnership so that it has not acquired or disposed, and in the future will not acquire or dispose, of assets in a way that would cause it to violate either asset test.

     If United Dominion or South West should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, United Dominion or South West still could avoid disqualification by eliminating any discrepancy within 307days after the close of the calendar quarter in which it arose.

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  DISTRIBUTION REQUIREMENTS


     Each of United Dominion and South West, in order to qualify as a REIT, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before United Dominion timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that United Dominion or South West does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if United Dominion or South West should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.


     Under certain circumstances, United Dominion or South West may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although United Dominion or South West may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, each of United Dominion and South West must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares.

FAILURE TO QUALIFY

     If United Dominion or South West fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which United Dominion or South West fails to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, United Dominion or South West also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances United Dominion or South West would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS


     As long as each of United Dominion and South West qualifies as a REIT, distributions made to taxable U.S. Shareholders (as hereinafter defined) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Shareholder" means a holder of United Dominion Common Stock or South West Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held his shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the U.S. Shareholder. In addition, any distribution declared by United Dominion or South West in October, November or December of any year and payable to


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

a U.S. Shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the U.S. Shareholder on December 31 of such year, provided that the distribution is actually paid by the payor during January of the following calendar year.



     U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of United Dominion or South West. Instead, such losses would be carried over by United Dominion or South West for potential offset against its future income (subject to certain limitations). Taxable distributions from United Dominion or South West and gain from the disposition of United Dominion Common Stock or South West Common Stock will not be treated as passive activity income and, therefore, U.S. Shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from United Dominion or South West generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of United Dominion Common Stock or South West Common Stock (or distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. United Dominion will notify shareholders after the close of United Dominion's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.



TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK



     In general, any gain or loss realized upon a taxable disposition of shares of United Dominion Common Stock or South West Common Stock by a U.S. Shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from United Dominion or South West, as the case may be, required to be treated by such U.S. Shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of United Dominion Common Stock or South West Common Stock may be disallowed if other shares of the same Common Shares are purchased within 30 days before or after the disposition.


CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING


     United Dominion will report to its U.S. Shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide United Dominion with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, United Dominion may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fail to certify their nonforeign status to United Dominion. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders (as hereinafter defined). Those proposed regulations would alter the current system of backup withholding compliance. See " -- Taxation of Non-U.S. Shareholders."


TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their

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unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by United Dominion or South West to Exempt Organizations generally should not constitute UBTI. However, if an Exempt organization finances its acquisition of shares of United Dominion Common Stock or South West Common Stock with debt, a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from United Dominion or South West as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Common Stock of United Dominion or South West is required to treat a percentage of the dividends on its United Dominion or South West shares as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by United Dominion or South West from an unrelated trade or business (determined as if United Dominion or South West were a pension trust) divided by the gross income of United Dominion or South West for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Common Stock of United Dominion or South West only if (i) the UBTI Percentage is at least 5%, (ii) United Dominion or South West, as the case may be, qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of United Dominion or South West, as the case may be, in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of United Dominion's or South Wet's shares or (B) a group of pension trusts individually holding more than 10% of the value of United Dominion's or South West's shares collectively owns more than 50% of the value of United Dominion's or South West's shares.


TAXATION OF NON-U.S. SHAREHOLDERS


     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders of United Dominion or South West Common Stock (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN UNITED DOMINION COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.



     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges of United States real property interests and are not designated by the payor as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the payor's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in United Dominion Common Stock or South West Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a corporate Non-U.S. Shareholder). United Dominion expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with United Dominion or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with United Dominion claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which United Dominion and South West comply with the withholding requirements.


     Distributions in excess of current and accumulated earnings and profits of United Dominion or South West will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's United Dominion Common Stock or South West Common Stock, as the case may be, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's United Dominion Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his United Dominion Common Stock or South West Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts

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so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the payor's current and accumulated earnings and profits.


     In August 1996, the President signed into law the Small Business Job Protection Act of 1996, which requires each of United Dominion and South West to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, to the extent that United Dominion or South West otherwise would not have withheld tax at a rate greater than 10% on any distribution (or portion thereof), such distribution (or portion thereof) will be subject to withholding at a rate of 10%.



     For any year in which United Dominion or South West qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a corporate United States Shareholder not entitled to treaty relief or exemption. The payor is required to withhold 35% of any distribution that is designated by it as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.



     Gain recognized by a Non-U.S. Shareholder upon a sale of his United Dominion Common Stock or South West Common Stock generally will not be taxed under FIRPTA if United Dominion or South West, as the case may be, is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Each of United Dominion and South West is currently a "domestically-controlled REIT" and, therefore, the sale of United Dominion Common Stock or South West Common Stock will not be subject to taxation under FIRPTA. However, no assurance can be given that United Dominion will continue to be a "domestically-controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in United Dominion Common Stock or South West Common Stock is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of United Dominion Common Stock or South West Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Shareholders).


OTHER TAX CONSEQUENCES


     United Dominion, South West, the Operating Partnership, the Corporate Subsidiaries or United Dominion or South West shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of United Dominion, South West and their shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, SOUTH WEST STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN UNITED DOMINION.


                                    EXPERTS

     The consolidated financial statements of United Dominion included in its annual report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined statement of rental operations of Brittingham Square Apartments, The Greens at Cedar Chase Apartments, The Greens at Cross Court Apartments, The Greens at Falls Run Apartments, The Greens at Hilton Run Apartments, The Greens at Hollymead Apartments, The Greens at Schumaker Pond Apartments, The Greens of Constant Friendship Apartments and The Manor at England Run Apartments, included in United Dominion's Current Report on Form 8-K, dated

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June 30, 1995, incorporated by reference herein, has been incorporated herein in reliance upon the report dated May 24, 1995 of L. P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The statements of rental operations of Hunters Ridge at Walden Lake Apartments, Marble Hill Apartments, Mallards of Wedgewood Apartments and Andover Place Apartments, included in United Dominion's current report on Form 8-K, dated December 28, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the reports respectively dated November 21, December 5, December 6 and December 7, 1995 of L.P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The combined statement of rental operations of the Properties, included in United Dominion's Current Report on Form 8-K, dated August 15, 1996, incorporated by reference herein, has been incorporated herein in reliance upon the report dated May 16, 1996 of Dixon, Odom & Co., L.L.P., independent public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of South West included in its annual report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the United Dominion Common Stock to be issued in the Merger will be passed on for United Dominion by Hunton & Williams, Richmond, Virginia.

     Hunton & Williams and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas, will deliver opinions to United Dominion and South West, respectively, concerning certain federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

                             SHAREHOLDER PROPOSALS


     Any proposals by United Dominion shareholders to be presented at United Dominion's 1997 Annual Meeting of Shareholders must be received by United Dominion no later than December 15, 1996 in order to be included in United Dominion's proxy materials relating to the meeting. Any proposals by South West stockholders to be presented at South West's 1997 Annual Meeting of Stockholders, assuming that the Merger is not yet consummated, must be received by South West no later than November 19, 1996 in order to be included in South West's proxy materials relating to the meeting.


                                 OTHER MATTERS

     The United Dominion Board does not intend to bring any matter before the United Dominion Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the United Dominion Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the United Dominion Board.

     The South West Board does not intend to bring any matter before the South West Special Meeting other than as specifically set forth in the Notice of Special Meeting of Stockholders, nor does it know of any matter to be brought before the South West Special Meeting by others. If, however, any other matters properly come before the South West Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the South West Board.

                                                                         ANNEX I


               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 1, 1996, is entered into by and between United Dominion Realty Trust, Inc., a Virginia corporation ("UDR"), United Sub, Inc., a Virginia corporation and a wholly-owned subsidiary of UDR ("Sub"), and South West Property Trust Inc., a Maryland corporation ("SWP").


                                    RECITALS

     A. The Board of Directors of UDR and the Board of Directors of SWP each have determined that a business combination between UDR and SWP is in the best interests of their respective shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a merger subject to the terms conditions set forth herein.

     B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

     C. Concurrently with the execution and delivery of this Agreement, UDR and SWP have executed a purchase option agreement (the "Purchase Option Agreement"). Under the Purchase Option Agreement, UDR or SWP may purchase, upon certain conditions, shares of the other party's common stock. Specifically, in the event of an SWP Acquisition Proposal (as described in Section 7.1, below), UDR may exercise an option (the "SWP Liquidated Damages Option") to purchase 4,000,000 shares of SWP Common Stock (the "SWP Option Shares"). Concomitantly, in the event of a UDR Acquisition Proposal (as described in Section 7.1, below), SWP may exercise an option (the "UDR Liquidated Damages Option") to purchase 4,333,200 shares of UDR Common Stock (the "UDR Option Shares"). The option exercise price (the "SWP Liquidated Damages Option Exercise Price"or the "UDR Liquidated Damages Option Exercise Price," as the case may be) shall be the closing price of the shares of common stock underlying the options being exercised on the day that UDR and SWP jointly announce publicly the execution of this Agreement.

     D. UDR acknowledges and agrees that it will be directly benefitted from the merger of SWP into Sub.

     E. UDR, Sub and SWP desire to make certain representations, warranties and agreements in connection with the merger.


     F. UDR, Sub and SWP have executed and delivered an Agreement and Plan of merger dated as of October 1, 1996 (the "Original Agreement") to accomplish the purposes expressed in the foregoing recitals and have determined to amend and restate the Original Agreement as of its date in order to clarify and make technical corrections to certain of its provisions.


     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, UDR, Sub and SWP hereby agree as follows:

                                   ARTICLE 1

     1. THE MERGER.

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), SWP shall be merged with and into Sub in accordance with this Agreement and the Plan of Merger (the "Plan of Merger") in substantially the form attached hereto as Exhibit A , with such completions, additions and substitutions conforming to the terms of this Agreement as the parties shall approve, such approval to be conclusively evidenced by their causing the Plan of Merger containing such completions, additions or substitutions to be filed in accordance with laws; and the separate corporate existence of SWP shall thereupon cease (the "Merger"). Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Corporation"or as the "Surviving Corporation"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL") and Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

     1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Hunton & Williams, located at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond,

Virginia 23219, at 9:00 a.m., local time, on December 31, 1996, or at such other time, date or place as UDR and SWP may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Article 9), UDR, Sub and SWP shall cause Articles of Merger satisfying the requirements of the VSCA and Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the VSCA and MGCL, respectively, on the Closing Date. The Merger shall become effective for accounting and all other purposes to the fullest extent permitted by law as of the close of business on December 31, 1996 (the "Effective Time"). For state law purposes, the Merger shall become effective upon the later of: (i) issuance of a certificate of merger by the Virginia State Corporation Commission in accordance with the VSCA, and (ii) the issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL, or at such later time which UDR and SWP shall have agreed upon and designated in such filings in accordance with applicable law.

                                   ARTICLE 2

     2. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

     2.1. ARTICLES OF INCORPORATION. The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2. BYLAWS. The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

     3. DIRECTORS AND OFFICERS OF UDR.

     3.1. DIRECTORS. The directors of UDR immediately prior to the Effective Time shall be the directors of UDR as of the Effective Time and John S. Schneider, Ira T. Wender, Mark J. Sandler and Robert W. Scharar shall be elected as members of the Board of Directors of UDR.

     3.2. OFFICERS. The officers of UDR immediately prior to the Effective Time shall be the officers of UDR as of the Effective Time, except that the following executive officers of SWP shall be elected as of the Effective Time as executive officers of UDR: (i) John S. Schneider as Vice Chairman of the UDR Board, Executive Vice President and a member of the UDR Executive Committee , (ii) Robert F. Sherman as Senior Vice President and director of apartment operations of the western division, and (iii) David L. Johnston as Senior Vice President and director of acquisitions and development of the western division. The terms and conditions of employment for each of the SWP executive officers shall be set forth in separate employment agreements.

     3.3. EMPLOYEES. At or before Closing, SWP will terminate the employment of all SWP employees, and shall satisfy all compensation, severance pay, vacation pay, sick pay and other legal obligations under the Worker Adjustment, Retraining and Notification Act. Except as otherwise provided in this Agreement, UDR shall have no liability or obligation with respect to former SWP employees but may, in its sole discretion, offer employment to such employees on terms and conditions established by UDR. SWP makes no representation or warranty as to whether such employees shall accept employment with UDR.

                                   ARTICLE 4

     4. SWP STOCK.

     4.1. CONVERSION OF THE SWP STOCK.

          (a) At the Effective Time, each share of the Common Stock, $1.00 par value per share, of Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of Common Stock, $1.00 par value per share, of Sub.

          (b) At the Effective Time, each share of the Common Stock, $.01 par value per share (the "SWP Common Stock"), of SWP issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.0833 shares of Common Stock, $1.00 par value per share (the "UDR Common Shares") of UDR (the "Exchange Ratio").


          (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of SWP Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder of a certificate (a "Certificate") representing any shares of SWP Common Stock shall thereafter cease to have any rights with respect to such shares of SWP Common Stock, except the right to receive, without interest, the UDR Common Shares and cash for fractional shares of UDR Common Shares in accordance with Sections 4.1(b) and 4.2(e) upon the surrender of such Certificate.

          (d) Each share of SWP Common Stock issued and held in SWP's treasury at the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.


          (e) As of the Effective Time, SWP shall purchase all outstanding options (whether or not vested) to purchase shares of SWP Common Stock (individually, an "SWP Option" and collectively, the "SWP Options") for the difference between the exercise price of each of such SWP Options and $15.1527. At the Effective Time, all SWP Options that have been authorized but are unissued under SWP's 1992 Non-qualified Stock Option Plan and under SWP's 1995 Omnibus Incentive Plan (collectively, the "SWP Stock Option Plans") shall be canceled. From and after the date of this Agreement, no additional options shall be granted by SWP or its Subsidiaries under the SWP Stock Option Plans or otherwise.


     4.2. EXCHANGE OF CERTIFICATES REPRESENTING SWP COMMON STOCK.

          (a) As of the Effective Time, UDR shall deposit, or shall cause to be deposited, with an exchange agent selected by UDR, which shall be UDR's Transfer Agent or such other party reasonably satisfactory to SWP (the "Exchange Agent"), for the benefit of the holders of shares of SWP Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of UDR Common Shares and the cash in lieu of fractional shares (such cash and certificates for shares of UDR Common Shares together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding shares of SWP Common Stock.

          (b) Promptly after the Effective Time, UDR shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as UDR may reasonably specify and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of UDR Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of UDR Common Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
     Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled.

     No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of SWP Common Stock which is not registered in the transfer records of SWP, a certificate representing the proper number of shares of UDR Common Shares, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing shares of such SWP Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on UDR Common Shares shall be paid with respect to any shares of SWP Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of UDR Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of UDR Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of UDR Common Shares, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SWP of the shares of SWP Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to UDR, they shall be delivered to the Exchange Agent, canceled and exchanged for certificates for shares of UDR Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
     Article 4.


          (e) No fractional shares of UDR Common Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of UDR Common Shares pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional share of UDR Common Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of $13.9875.


          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of UDR Common Shares) that remains unclaimed by the former stockholders of SWP one year after the Effective Time shall be delivered to UDR. Any former stockholders of SWP who have not theretofore complied with this Article 4 shall thereafter look only to UDR for delivery of their shares of UDR Common Shares, and payment of cash in lieu of fractional shares and unpaid dividends and distributions on the UDR Common Shares deliverable in respect of each share of SWP Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of UDR, SWP, the Exchange Agent or any other person shall be liable to any former holder of shares of SWP Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by UDR or the Exchange Agent, the posting by such person of a bond in such reasonable amount as UDR may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or UDR will issue in exchange for such lost, stolen or destroyed Certificate the shares of UDR Common Shares and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of UDR Common Shares as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

          (i) SWP's predecessor-in-interest, Southwest Realty, Ltd., a Texas limited partnership ("SRL"), was reorganized into SWP in October 1992 on the basis of one share of SWP Common Stock for five shares (or "Depositary Receipts") of SRL. An amount equal to two dollars per SRL Depositary Receipt was payable for fractional SWP shares of Common Stock. There are currently reserved for issuance 4,759 shares of SWP Common Stock that have not been redeemed by holders of SRL Depositary Receipts. Any former holders of SRL Depositary Receipts who have not exchanged their SRL Depositary Receipts for shares of SWP Common Stock prior to the Closing Date, shall thereafter look only to UDR for payment of their shares of UDR Common Shares, cash in lieu of fractional shares and unpaid dividends and distributions on the SWP Common Stock deliverable in respect of each SRL Depositary Receipt as described in the first two sentences of this Section 4.2(i) and on each share of SWP Common Stock deliverable in respect of each share of UDR Common Shares such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                   ARTICLE 5

     5. REPRESENTATIONS AND WARRANTIES OF SWP. SWP represents and warrants to UDR as set forth below. As contemplated below, an "SWP Disclosure Letter" will be delivered to UDR on or before October 15, 1996. The SWP Disclosure Letter shall provide the information or exceptions described below. The SWP Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be true and correct on the Closing Date, but SWP shall remain liable for any breach of such representations and warranties reflected in such amendment only as provided in Section 9.5(d), below.

     5.1. EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. SWP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. SWP is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of SWP and its Subsidiaries taken as a whole (an "SWP Material Adverse Effect"). SWP has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of SWP's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an SWP Material Adverse Effect.

     Neither SWP nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which SWP or any SWP Subsidiary or any of their respective properties or assets is subject, where such violation would have an SWP Material Adverse Effect. SWP and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have an SWP Material Adverse Effect. Copies of SWP's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to October 15, 1996, delivered or made available to UDR and its counsel and such documents will be listed in the SWP Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of the immediately preceding sentence, the term "Subsidiary" shall include the entities set forth on Schedule 5.1 attached hereto, which are all of SWP's subsidiaries.

     5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. SWP has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Purchase Option Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "SWP Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of SWP Common Stock, the consummation by SWP of this Agreement, the SWP Ancillary Agreements and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SWP. This Agreement constitutes, and the SWP Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of SWP, enforceable against SWP in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3. CAPITALIZATION. The authorized capital stock of SWP consists of 50,000,000 shares of SWP Common Stock and 10,000,000 shares of preferred stock, $.01 par value per share (the "SWP Preferred Stock"), of which 150,881 shares of SWP Preferred Stock are designated as "Series A Preferred Stock". As of the date hereof, there were 20,578,786 shares of SWP Common Stock issued and outstanding, and no shares of SWP Preferred Stock (including the Series A Preferred Stock were issued and outstanding. SWP has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of SWP on any matter. All such issued and outstanding shares of SWP Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate SWP or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of SWP or any of its Subsidiaries, except for the SWP Options and the SRL Depositary Receipts. After the Effective Time, UDR will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of SWP or UDR pursuant to any SWP Benefit Plan (as defined in Section 5.14).

     5.4. SUBSIDIARIES. SWP owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of SWP's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of SWP's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by SWP free and clear of all liens, pledges, security 8 interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of SWP will be set forth in the SWP Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (iv) the name, ownership structure and equity owners of the general partner(s).

     5.5. OTHER INTERESTS. Except for interests in the SWP Subsidiaries, neither SWP nor any SWP Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     5.6. NO VIOLATION. Neither the execution and delivery by SWP of this Agreement nor the consummation by SWP of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of SWP; (ii) result in a breach or violation of, a default under, or, except as will be set forth in the SWP Disclosure Letter, the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the SWP Stock Option Plans, or any grant or award made under any of the foregoing; (iii) except as contemplated by the SWP Ancillary Agreements or as will be set forth in the SWP Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of SWP or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which SWP or any of its Subsidiaries is a party, or by which SWP or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an SWP Material Adverse Effect; or (iv) other than the filings provided for in
Article 1, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have an SWP Material Adverse Effect.

     5.7. SEC DOCUMENTS. SWP has delivered or made available or will deliver or make available prior to October 15, 1996, to UDR the registration statement of SWP filed with the United States Securities and Exchange Commission (the "SEC") in connection with the reorganization of SRL into SWP, and all exhibits, amendments and supplements thereto (the "SWP Registration Statement"), and each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties (including registration statements covering mortgage pass-through certificates) since the effective date of the SWP Registration Statement, which will be listed in the SWP Disclosure Letter, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "SWP Reports"). The SWP Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by SWP under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws").

     As of their respective dates, the SWP Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of SWP included in or incorporated by reference into the SWP Reports (including the related notes and schedules) fairly presents the consolidated financial position of SWP and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of SWP included in or incorporated by reference into the SWP Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of SWP and the SWP Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by the Securities Laws.

     Except as and to the extent set forth on the consolidated balance sheet of SWP and the SWP Subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the SWP Reports, neither SWP nor any of the SWP Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of SWP or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have an SWP Material Adverse Effect.

     5.8. LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which SWP or any SWP Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of any of John S. Schneider, Robert F. Sherman, Lewis H. Sandler, David L. Johnston and Dan M. Jones (each of whom is hereinafter sometimes referred to as an "Executive Officer" and together as the "Executive Officers of SWP") ("Knowledge of SWP"), to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound, and (ii) except as will be set forth in the SWP Disclosure Letter, no actions, suits or proceedings pending against SWP or any SWP Subsidiary or, to the Knowledge of SWP, against any of its directors, officers, or affiliates or, to the Knowledge of SWP, threatened against SWP or any SWP Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely, individually or in the aggregate, to have an SWP Material Adverse Effect.

     5.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SWP Reports filed with the SEC prior to the date hereof, since December 31, 1995, (i) SWP and its Subsidiaries have conducted their business only in the ordinary course of such business (which for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith or otherwise will be set forth in the SWP Disclosure Letter); (ii) there has not been any SWP Material Adverse Effect; (iii) as of the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the SWP Common Stock, except dividends of $0.26 per share payable to stockholders of record on October 1, 1996 (and about to be declared and payable to stockholders of record on or about December 31, 1996); and (iv) there has not been any material change in SWP's accounting principles, practices or methods.

     5.10. TAXES. Except as may be set forth in the SWP Disclosure Letter, SWP and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. Neither SWP nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of SWP or any such Subsidiary has been or will be examined by any taxing authority. Neither SWP nor any of its Subsidiaries has executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     Except as may be set forth in the SWP Disclosure Letter, neither SWP nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by SWP and each of its Subsidiaries and all communications relating thereto have been delivered to UDR or made available to representatives of UDR or will be so delivered or made available prior to October 15, 1996. SWP
(i) has qualified to be taxed as a real estate investment trust (a "REIT") pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1992, 1993, 1994 and 1995, (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger, and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of SWP, each acting in his respective capacity as such, has no actual knowledge of a challenge to, its status as a REIT. SWP represents that each of its Subsidiaries which is a corporation for federal income tax purposes and of which all the outstanding capital stock is owned solely by SWP (or by SWP and one or more of its Subsidiaries or by one or more of its Subsidiaries) is a Qualified REIT Subsidiary as defined in Section 856 (i) of the Code. Neither SWP nor any of its Subsidiaries holds any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

     5.11. BOOKS AND RECORDS.

          (a) The books of account and other financial records of SWP and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the SWP Reports.

          (b) The minute books and other records of SWP and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of SWP and its Subsidiaries.

     5.12. PROPERTIES. SWP or one of its Subsidiaries own fee simple title to each of the real properties reflected on the most recent balance sheet of SWP included in the SWP Reports or as may be identified in the SWP Disclosure Letter (the "SWP Properties"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except as will be noted in the SWP Disclosure Letter. The SWP Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions that will be set forth in the SWP Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to UDR prior to October 15, 1996), (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that will be listed in the SWP Disclosure Letter) or which individually or in the aggregate do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the SWP Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by SWP and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     Valid policies of title insurance have been issued insuring either (a) SWP's or any of its Subsidiaries' fee simple title to the SWP Properties or (b) first mortgage liens thereon, subject only to the matters disclosed above and as may be set forth in the SWP Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. Except as will be set forth in the SWP Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the SWP Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the SWP Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the SWP Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) neither SWP nor its Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the SWP Properties issued by any governmental authority; (iii) there are no structural defects relating to the SWP Properties and no SWP Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any SWP Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any SWP Property the cost of which exceeds $100,000 and
(C) no current restoration of any SWP Property, the cost of which exceeds $100,000.

     Except as will be set forth in the SWP Disclosure Letter, SWP or its Subsidiaries have received no notice to the effect that and there are no (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the SWP Properties or (B) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the SWP Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by SWP or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the SWP Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and SWP is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as will be set forth in the SWP Disclosure Letter.

     5.13. ENVIRONMENTAL MATTERS. To the actual knowledge of each of the Executive Officers of SWP, each acting in his respective capacity as such, none of SWP, any of its Subsidiaries or, any other person, has caused or permitted
(a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the SWP Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the SWP Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a SWP Material Adverse Effect; and in connection with the construction on or operation and use of the SWP Properties, SWP and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

     5.14. EMPLOYEE BENEFIT PLANS. All employee benefits plans and other benefit arrangements covering employees of SWP and the SWP Subsidiaries (the "SWP Benefit Plans") will be listed in the SWP Disclosure Letter. True and complete copies of the SWP Benefit Plans have been made available to UDR. To the extent applicable, the SWP Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any SWP Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified. No SWP Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither SWP nor any SWP Benefit Plan has incurred any liability or penalty under
Section 4975 of the Code or Section 502 (i) of ERISA. Each SWP Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto.

     Except as will be set forth in the SWP Disclosure Letter, there are no pending or, to the Knowledge of SWP, threatened claims against or otherwise involving any of the SWP Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of SWP Benefit Plan activities) has been brought against or with respect to any such SWP Benefit Plan, except for any of the foregoing which would not have an SWP Material Adverse Effect. All material contributions required to be made as of the date hereof to the SWP Benefit Plans have been made or provided for. Neither SWP nor any entity under "common control" with SWP within the meaning of ERISA
Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

     SWP does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment except as will be set forth in the SWP Disclosure Letter and SWP has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided except as will be set forth in the SWP Disclosure Letter.

     5.15. LABOR MATTERS. Neither SWP nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of each of the executive officers of SWP, each acting in his respective capacity as such, threatened against SWP or its Subsidiaries relating to their business, except for any such proceeding which would not have an SWP Material Adverse Effect. To the Knowledge of SWP, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of SWP or any of its Subsidiaries.

     5.16. NO BROKERS. Except the fee that is to be paid to Lehman Brothers Inc. by SWP as described below, SWP has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of SWP or UDR to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. SWP is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.17. OPINION OF FINANCIAL ADVISOR. SWP has retained Lehman Brothers Inc. to review the transaction contemplated by this Agreement and to issue an opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of SWP Common Stock from a financial point of view.

     5.18. UDR SHARE OWNERSHIP. Except as expressly described in the RECITALS hereto or as may be set forth in the SWP Disclosure Letter, neither SWP nor any of its Subsidiaries owns any shares of UDR Common Shares or other securities convertible into any capital stock of UDR.

     5.19. RELATED PARTY TRANSACTIONS. Except for employment agreements with its executive officers and option agreements (including loan transactions in connection therewith) issued to SWP officers, directors and other key employees pursuant to the SWP Stock Option Plans, copies of which have been or will be delivered or made available to UDR prior to October 15, 1996, and which are or will be true, complete and correct when delivered or made available, there are no arrangements, agreements or contracts entered into by SWP or any of its Subsidiaries with (i) any consultant, (ii) any person who is an officer, director or affiliate of SWP or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or
(iii) any person who acquired SWP Common Stock in a private placement.

     5.20. CONTRACTS AND COMMITMENTS. The SWP Disclosure Letter will set forth
(i) all unsecured notes or other obligations of SWP and SWP Subsidiaries which individually may result in total payments in excess of $250,000, (ii) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the SWP Properties or personal property of SWP and its Subsidiaries and (iii) each Commitment entered into by SWP or any of its Subsidiaries which may result in total payments or liability in excess of $250,000. Copies of the foregoing will be delivered or made available to UDR prior to October 15, 1996, will be listed on the SWP Disclosure Letter and will be true and correct when delivered or made available. None of SWP or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause
(i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of SWP or any of its Subsidiaries to purchase real property will be set forth on the SWP Disclosure Letter and such options and SWP's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which SWP or any of its Subsidiaries is a party will be set forth on the SWP Disclosure Letter and SWP or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     5.21. DEVELOPMENT RIGHTS. Set forth in the SWP Disclosure Letter will be a list of all material agreements entered into by SWP or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of multifamily residential communities or additions thereto or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which will be delivered or made available to UDR prior to October 15, 1996, will be listed in the SWP Disclosure Letter, have not been modified and are valid and enforceable in accordance with their respective terms.

     5.22. CERTAIN PAYMENTS RESULTING FROM TRANSACTIONS. Except for the payments described in Section 5.19 and except for option agreements (and loans made in connection therewith) executed pursuant to SWP Stock Option Plans, deferred compensation arrangements with certain SWP executive officers and employment agreements with certain SWP officers, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any SWP Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of SWP or any of its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of SWP or UDR to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as may be described in the SWP Disclosure letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or SWP Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of SWP or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     5.23. CONVERTIBLE SECURITIES. SWP has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of SWP Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     5.24. RIGHTS; ACQUISITION OF SHARES. The SWP Board of Directors has adopted all resolutions necessary to ensure that the rights issued by SWP pursuant to the Rights Agreement, dated as of August 17, 1994, between South West Property Trust Inc. and Society National Bank, as Rights Agent, do not become separable from the SWP Common Stock or exercisable as a result of the execution and delivery of this Agreement by SWP and will not become separable or exercisable as a result of the consummation of the transactions contemplated hereby. The Board of Directors of SWP has taken all action necessary to irrevocably exempt from the provisions of Paragraph C of Article V of the SWP Articles of Incorporation the acquisition by UDR and Sub of shares of SWP Common Stock pursuant to this Agreement or the Purchase Option Agreement.

                                   ARTICLE 6

     6. REPRESENTATIONS AND WARRANTIES OF UDR AND SUB. UDR and Sub represent and warrant to SWP as set forth below. As contemplated below, a "UDR Disclosure Letter" will be delivered to SWP on or before October 15, 1996. The UDR Disclosure Letter shall provide the information or exceptions described below. The UDR Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be true and correct on the Closing Date, but UDR shall remain liable for any breach of such representations and warranties reflected in such amendment only as provided in Section 9.5(d), below.

     6.1. EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. UDR is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. UDR is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of UDR and its Subsidiaries taken as a whole (a "UDR Material Adverse Effect"). UDR has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of UDR's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a UDR Material Adverse Effect. Sub has no material assets or liabilities and does not now and has never had any material operations.

     Neither UDR nor any UDR Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which UDR or any UDR Subsidiary or any of their respective properties or assets is subject, where such violation would have a UDR Material Adverse Effect. UDR and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a UDR Material Adverse Effect. Copies of UDR's and its Subsidiaries' Articles of Incorporation, Bylaws, organization documents and partnership and joint venture agreements have been or will be prior to October 15, 1996, delivered or made available to SWP and such documents will be listed in the UDR Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of the immediately preceding sentence, the term "Subsidiary"shall include the entities set forth on Schedule 6.1 attached hereto, which are all of UDR's subsidiaries.

     6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. UDR and Sub have the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Purchase Option Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which each of them is a party (the "UDR Ancillary Agreements"). Subject only to the approval of the issuance of the shares of UDR Common Shares pursuant to the Merger contemplated hereby by the holders of a majority of the outstanding shares of UDR Common Shares, present and voting thereon, the consummation by UDR and Sub of this Agreement, the UDR Ancillary Agreements and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of UDR and Sub. This Agreement constitutes, and the UDR Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of UDR and Sub, enforceable against UDR and Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. CAPITALIZATION. The authorized capital stock of UDR consists of 100,000,000 shares of UDR Common Shares and 25,000,000 shares of UDR Preferred Stock, without par value ("UDR Preferred Shares"). As of September 24, 1996, there were 58,752,771 shares of UDR Common Shares issued and outstanding and 4,200,000 shares of UDR Preferred Shares, constituting the series designated as the 9 1/4% Series A Cumulative Redeemable Preferred Stock, issued and outstanding. In addition, there are 6,377,074 units of limited partnership interest ("O.P. Units") issued and outstanding in United Dominion Realty, L.P. (the "O.P."), a Subsidiary of UDR. UDR has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of UDR on any matter. All such issued and outstanding shares of UDR Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate UDR or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of UDR or any of its Subsidiaries, other than the issuance, by UDR up to 1,385,616 UDR Common Shares upon the exercise of stock options issued to employees and directors. There are no agreements or understandings to which UDR is a party with respect to the voting of any shares of UDR Common Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

     6.4. SUBSIDIARIES. Except as in the next sentence provided, UDR owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of UDR's Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

There are currently outstanding 136,260 O.P. units owned by persons other than UDR and its Subsidiaries. There are currently outstanding 63,771 units of general partnership interest in the O.P., all of which are owned by UDR. Each of the outstanding shares of capital stock of or other equity interest in each of UDR's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.The following information for each Subsidiary of UDR will be set forth in the UDR Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each shareholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (iv) the name, ownership structure and equity owners of the general partner(s).

     6.5. OTHER INTERESTS. Except as will be disclosed in the UDR Disclosure Letter and except for interests in the UDR Subsidiaries, neither UDR nor any UDR Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     6.6. NO VIOLATION. Neither the execution and delivery by UDR of this Agreement nor the consummation by UDR of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of UDR; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of UDR's Stock Option Plans, or any grant or award made under any of the foregoing;
(iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of UDR or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which UDR or any of its Subsidiaries is a party, or by which UDR or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a UDR Material Adverse Effect; or (iv) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a UDR Material Adverse Effect.

     6.7. SEC DOCUMENTS. UDR has delivered or made available or will deliver or make available prior to October 15, 1996, to SWP the registration statements of UDR filed with the SEC in connection with public offerings of UDR securities since January 1, 1992 and all exhibits, amendments and supplements thereto (the "UDR Registration Statements"), and each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest UDR Registration Statement, which will be listed in the UDR Disclosure Letter, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "UDR Reports"). The UDR Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by UDR under the Securities Laws.

     As of their respective dates, the UDR Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of UDR included in or incorporated by reference into the UDR Reports (including the related notes and schedules) fairly presents the consolidated financial position of UDR and the UDR Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of UDR included in or incorporated by reference into the UDR Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of UDR and the UDR Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by the Securities Laws.

     Except as and to the extent set forth on the consolidated balance sheet of UDR and its Subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the UDR Reports, neither UDR nor any of the UDR Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of UDR or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except (i) liabilities arising in the ordinary course of business since such date which would not have a UDR Material Adverse Effect and (ii) liabilities related to the acquisition by UDR of 18 properties on August 15, 1996.

     6.8. LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which UDR or any UDR Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of any of John P. McCann, James Dolphin, Barry M. Kornblau, Katheryn E. Surface, Richard A. Giannotti and Richard B. Chess (each of whom is hereinafter sometimes referred to as an "Executive Officer" and together as the "Executive Officers of UDR") ("Knowledge of UDR"), to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound, and (ii) except as will be set forth in the UDR Disclosure Letter, no actions, suits or proceedings pending against UDR or any UDR Subsidiary or, to the Knowledge of UDR, against any of its directors, officers, or affiliates or, to the Knowledge of UDR, threatened against UDR or any UDR Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a UDR Material Adverse Effect.

     6.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the UDR Reports filed with the SEC prior to the date hereof, (i) UDR and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (ii) there has not been any UDR Material Adverse Effect; (iii) as of the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the UDR Common Shares, except dividends of $0.24 per share payable to shareholders of record on October 11, 1996 (and about to be declared and payable to shareholders of record on or about December 12, 1996); and (iv) there has not been any material change in UDR's accounting principles, practices or methods.

     6.10. TAXES. Except as may be set forth in the UDR Disclosure Letter, UDR and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither UDR nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of UDR or any such Subsidiary has been or will be examined by any taxing authority. Neither UDR nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     Except as will be disclosed in the UDR Disclosure Letter, neither UDR nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by UDR and each of its Subsidiaries and all communications relating thereto have been delivered to SWP or made available to representatives of SWP or will be so delivered or made available prior to October 15, 1996. UDR
(i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1984 through 1995, inclusive
(ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger, and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of UDR, each acting in his or her respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. UDR represents that each of its Subsidiaries which is a corporation for federal income tax purposes and of which all the outstanding capital stock is owned solely by UDR (or by UDR and one or more of its Subsidiaries or by one or more of its Subsidiaries) is a Qualified REIT Subsidiary as defined in Section 856
(i) of the Code. Neither UDR nor any of its Subsidiaries holds any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 6.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

     6.11. BOOKS AND RECORDS.

          (a) The books of account and other financial records of UDR and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the UDR Reports.

          (b) The minute books and other records of UDR and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of UDR and its Subsidiaries.

     6.12. PROPERTIES. UDR and its Subsidiaries own fee simple title or leasehold estates to each of the real properties reflected on the most recent balance sheet of UDR included in the UDR Reports or as may be identified in the UDR Disclosure Letter (the "UDR Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances. The UDR Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions that will be set forth in the UDR Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to SWP prior to October 15, 1996), and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that will be listed in the UDR Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the UDR Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by UDR and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     Valid policies of title insurance have been issued insuring UDR's or any of its Subsidiaries' fee simple title to, or leasehold estate in the UDR Properties, subject only to the matters disclosed above and as may be set forth in the UDR Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as will be set forth in the UDR Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the UDR Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the UDR Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the UDR Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) neither UDR nor its Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the UDR Properties issued by any governmental authority; (iii) there are no structural defects relating to the UDR Properties and no UDR Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any UDR Property in excess of $300,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any UDR Property the cost of which exceeds $300,000 and
(C) no current restoration of any UDR Property the cost of which exceeds
$300,000.

     Except as will be set forth in the UDR Disclosure Letter, UDR or its Subsidiaries have received no notice to the effect that and there are no (A) condemnation or rezoning proceedings that are pending or threatened with respect to any of the UDR Properties or (B) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the UDR Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by UDR or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the UDR Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and UDR is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as will be set forth in the UDR Disclosure Letter.

     6.13. ENVIRONMENTAL MATTERS. To the actual knowledge of each of the Executive Officers of UDR, each acting in his or her respective capacity as such, none of UDR, any of its Subsidiaries or, any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the UDR Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the UDR Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a UDR Material Adverse Effect; and in connection with the construction on or operation and use of the UDR Properties, UDR and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

     6.14. EMPLOYEE BENEFIT PLANS. All employee benefits plans and other benefit arrangements covering employees of UDR and the UDR Subsidiaries (the "UDR Benefit Plans") will be listed in the UDR Disclosure Letter. True and complete copies of the UDR Benefit Plans have been or will be made available to SWP prior to October 15, 1996. Except as may be set forth in the UDR Disclosure Letter, to the extent applicable, the UDR Benefit Plans comply, in all material respects, with the requirements of ERISA, and the Code, and any UDR Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No UDR Benefit Plan is covered by Title IV of ERISA or
Section 412 of the Code. No UDR Benefit Plan nor UDR has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each UDR Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto.

     Except as will be set forth in the UDR Disclosure Letter, there are no pending or, to the Knowledge of UDR, threatened claims against or otherwise involving any of the UDR Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of UDR Benefit Plan activities) has been brought against or with respect to any such UDR Benefit Plan, except for any of the foregoing which would not have a UDR Material Adverse Effect. All material contributions required to be made as of the date hereof to the UDR Benefit Plans have been made or provided for. Neither UDR nor any entity under "common control" with UDR within the meaning of ERISA
Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

     UDR does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and UDR has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as will be disclosed in the UDR Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of UDR or any of its Subsidiaries.

     6.15. LABOR MATTERS. Neither UDR nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of UDR, threatened against UDR or its Subsidiaries relating to their business, except for any such proceeding which would not have a UDR Material Adverse Effect. To the Knowledge of UDR, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of UDR or any of its Subsidiaries.

     6.16. NO BROKERS. Except the fee that is to be paid to Merrill Lynch & Co. by UDR as described below, UDR has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of UDR or SWP to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. UDR is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


     6.17. OPINION OF FINANCIAL ADVISOR. UDR has retained Merrill Lynch & Co. to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to UDR, from a financial point of view, of the consideration to be paid by UDR pursuant to the Merger.


     6.18. SWP SHARE OWNERSHIP. Except as expressly described in the RECITALS hereto or as may be set forth in the UDR Disclosure Letter, neither UDR nor any of its Subsidiaries owns any shares of capital stock of SWP or other securities convertible into capital stock of SWP.

     6.19 UDR COMMON SHARES. The issuance and delivery by UDR of UDR Common Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of UDR except for the approval of its shareholders contemplated by this Agreement. The UDR Common Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by UDR.

     6.20. CONVERTIBLE SECURITIES. UDR has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of UDR Common Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     6.21. RELATED PARTY TRANSACTIONS. Set forth in the UDR Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by UDR or any of its Subsidiaries with (i) any consultant, (ii) any person who is an officer, director or affiliate of UDR or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired UDR Common Stock in a private placement. The copies of such documents, all of which have been or will be delivered or made available to SWP prior to October 15, 1996, are or will be true, complete and correct when delivered or made available.

     6.22. CONTRACTS AND COMMITMENTS. The UDR Disclosure Letter will set forth
(i) all unsecured notes or other obligations of UDR and UDR Subsidiaries which individually may result in total payments in excess of $750,000, (ii) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the UDR Properties or personal property of UDR and its Subsidiaries, and (iii) each Commitment entered into by UDR or any of its Subsidiaries which individually may result in total payments or liability in excess of $750,000. Copies of the foregoing have been or will be delivered or made available to SWP prior to October 15, 1996, will be listed on the UDR Disclosure Letter and are or will be true and correct when delivered or made available. None of UDR or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) or (ii) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of UDR or any of its Subsidiaries to purchase real property will be set forth on the UDR Disclosure Letter and such options and UDR's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which UDR or any of its Subsidiaries is a party will be set forth on the UDR Disclosure Letter and UDR or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     6.23. DEVELOPMENT RIGHTS. Set forth in the UDR Disclosure Letter will be a list of all material agreements entered into by UDR or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of multifamily residential communities or additions thereto or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or will be delivered or made available to SWP prior to October 15, 1996, will be listed in the UDR Disclosure Letter.

     6.24. CERTAIN PAYMENTS RESULTING FROM TRANSACTIONS. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any UDR Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of UDR or any of its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of UDR or SWP to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or UDR Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of UDR or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   ARTICLE 7

     7. COVENANTS.

     7.1. ACQUISITION PROPOSALS. Prior to the Effective Time, SWP and UDR each agree (a) that neither of them nor any of their Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of such party from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of such party determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Nothing in this Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

     7.2 CONDUCT OF BUSINESSES.

     (i) Prior to the Effective Time, except as may be set forth in the SWP Disclosure Letter or the UDR Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, UDR and SWP:

          (a) Shall use their reasonable efforts, and shall cause each of their respective Subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

          (b) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
     Section 7.1, any proposals to engage in material transactions;

          (c) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;


          (d) Shall set the record date for the quarterly dividend payable with respect to the UDR Common Shares and SWP Common Stock, respectively, for the fourth calendar quarter of 1996 to a date no later than December 31, 1996, with the payment date for each dividend to be set to a date no earlier than February 1, 1997 (and neither UDR nor SWP shall make the election permitted by Section 858(a) of the Code with respect to such dividend); provided, however, that such record date for either party shall be modified to prevent the elimination of a dividend for the stockholders of either party or to prevent the receipt by the stockholders of either party of dividends from both UDR and SWP; and


          (e) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (ii) Prior to the Effective Time, except as may be set forth in the SWP Disclosure Letter, unless UDR has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, SWP:

          (a) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) Shall not amend its Articles of Incorporation or Bylaws;

          (c) Shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including SWP's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right (other than so-called "reload options" which have heretofore been authorized for issuance in connection with the application of existing SWP Common Stock to the exercise price of existing options) not existing on the date hereof to acquire any shares of its capital stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (d) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (subject to Section 7.2(i)(d)) a dividend not to exceed $0.26 per share of SWP Common Stock for the third calendar quarter and for the fourth calendar quarter of 1996 and any other dividend or distribution necessary for SWP to maintain its ability to qualify to be taxed as a REIT under the Code, or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of SWP, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (e) Shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of (i) any SWP Properties or any of its capital stock of or other interests in Subsidiaries or (ii) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

          (f) Shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

          (g) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of SWP included in the SWP Reports or incurred in the ordinary course of business consistent with past practice;

          (h) Shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment which individually may result in total payments or liability by or to it in excess of $250,000 in the case of any one commitment or in excess of $750,000 for all commitments; and

          (i) Shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment with any officer, director or affiliate of SWP or any of its Subsidiaries except to the extent the same occur in the ordinary course of business consistent with past practice and would not have an SWP Material Adverse Effect.

     (iii) Prior to the Effective Time, except as may be set forth in the UDR Disclosure Letter, unless SWP has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, UDR:

          (a) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

          (c) Shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including UDR's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock other than with respect to the O.P., effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock,
     (iii) amend any employment agreement with any of its present or future officers or directors, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan);

          (d) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (subject to Section 7.2(i)(d)) a dividend not to exceed $0.24 per share of UDR Common Shares for the third calendar quarter and for the fourth calendar quarter of 1996 and any other dividend or distribution necessary for UDR to maintain its ability to qualify to be taxed as a REIT under the Code, or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of UDR, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (e) Except as will be set forth in the UDR Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of (i) any UDR Properties or any of its capital stock of or other interests in Subsidiaries or (ii) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

          (f) Shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

          (g) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of UDR included in the UDR Reports or incurred in the ordinary course of business consistent with past practice;

          (h) Shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment which individually may result in total payments or liability by or to it in excess of $750,000 other than in the ordinary course of business; and

          (i) Shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment with any officer, director or affiliate of UDR or any of its Subsidiaries, except as herein or in the UDR Disclosure Letter provided and except in the ordinary course of business.

     7.3 MEETINGS OF SHAREHOLDERS. Each of UDR, Sub and SWP will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its shareholders to (i) in the case of UDR, the approval of the issuance of the shares of UDR Common Shares pursuant to the Merger and the amendment of its Articles of Incorporation contemplated hereby, (ii) in the case of SWP, the approval of this Agreement and the transactions contemplated hereby and (iii) in the case of Sub, the approval of the Plan of Merger. The Board of Directors of UDR, the Board of Directors of Sub and the Board of Directors of SWP shall each recommend such approval and UDR, Sub and SWP shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of UDR or Sub or the Board of Directors of SWP, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law as advised by counsel. UDR and SWP shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

     7.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, SWP and UDR shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, third party secured and unsecured lenders and rating agencies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to SWP and UDR necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of UDR and SWP shall take all such necessary action.

     7.5. INSPECTION OF RECORDS. From the date hereof to the Effective Time, each of SWP and UDR shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of SWP and UDR and their respective Subsidiaries.

     7.6. PUBLICITY. The initial press release relating to this Agreement shall be a joint release and thereafter SWP and UDR shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     7.7. REGISTRATION STATEMENT. UDR and SWP shall cooperate and promptly prepare and UDR shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the UDR Common Shares issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the shareholders of SWP and of UDR in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. UDR shall use all reasonable efforts, and SWP will cooperate with UDR to have the Form S-4 declared effective by the SEC as promptly as practicable. UDR shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. UDR agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of UDR and SWP, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by UDR in reliance upon and in conformity with written information concerning SWP furnished to UDR by SWP specifically for use in the Proxy Statement/Prospectus. SWP agrees that the written information provided by it specifically for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of UDR and SWP, or, in the case of written information provided by SWP specifically for inclusion in the Form S-4 or any amendments or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. UDR will advise SWP, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the UDR Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.


     7.8. LISTING APPLICATION. UDR shall promptly prepare and submit to the New York Stock Exchange (the "NYSE") a listing application covering the UDR Common Shares issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such UDR Common Shares, subject to official notice of issuance.


     7.9. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

     7.10. EXPENSES. Subject to Section 9.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. UDR acknowledges that all costs and expenses incurred by SWP in connection with the execution of this Agreement and the performance of the transactions contemplated hereby will be obligations of UDR upon consummation of the Merger and UDR undertakes to timely perform and pay such obligations in full.

     7.11. INDEMNIFICATION. For a period of six years from and after the Effective Time, UDR shall indemnify the directors, officers, employees or agents of SWP who at any time prior to the Effective Time were entitled to indemnification under the Articles of Incorporation and Bylaws of SWP or employment agreements between SWP and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such Articles of Incorporation and Bylaws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

     7.12. GOVERNANCE.

          (a) UDR's Board of Directors shall take all action necessary to cause the full Board of Directors of UDR at the Effective Time to take all such action necessary to cause John S. Schneider, Ira T. Wender, Mark J. Sandler and Robert W. Scharar to be selected and elected as directors of UDR for terms expiring at the 1997 annual meeting of shareholders, following the Effective Time, to fill four new positions to be created in connection with the transaction contemplated hereby; provided that, notwithstanding the foregoing, the shareholders of UDR at the 1997 annual meeting of shareholders shall vote on the election of Messrs. Schneider, Sandler and Scharar, each for one year terms. Mr. Wender shall retire concurrently with the re-election of such directors at the 1997 annual meeting of UDR's shareholders. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, SWP shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to UDR.

          (b) UDR's Board of Directors shall take all necessary action to cause John P. McCann to be elected as Chairman and John S. Schneider as Vice Chairman of the Board of Directors of UDR as of the Effective Time.

          (c) UDR's Board of Directors shall take all necessary action to cause John S. Schneider to be added to the Executive Committee of UDR, and to be elected as Executive Vice President of UDR as of the Effective Time.

          (d) UDR shall take all action necessary to cause David L. Johnston to be elected as a Senior Vice President of UDR as of the Effective Time.

          (e) UDR shall take all action necessary to cause Robert F. Sherman to be elected as a Senior Vice President of UDR as of the Effective Time.

     7.13. EMPLOYEES.

          (a) Except as may be set forth in the UDR Disclosure Letter and in
     Section 7.12, above, UDR agrees to employ at the Effective Time all officers and employees of SWP and its Subsidiaries who are employed on the Closing Date. Such officers and employees shall be entitled to substantially the same benefits as are enjoyed by UDR employees of comparable positions and seniority as of the Effective Time. Such benefits shall include but not be limited to health, disability and life insurance, pension and profit sharing arrangements, 401(k) plans and deferred compensation plans, if any. Such employment shall be at will and UDR shall be under no obligation to continue to employ any individuals. Subject to the foregoing and to considerations relating to the particular geographic region in which the officer or employee is located, it is the intent of UDR and SWP that the officers and employees of SWP employed by UDR after the Effective Time shall in general receive compensation and benefits on the same basis and subject to the same standards as the officers and employees of UDR of similar seniority and responsibility. The UDR Disclosure Letter shall, except as to site employees, set forth the names, positions, compensation, and if applicable, stock option grants, for each officer and employee to whom UDR is extending an employment opportunity.

          (b) For purposes of this Section 7.13, the term "employee" shall mean all current employees of SWP and its Subsidiaries (including those on disability or leave of absence, paid or unpaid).

          (c) UDR agrees to grant, as of the Effective Time, options to purchase UDR Common Shares, under any UDR management incentive bonus or stock option plan, to the individuals and in the amounts that will be specified in the UDR Disclosure Letter. Such grants shall be on no less favorable terms and conditions as similar grants that have been made to UDR employees of similar seniority and responsibility during the two years immediately preceding the Effective Time and such grants shall be made in conformance with revised Rule 16b-3 promulgated under the Exchange Act. Seniority for SWP employees who become UDR employees shall be measured from the date of initial employment by SWP or one or more of its predecessors, if earlier.


          (d) In connection with the Closing and because the transaction contemplated by this Agreement is a Merger in which SWP is not the surviving entity, SWP agrees to pay cash for all options that were issued and outstanding as of the Effective Time and that were deemed to have vested only because of the transaction contemplated hereby. The amount of cash to be paid for each such option shall be the difference between the option exercise price and $15.1527. SWP shall use its best efforts prior to the Closing to have each of its executive officers waive, in writing, any contractual rights that he may have to sell his SWP Common Stock holdings back to SWP or any successor entity. Such waiver shall apply only with respect to UDR and shall be effective only from and after the Effective Time. Nothing set forth in this Section 7.13 shall preclude any SWP employee from exercising any options which they held as of the date of this Agreement and which are currently vested or which vest by their terms prior to the Effective Time and without regard to the transactions contemplated hereby.

          (e) SWP shall, as of the Effective Time, pay to each SWP Executive Officer, officer and employee an amount sufficient to satisfy, on a net basis, SWP's commitments to such employee for all vacation time and sick pay benefits that such person has accrued and not used prior to the Closing Date.

     7.14. SEVERANCE PAY. If, prior to the Effective Time, UDR specifies to SWP the identity of any SWP employee (other than any Executive Officer or the Senior Vice President -- Finance) that UDR does not desire to hire immediately after the Closing, or the terms of any proposed hiring by UDR, including relocation, are not acceptable to, such employee, SWP shall, concurrently with the Closing, pay to each such employee, an amount equal to one week's salary for each twelve month period of continuous service with SWP or any predecessor-in-interest, pro-rated for any partial employment year, that such employee has been a full time employee of SWP or any predecessor-in-interest ("Severance Pay"). If, within one hundred eighty (180) days after the Closing Date, UDR terminates, other than for cause, the employment of any former SWP employee, UDR shall remit forthwith to such employee, Severance Pay calculated as if such employee was still an SWP employee as provided in the immediately preceding sentence and the time of employment with UDR shall be counted towards determining the amount of Severance Pay.

     7.15. REORGANIZATION. From and after the date and until the Effective Time, neither UDR nor SWP nor any of their respective Subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, UDR shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     7.16. SURVIVAL OF SWP OBLIGATIONS; ASSUMPTION OF SWP LIABILITIES BY UDR. All of the obligations of SWP that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by UDR; provided, however, that such assumption shall not impose upon or expose UDR to any liability for which SWP was not liable, and provided, further, that UDR shall be entitled to the same defenses, offsets and counterclaims to which SWP would have been entitled, but for the Merger.

     7.17. THIRD PARTY CONSENTS. UDR and SWP each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

     7.18. EFFORTS TO FULFILL CONDITIONS. UDR, Sub and SWP each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

     7.19. REPRESENTATIONS, WARRANTIES AND CONDITIONS PRIOR TO CLOSING. UDR, Sub and SWP each shall use its best efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, UDR, Sub and SWP each shall promptly notify the other in writing (i) if any representation or warranty contained in this Agreement is discovered to or becomes untrue or (ii) if UDR, Sub or SWP fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

     7.20. COOPERATION OF THE PARTIES. UDR and SWP each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

     7.21. LOCK-UP.

          (a) SWP shall use its best efforts prior to the Closing to have each of its directors and officers (identified on Schedule 7.21(a) attached hereto) execute a 90-day lock-up agreement in a form (reasonably acceptable to SWP) supplied to SWP by UDR. The executed agreements will be delivered to UDR at the Closing.

          (b) UDR shall use its best efforts prior to the Closing to have each of its directors and officers (identified on Schedule 7.21(b) attached hereto) execute a 90-day lock-up agreement, with an exception for shares sold in connection with options granted under the 1985 Stock Option Plan, in a form (reasonably acceptable to UDR) supplied to UDR by SWP. The agreements will be delivered to SWP at the Closing.

     7.22 AMENDMENT OF UDR ARTICLES OF INCORPORATION. UDR's Board of Directors shall recommend to its shareholders an amendment of the UDR Articles of Incorporation increasing the authorized number of UDR Common Shares from 100,000,000 to 150,000,000; and if all the conditions to the Merger set forth in
Article 8, below, shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Article 9 below), UDR shall cause Articles of Amendment satisfying the requirements of the VSCA to be filed in accordance with the VSCA.

                                   ARTICLE 8

     8. CONDITIONS.

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the respective Articles of Incorporation and Bylaws of UDR and SWP, and by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of SWP and UDR entitled to vote thereon.

          (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect.

          (d) UDR shall have obtained the approval for the listing of the UDR Common Shares issuable in the Merger on the NYSE, subject to official notice of issuance.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of UDR and SWP (and their respective Subsidiaries), taken as a whole, following the Effective Time.

     8.2 CONDITIONS TO OBLIGATIONS OF SWP TO EFFECT THE MERGER. The obligation of SWP to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by SWP:

          (a) UDR shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of UDR contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and SWP shall have received a certificate of the President or an Executive or Senior Vice President of UDR, dated the Closing Date, certifying to such effect.

          (b) SWP shall have received the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. of Dallas, Texas ("Liddell, Sapp") or another recognized law firm selected by SWP and approved by UDR, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that SWP and UDR will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers of SWP and UDR and shall be entitled to assume that the covenants of UDR pursuant to Section 7.15 shall be fully complied with.

          (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of UDR and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a UDR Material Adverse Effect other than any such change that affects both SWP and UDR in a substantially similar manner.


          (d) The opinion of Lehman Brothers Inc. addressed to the Board of Directors of SWP that the Exchange Ratio is fair, from a financial point of view, to the stockholders of SWP shall not have been withdrawn or materially modified.


          (e) SWP shall have received the opinion of Hunton & Williams of Richmond, Virginia ("Hunton & Williams") or another recognized law firm selected by UDR and approved by SWP, dated the Closing Date, as to such customary matters as SWP may reasonably request, such opinion to be reasonably satisfactory to SWP.

     8.3 CONDITIONS TO OBLIGATION OF UDR TO EFFECT THE MERGER. The obligations of UDR to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by UDR:

          (a) SWP shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of SWP contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date and UDR shall have received a certificate of the Chief Executive Officer, President or an Executive Vice President of SWP dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, with respect to such representations and warranties, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties, other than those set forth in the second to last sentence of Section 5.1 and in Sections 5.3, 5.4, 5.5, 5.19 and 5.22 are not so true and correct, unless the failure of any of such representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have an SWP Material Adverse Effect.

          (b) UDR shall have received the opinion of Hunton & Williams or another recognized law firm selected by UDR and approved by SWP, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, UDR and SWP will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized for federal income tax purposes by UDR, Sub or SWP on consummation of the Merger, and (ii) the consummation of the Merger will not result in UDR's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers of UDR and SWP and shall be entitled to assume that the covenants of Section 7.15 shall be fully complied with.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of SWP and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an SWP Material Adverse Effect, other than any such change that affects both SWP and UDR in a substantially similar manner.

          (d) Each person listed on Exhibit 8.3(d) attached hereto shall have delivered to UDR a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of UDR Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to UDR, is exempt from the registration requirements of the Securities Act and that the certificates representing the UDR shares issued to him or her in the Merger may bear a legend to such effect.


          (e) The opinion of Merrill Lynch & Co. addressed to the Board of Directors of UDR that the consideration to be paid by UDR pursuant to the Merger is fair, from a financial point of view, to UDR shall not have been withdrawn or materially modified.


          (f) UDR shall have received the opinion of Liddell, Sapp or another recognized law firm selected by SWP and approved by UDR, dated the Closing Date, as to such customary matters as UDR may reasonably request, such opinion to be reasonably satisfactory to UDR.

                                      ARTICLE 9

          9. TERMINATION.

          9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of SWP or UDR or by the mutual written consent of UDR and SWP, with the prior approval of their respective Boards of Directors.

          9.2 TERMINATION BY EITHER UDR OR SWP. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of SWP or the Board of Directors of UDR if (a) the Merger shall not have been consummated by March 31, 1997, (b) a meeting of SWP's stockholders shall have been duly convened and held and the approval of SWP's stockholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof, (c) a meeting of UDR's shareholders shall have been duly convened and held and the approval of UDR's shareholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof, (d) SWP elects to terminate this Agreement pursuant to
     Section 4.1(b), (e) as a result of due diligence investigation by one of the parties hereto, it is determined in good faith by such party that certain facts or circumstances not previously known by such party constitute a Material Adverse Effect on the business, results of operations or financial condition of the other party,
     (f) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree, ruling or injunction or (g) any of the conditions set forth in Article 8 shall not have been satisfied; and provided, in the case of a termination pursuant to clause (a) or (g) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. UDR and SWP each shall (i) deliver its Disclosure Letter to one another not later than 5:00 P.M., Eastern Time, October 15, 1996, and (ii) shall complete its due diligence investigations not later than 5:00 P.M., Eastern Time, on October 31, 1996 (the period from the date of this Agreement through October 31, 1996 being hereinafter referred to as the "Due Diligence Period".) Until the expiration of the Due Diligence period, either party may terminate this Agreement without liability or penalty except as otherwise provided in this Agreement. The notice of termination shall include the reasons, if any, for such termination and shall be Confidential Material under Section 10.5. Thereafter, neither party may terminate this Agreement pursuant to Section 9.2(e) unless a fact or circumstance arises or is discovered that constitutes a Material Adverse Effect on the business, results of operations or financial condition of the other party.

          9.3 TERMINATION BY SWP. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of SWP referred to in
     Section 8.1(a), by action of the Board of Directors of SWP, if (a) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by counsel, the Board of Directors of SWP determines that such termination is required by reason of an SWP Acquisition Proposal being made, (b) the Board of Directors of UDR withdraws, materially modifies or changes in a manner materially adverse to SWP its recommendations to UDR's shareholders of this Agreement or the Merger, other than as a result of the occurrence of an event that in the good faith judgment of the Board of Directors of UDR has or is reasonably likely to have an SWP Materially Adverse Effect, (c) the Board of Directors of UDR postpones the date scheduled for the meeting of stockholders of UDR to approve this Agreement and the transactions contemplated hereby beyond March 31, 1997 or fails to set a date for such meeting by such date, except with the written consent of SWP, (d) there has been a breach by UDR of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a UDR Material Adverse Effect, which breach is not curable by March 31, 1997, (e) there has been material breach of any of the covenants or agreements set forth in this Agreement on the part of UDR, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SWP to UDR, or (f) SWP elects to terminate this Agreement pursuant to Section 4.1(b).

          9.4 TERMINATION BY UDR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of UDR referred to in Section 8.1(a), by action of the Board of Directors of UDR, if (a) in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law, as advised by counsel, the Board of Directors of UDR determines that such termination is required by reason of a UDR Acquisition Proposal being made, (b) the Board of Directors of SWP withdraws, materially modifies or changes in a manner materially adverse to UDR its recommendation to SWP's stockholders of this Agreement or the Merger, other than as a result of the occurrence of an event that in the good faith judgment of the Board of Directors of SWP has or is reasonably likely to have a UDR Material Adverse Effect, (c) the Board of Directors of SWP postpones the date scheduled for the meeting of stockholders of SWP to approve this Agreement and the transactions contemplated hereby beyond March 31, 1997 or fails to set a date for such meeting by such date, except with the written consent of UDR, (d) there has been a breach by SWP of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an SWP Material Adverse Effect, which breach is not curable by March 31, 1997, or (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of SWP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by UDR to SWP.

          9.5 EFFECT OF TERMINATION AND ABANDONMENT.

          (a) If an election to terminate this Agreement is made pursuant to (i)
     Section 9.2(a) (except as a result of a default or breach hereunder by UDR) or Section 9.2(b), and an SWP Acquisition Proposal relating to SWP shall have been made and, within one year from the date of such termination, SWP consummates an SWP Acquisition Proposal or enters into an agreement to consummate an SWP Acquisition Proposal which is subsequently consummated, or (ii) Section 9.3(a), SWP shall pay to UDR, provided that UDR was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to the lesser of (m) $10,000,000 (the "Liquidated Damages Amount") and (n) the sum of (1) the maximum amount that can be paid to UDR without causing UDR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by UDR's certified public accountants, plus (2) an amount equal to the Liquidated Damages Amount less the amount payable under clause (1) above in the event UDR receives a letter from UDR's counsel indicating that UDR has received a ruling from the IRS to the effect that Liquidated Damages Amount payments constitute Qualifying Income. In addition to the Liquidated Damages Amount, UDR shall be entitled to receive from SWP (or its successor in interest) all documented out-of-pocket costs and expenses, up to a maximum of $1,750,000, in connection with this Agreement and the transactions contemplated hereby (the "Expenses") incurred by UDR. Notwithstanding the foregoing, if an election to terminate this Agreement is made pursuant to
     Section 9.3(a), and UDR has given SWP notice of exercise of its SWP Liquidated Damages Option, SWP shall not be obligated to pay to UDR any amount as liquidated damages under this paragraph. The payments to which UDR is entitled under this paragraph shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this paragraph.

     If an election to terminate this Agreement is made pursuant to Section 9.2(a) (as a result of the condition set forth in Section 8.3(c) not being satisfied), SWP shall, provided that UDR was not in material breach of its obligations hereunder at the time of such termination, pay UDR for its Expenses, up to a maximum of $1,750,000, although it shall not be required to pay the Liquidated Damages Amount, which payment shall be UDR's sole remedy for termination of the Agreement in such circumstances.

          (b) If an election to terminate this Agreement is made pursuant to (i)
     Section 9.2(a) (except as a result of a default or breach hereunder by SWP) or Section 9.2(c), and a UDR Acquisition Proposal relating to UDR shall have been made and, within one year from the date of such termination, UDR consummates a UDR Acquisition Proposal or enters into an agreement to consummate a UDR Acquisition Proposal which is subsequently consummated, or
     (ii) Section 9.4(a), UDR shall pay to SWP, provided that SWP was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to the lesser of (m) the Liquidated Damages Amount and (n) the sum of (1) the maximum amount that can be paid to SWP without causing SWP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by SWP's certified public accountants, plus (2) an amount equal to the Liquidated Damages Amount less the amount payable under clause (1) above in the event SWP receives a letter from SWP's counsel indicating that SWP has received a ruling from the IRS to the effect that Liquidated Damages Amount payments constitute Qualifying Income. In addition to the Liquidated Damages Amount, SWP shall be entitled to receive from UDR (or its successor in interest) all documented out-of-pocket costs and expenses, up to a maximum of $1,750,000, in connection with this Agreement and the transactions contemplated hereby (the "Expenses") incurred by SWP. Notwithstanding the foregoing, if an election to terminate this Agreement is made pursuant to Section 9.4(a), and SWP has given UDR notice of exercise of its UDR Liquidated Damages Option, UDR shall not be obligated to pay to SWP any amount as liquidated damages under this paragraph. The payments to which SWP is entitled under this paragraph shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this paragraph.

     If an election to terminate this Agreement is made pursuant to Section 9.2(a) (as a result of the condition set forth in Section 8.2(c) not being satisfied), UDR shall, provided that SWP was not in material breach of its obligations hereunder at the time of such termination, pay SWP for its Expenses, up to a maximum of $1,750,000, although it shall not be required to pay the Liquidated Damages Amount, which payment shall be SWP's sole remedy for termination of the Agreement in such circumstances.

          (c) If this Agreement is terminated pursuant to Section 9.3(d),
     Section 9.3(e), Section 9.4(d), or Section 9.4(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations hereunder at the time of such termination, pay the terminating party all Expenses, up to a maximum of $1,750,000, incurred by it and the non-terminating party shall remain liable to the terminating party for its breach. The payment of the Expenses pursuant to this Section79.5(c) shall be by wire transfer or bank check. If this Agreement is terminated by SWP pursuant to Section 4.1(b), neither party shall be liable to the other party for any Liquidated Damage Amount or for Expenses.

          (d) If either party terminates this Agreement during the Due Diligence Period described in Section 9.2 above other than for a due diligence related reason, the non-terminating party shall be entitled to receive the Liquidated Damages Amount and the Expenses as provided in this Article 9. If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

          (e) UDR and SWP each agree to amend this Section 9.5 at the request of the other party in order to (x) maximize the portion of the Liquidated Damages Amount that may be distributed to such other party hereunder without causing such other party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code or (y) improve such other party's chances of securing a favorable ruling described in this Section 9.5, provided that no such amendment may result in any additional cost or expense to such other party.

          (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.10 and except for the provisions of Section 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.13, 10.14, 10.15 and 10.16.
     In the event UDR or SWP has received the Liquidated Damages Amount, such recipient shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers or directors based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by UDR of its right to termination under Section 9.4(a) or the exercise by SWP of its right to termination under Section 9.3(a). Notwithstanding the foregoing, in the event UDR or SWP is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its right hereunder.

     9.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

     10. GENERAL PROVISIONS.

     10.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered 44 pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.4 and Sections 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, and 7.21,
and this Article 10 shall survive the Merger.

     10.2. NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

             If to UDR:

                Mr. John P. McCann
                Chief Executive Officer
                United Dominion Realty Trust, Inc.
                10 South Sixth Street, Suite 203
                Richmond, Virginia 23219
                Facsimile: (804) 343-1465

             with a copy to:

                Katheryn E. Surface, Esq.
                United Dominion Realty Trust, Inc.

                at the same address
                Facsimile: (804) 788-4607

             and to:

                Hunton & Williams
                Riverfront Plaza, East Tower
                901 East Byrd Street
                Richmond, Virginia 23219
                Attention: James W. Featherstone, III, Esq.
                Facsimile: (804) 788-8669

             If to SWP:

                Mr. John S. Schneider
                Chief Executive Officer
                South West Property Trust Inc.
                5949 Sherry Lane, Suite 1400
                Dallas, Texas 75225
                Facsimile: (214) 369-6882

             with a copy to:

                Lewis H. Sandler, Esq.
                South West Property Trust Inc.
                at the same address and Facsimile as set forth above.

             and to:

                Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                2200 Ross Avenue, Suite 900
                Dallas, Texas 75201
                Attention: Bryan L. Goolsby, Esq.
                Facsimile: (214) 220-4899

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     10.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article 4 and Sections77.11, 7.12, 7.13, 7.14 and 7.15 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of UDR with respect thereto shall not exceed the amount specified in Article 9.

     10.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the SWP Disclosure Letter, the UDR Disclosure Letter, the SWP Ancillary Agreements, the UDR Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5. CONFIDENTIALITY.

          (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively,the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement, or (iv) is contained in any SWP Reports or UDR Reports or Proxy Statement/Prospectus.

          (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section.

          (c) In the event that either Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

          (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

          (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until December 31, 1997 (1) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and (2) neither it nor its Affiliates shall directly or indirectly, (a) (w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board of Directors of the other party, any director or officer of the other party or any stockholder of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of the other party, any director or officer of the other party or any stockholder of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation"of "proxies"as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (i) any form of business combination or similar or other extraordinary transaction involving the other party or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the other party or any Affiliate thereto, (iii) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any Affiliate thereof, (iv) any proposal to seek representation on the Board of Directors of the other party or otherwise to seek to control or influence the management, Board of Directors or policies of the other party or any Affiliate thereof, (v) any request or proposal to waive, terminate or amend the provisions of this Section 10.5 or (vi) any proposal or other statement inconsistent with the terms of this Section 10.5 or (b) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board of Directors of the other party to do any of the foregoing; provided that without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer or, if none, the President of the other party a proposal to (a) amend any of the provisions of this Section 10.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 10.5.

     10.6. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the shareholders of SWP and UDR, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without regard to its rules of conflict of laws. Each of UDR and SWP hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Virginia and of the United States District Court, Eastern District of Virginia (the "Virginia Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Virginia Courts and agrees not to plead or claim in any Virginia Court that such litigation brought therein has been brought in an inconvenient forum.

     10.8. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.9. HEADINGS. Heading of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     10.10. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.11. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.12. INCORPORATION. The SWP Disclosure Letter and the UDR Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     10.13. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.14. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Virginia Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.15. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

     10.16. NON-RECOURSE. Neither the officers, directors nor shareholders of UDR shall be personally bound or have any personal liability hereunder. SWP shall look solely to the assets of UDR for satisfaction of any liability of UDR with respect to this Agreement and the Ancillary Agreements to which it is a party. SWP will not seek recourse or commence any action against any of the shareholders of UDR or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of UDR or seek recourse against any of their personal assets, for the performance or payment of any obligation of UDR hereunder or thereunder. Neither the directors, officers nor shareholders of SWP shall be personally bound or have any personal liability hereunder. UDR shall look solely to the assets of SWP for satisfaction of any liability of SWP with respect to this Agreement and the Ancillary Agreements to which it is a party. UDR will not seek recourse or commence any action against any of the stockholders of SWP or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of SWP or seek recourse against any of their personal assets, for the performance or payment of any obligation of SWP hereunder or thereunder.


     10.17. PURCHASE OPTION AGREEMENT. References to the Merger Agreement in the Purchase Option Agreement shall be deemed to be references to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:

By: /s/__KATHERYN E. SURFACE__

ATTEST:

By: /s/__KATHERYN E. SURFACE__

ATTEST:

By: /s/__LEWIS H. SANDLER__

UNITED DOMINION REALTY
  TRUST, INC.

By: /s/__JOHN P. MCCANN__

UNITED SUB, INC.

By: /s/__JOHN P. MCCANN__

SOUTH WEST PROPERTY
  TRUST INC.


By: /s/__ROBERT F. SHERMAN__

                                                                       EXHIBIT A



                                 PLAN OF MERGER
                                       OF
                         SOUTH WEST PROPERTY TRUST INC.
                                 WITH AND INTO
                                UNITED SUB, INC.



     Section 1. CORPORATIONS PROPOSING TO MERGE AND SURVIVING CORPORATION. The names of each of the corporations planning to merge are South West Property Trust Inc. ("SWP") and United Sub, Inc. ("Sub"). The name of the surviving corporation into which each corporation plans to merge is United Sub, Inc. SWP is a Maryland corporation and Sub is a Virginia corporation.



     Section 2. EFFECTS OF THE MERGER. The merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and Section 3-114 of the Maryland General Corporation Law.



     Section 3. CONVERSION OF SHARES.



     (a) Each share of common stock, $1.00 par value per share, of Sub outstanding prior to the merger shall remain outstanding and shall represent one share of common stock, $1.00 par value per share, of Sub.



     (b) Each share of common stock, $.01 par value per share, of SWP ("SWP Common Stock") outstanding immediately prior to the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become 1.0833 shares of common stock, $1.00 par value per share, of United Dominion Realty Trust, Inc., a Virginia corporation ("UDR Common Stock").



     (c) No fractional shares of UDR Common Stock will be issued in connection with the conversion of SWP Common Stock in the merger. In lieu of the issuance of any fractional share of UDR Common Stock, cash adjustments will be paid to holders of SWP Common Stock in respect of any fractional shares of UDR Common Stock that would otherwise be issuable. The amount of such cash adjustment in respect of any such fractional share shall be equal to such fractional proportion of $13.9875.

                                  SCHEDULE 5.1

                         SOUTH WEST PROPERTY TRUST INC.
                   SUBSIDIARIES AND AFFILIATES OF THE COMPANY

SWP Properties, Inc.
SWP Creeks Properties, Inc.
SWP Woodscape Properties, Inc.
SWPT II Arizona Properties, Inc.
SWP REMIC Properties II, Inc.
South West REIT Holding, Inc.
SWP Developers, Inc.
Little Rock Apartment Management, Inc.
SWP Depositor, Inc.
SRL Amarillo Investors, Inc.
SWP Arkansas Properties, Inc.
MF-SWP Joint Venture
SWP Creeks, L.P.
SWP Woodscape I, L.P.
SWP Properties I, L.P.
SWP REMIC Properties II-A, L.P.
South West Properties, L.P.
South West Property Apartments, L.P.
High Ridge Investment Partners, a Texas joint venture

                                  SCHEDULE 6.1

                                  SUBSIDIARIES

1.    UNITED DOMINION REALTY TRUST, INC., a Virginia corporation
2.    The Commons of Columbia, Inc., a Virginia corporation
3.    UDRT of Virginia, Inc., a Virginia corporation
4.    United Dominion Residential, Inc., a Virginia corporation
5.    UDRT of Alabama, Inc., an Alabama corporation
6.    United Sub, Inc., a Virginia corporation
7.    United Dominion Realty, L.P., a Virginia limited partnership
8.    UDRT of North Carolina, L.L.C., a North Carolina limited liability company
9.    UDR at Marble Hill, LLC, a Virginia limited liability company
10.   Cleary Court Property Owners' Association, Inc., a Florida non-profit corporation

                                SCHEDULE 7.21(A)



     The following is a list of SWP Directors and Officers holding shares of SWP Common Stock and/or vested options exercisable for shares of SWP Common Stock:



1.    Brad Forslund, Vice President
2.    David Johnston, Executive Vice President
3.    Cindy Herndon, Controller
4.    Larry Keller, Vice President
5.    Cheryl Pucci, Vice President
6.    Tony Pusateri, Senior Vice President
7.    Lewis Sandler, Executive Vice President, Secretary and Director
8.    Mark Sandler, Director
9.    Robert Scharar, Director
10.   John Schneider, Chief Executive Officer and Director
11.   Robert Sherman, President and Director
12.   Larrie Weil, Director
13.   Ira Wender, Director
14.   Mark Wood, Senior Vice President

                                SCHEDULE 7.21(B)



                       UNITED DOMINION REALTY TRUST, INC.
                        BOARD OF DIRECTORS AND OFFICERS
                                (AS OF 9/30/96)



C. Harmon Williams, Director



Jeff C. Bane, Director



Dr. Lynne B. Sagalyn, Director



R. Toms Dalton, Jr., Director



John C. Lanford, Director



H. Franklin Minor, Director



John P. McCann, President and Director



James Dolphin, Senior Vice President and Director



Barry M. Kornblau, Senior Vice President and Director



Curtis W. Carter, Vice President



Richard B. Chess, Vice President



Jerry A. Davis, Vice President



Richard A. Giannotti, Vice President



Katheryn E. Surface, Vice President and Corporate Secretary

                                                                EXHIBIT 8.3(D)



     Schedule 7.21(a) attached hereto and made a part hereof is identical to this Exhibit 8.3(d). Schedule 7.21(a) is hereby incorporated by reference into this Exhibit 8.3(d) as if fully set forth herein.

                                                                      ANNEX II-A

                                                              September 27, 1996

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street, Suite 203
Richmond, Virginia 23219-3802

Attention: John P. McCann, President

Ladies and Gentlemen:

     United Dominion Realty Trust, Inc. (the "Company"), a wholly owned subsidiary of the Company (the "Purchaser"), and South West Property Trust Inc. (the "Subject Company") propose to enter into an agreement (the "Agreement") pursuant to which the Subject Company will be merged with the Purchaser in a transaction (the "Merger") in which each share of the Subject Company's common stock, par value $.01 per share (the "Shares"), will be converted into the right to receive 1.0833 shares of the common stock of the Company (the "Company Shares"); provided, however, that if the average closing price for the Company Shares for the twenty trading days immediately preceding the fifth day preceding the mailing of the proxy statement is less than $13.8467, then the ratio shall be the quotient of $15.00 divided by such average closing price up to a maximum ratio of 1.1215. In connection with the Merger, the parties also propose to enter into an agreement (the "Option Agreement") pursuant to which the Subject Company will grant the Company an option to acquire 4,000,000 Subject Company Shares, representing approximately 16.4% of the total Subject Company Shares outstanding and the Company will grant the Subject Company an option to acquire 4,333,200 Company Shares, representing approximately 7.1% of the total Company Shares outstanding.

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

          In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Subject Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

          (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company;

          (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

          (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

          (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

          (7) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, cash flow and book value per share;

          (8) Reviewed a draft of the Agreement dated September 19, 1996; and

                                     IIA-1

          (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Subject Company or the Company. With respect to the financial forecasts furnished by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

                                         Very truly yours,

                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                         INCORPORATED

                                         By /s/ Tjarda van S. Clagett
                                           Director
                                           Investment Banking Group

                                     IIA-2

                                                                      ANNEX II-B

                                LEHMAN BROTHERS


November 1, 1996


Board of Directors
South West Property Trust Inc.
5949 Sherry Lane, Suite 1400
Dallas, TX 75225

Members of the Board:


South West Property Trust Inc. (the "Company") has entered into an agreement providing for the merger (the "Merger") of the Company with and into the United Sub, Inc. ("Sub"), a wholly-owned subsidiary of United Dominion Realty Trust, Inc. ("UDR"), pursuant to which the Company's stockholders will receive 1.0833 shares of common stock of UDR for each of the Company's shares (the "Exchange Ratio") as consideration (the "Merger Consideration") (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Amended and Restated Agreement and Plan of Merger dated as of October 1, 1996 (the "Agreement") by and among the Company, UDR and Sub.



We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.



In arriving at our opinion, we reviewed and analyzed: (i) the Agreement and the specific terms of the Proposed Transaction; (ii) publicly available information concerning the Company and UDR that we believe to be relevant to our analysis, including the annual report on Form 10-K for the year ended December 31, 1995 and quarterly reports on Form10-Q for the quarters ended March 31 and June 30, 1996 for both the Company and UDR; (iii) financial and operating information with respect to the business, operations, assets, liabilities and prospects of the Company and UDR furnished to us by the Company and UDR, respectively, including, without limitation, financial results for the quarter ended September 30, 1996; (iv) trading histories of the common stock of the Company and UDR from 1994 to the present and a comparison of such trading histories to each other and to the trading histories of such other companies and indices that we deemed relevant; (v) a comparison of the historical financial results and present financial condition of each of the Company and UDR with those of other companies that we deemed relevant; (vi) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (vii) the joint proxy statement and prospectus included in the registration statement on Form S-4 relating to the Proposed Transaction filed by the Company and UDR with the Securities and Exchange Commission. In addition, we have had discussions with the managements of the Company and UDR concerning their respective business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.



In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company and UDR, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and UDR, as the case may be, as to the future financial performance of the Company and UDR, and that the Company and UDR will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and UDR and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or UDR. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business or assets. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.


                                     IIB-1

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.



The Company has paid Lehman Brothers a fee for this opinion and has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Additionally, we serve as lender under the Company's revolving line of credit and have received and may receive customary amounts on account of interest and other fees and charges in connection therewith. In the ordinary course of our business, we may trade in the debt and equity securities of the Company and UDR for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.



This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.


                                         Very truly yours,

                                         /s/ Lehman Brothers



                                         LEHMAN BROTHERS


                                     IIB-2

                                                                       ANNEX III

                           PURCHASE OPTION AGREEMENT

     PURCHASE OPTION AGREEMENT dated as of October 1, 1996 by and between United Dominion Realty Trust, Inc., a Virginia corporation ("UDR") and South West Property Trust Inc., a Maryland corporation ("SWP").

     WHEREAS, concurrently herewith, UDR and SWP have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 1, 1996, pursuant to which the parties thereto have agreed to enter into a strategic merger of their respective companies,

     WHEREAS, UDR and SWP have agreed to grant, each to the other, an irrevocable option (the "Options") to purchase under certain circumstances, a fixed number of shares of common stock of the grantor company at a price and upon terms and conditions as are hereinafter set forth,

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, in hand paid, each to the other, the receipt and sufficiency whereof is hereby acknowledged, each to the other, the parties agree to grant certain options on the following terms and conditions:

     1. OPTION GRANT BY SWP TO UDR. SWP hereby grants to UDR an irrevocable option (the "SWP Liquidated Damages Option") to purchase from SWP 4,000,000 shares of SWP common stock (the "SWP Option Shares"). The price per share (the "SWP Liquidated Damages Option Exercise Price") shall be equal to the closing price on the New York Stock Exchange (the "NYSE") of SWP's shares of common stock on the day that UDR and SWP jointly announce publicly the execution of the Merger Agreement.

     2. OPTION GRANT BY UDR TO SWP. UDR hereby grants to SWP an irrevocable option (the "UDR Liquidated Damages Option") to purchase from UDR 4,333,200 shares of UDR common stock (the "UDR Option Shares"). The price per share (the "UDR Liquidated Damages Option Exercise Price") shall be equal to the closing price on the NYSE of UDR's shares of common stock on the day that UDR and SWP jointly announce publicly the execution of the Merger Agreement.

     3. RESTRICTIONS AGAINST EXERCISE OF OPTIONS. Neither UDR nor SWP may exercise any Options (a) during any period in which (i) it is in material breach of its representations or warranties under the Merger Agreement, (ii) it is failing, in any material respect, to perform its obligations or to observe its covenants under the Merger Agreement, unless the reason for such failure is that the other party is failing in any material respect to perform its obligations or to observe its covenants, or (b) the issuance of the shares underlying such Options would violate applicable laws or regulations. Otherwise, the Options may be exercised, in whole or in part, by UDR or SWP but only if a Triggering Event (as defined below) occurs before the occurrence of a Termination Event (defined below). The date on which such Triggering Event occurs is hereinafter referred to as the "Exercise Date".

     4. EXERCISE OF OPTIONS. UDR or SWP, as the case may be, shall notify (the "Option Notice") the other party (or its successor in interest) in writing of its intention to exercise, in whole or in part, its Option at any time after the occurrence of the Triggering Event and before the occurrence of a Termination Event.

          (a) Within 30 days after UDR shall deliver its Option Notice to SWP, the parties shall take or cause to be taken the following actions ( either concurrently or in the order herein set forth): (i) UDR shall deliver to its special counsel, Hunton & Williams, in good funds, an amount equal to the product of (A) the SWP Liquidated Damages Option Exercise Price, and
     (B) the number of SWP Option Shares which UDR elects to acquire pursuant to the exercise of such option, (ii) SWP or its successor shall deliver to Hunton & Williams the SWP Option Shares for which UDR has exercised the SWP Liquidated Damages Option, (iii) Hunton & Williams shall deliver to SWP or its successor an amount equal to the difference between the (A) amount described in Section 4.(a) (i) and (B) the amount (the "UDR Liquidated Damages Amount") by which (X) the lesser of (1) $10,000,000 or (2) the maximum amount that can be paid to UDR without causing UDR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of the UDR Liquidated Damages Amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by UDR's certified public accountants, exceeds (Y) the amount, if any, theretofore paid to UDR by SWP as liquidated damages pursuant to Section 9.5(a) of the Merger Agreement; provided, that the UDR Liquidated Damages Amount shall be $10,000,000 less the amount described in Section 4(a) (iii) (Y) if UDR shall have received a letter from UDR's counsel indicating that UDR has received a ruling from the IRS to the effect that UDR Liquidated Damages Amount payments constitute Qualifying Income, and (iv) Hunton & Williams shall deliver to UDR the SWP Liquidated Damages Amount. Hunton & Williams shall retain out of the amount otherwise deliverable to SWP pursuant to Section 4(a) (iii), and shall invest and reinvest from time to

                                     III-1
     time in accordance with the instructions of UDR, an amount equal to $10,000,000 minus the amount described in Section 4(a) (iii) (X) (2), for a period of nine months from the date of delivery of the Option Notice to SWP, during which UDR may apply for the IRS ruling described in the proviso to the preceding sentence. If such IRS ruling is not received before expiration of such nine month period, the amount so retained by Hunton & Williams, together with all investment earnings thereon, shall be delivered to SWP promptly after expiration of such period.

          (b) Within 30 days after SWP shall deliver its Option Notice to UDR, the parties shall take or cause to be taken the following actions (either concurrently or in the order herein set forth): (i) SWP shall deliver to its special counsel, Liddell, Sapp, Zively, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), in good funds, an amount equal to the product of (A) the UDR Liquidated Damages Option Exercise Price, and (B) the number of UDR Option Shares which SWP elects to acquire pursuant to the exercise of such option, (ii) UDR or its successor shall deliver to Liddell, Sapp the UDR Option Shares for which SWP has exercised the UDR Liquidated Damages Option, (iii) Liddell, Sapp shall deliver to UDR or its successor an amount equal to the difference between the (A) amount described in Section 4.(b)
     (i) and (B) the amount (the "SWP Liquidated Damages Amount") by which (X) the lesser of (1) $10,000,000 or (2) the maximum amount that can be paid to SWP without causing SWP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of the SWP Liquidated Damages Amount did not constitute Qualifying Income, as determined by SWP's certified public accountants, exceeds (Y) the amount, if any, theretofore paid to SWP by UDR as liquidated damages pursuant to
     Section 9.5(b) of the Merger Agreement; provided, that the SWP Liquidated Damages Amount shall be $10,000,000 less the amount described in Section 4(b) (iii) (Y) if SWP shall have received a letter from SWP's counsel indicating that SWP has received a ruling from the IRS to the effect that SWP Liquidated Damages Amount payments constitute Qualifying Income, and
     (iv) Liddell, Sapp shall deliver to SWP the UDR Liquidated Damages Amount. Liddell, Sapp shall retain out of the amount otherwise deliverable to UDR pursuant to Section 4(b) (iii), and shall invest and reinvest from time to time in accordance with the instructions of SWP, an amount equal to $10,000,000 minus the amount described in Section 4(b) (iii) (X) (2), for a period of nine months from the date of delivery of the Option Notice to UDR, during which SWP may apply for the IRS ruling described in the proviso to the preceding sentence. If such IRS ruling is not received before expiration of such nine month period, the amount so retained by Liddell, Sapp, together with all investment earnings thereon, shall be delivered to UDR promptly after expiration of such period.

     5. TRIGGERING EVENT. The term "Triggering Event" shall mean any one of the following events or transactions:

          (a) UDR or SWP or a subsidiary of either of them (the "Acting Party") shall take any action (each an "Acquisition Transaction"), including authorizing, recommending or entering into an agreement with any third party, without the prior written consent of the other party hereto, to effect (i) a merger, consolidation or similar transaction involving the Acting Party, (ii) a sale, lease or other disposition of all or substantially all of its assets, (iii) a sale or other disposition (including, by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more (or convertible into 15% or more) of the voting power of the Acting Party, or (iv) a transaction substantially similar to any of the foregoing;

          (b) a third party shall acquire or receive, directly or indirectly, from the Acting Party, the right to acquire an aggregate of 15% or more (or convertible into 15% or more) of the voting power of the Acting Party;

          (c) a third party shall make a bona fide proposal to the Acting Party by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction; or

          (d) the Merger Agreement shall be terminated pursuant to Section 9.3(a) or 9.4(a) thereof.

     6. TERMINATION EVENT.

          (a) The term "Termination Event" for purposes of precluding UDR from exercising the SWP Liquidated Damages Option, shall mean the earliest to occur of (i) the Closing of the Merger in accordance with the terms of the Merger Agreement, (ii) the termination of the Merger Agreement pursuant to
     Section 9.2 or Section 9.4 (other than pursuant to Subsection (a) thereof),
     (iii) the expiration of 12 months after a termination of the Merger Agreement pursuant to Section 9.3(a) or 9.4(a) thereof, unless within such 12 month period, a Triggering Event occurs, or (iv) the expiration of 12 months after the occurrence of a Triggering Event occurring within 12 months after termination of the Merger Agreement pursuant to Section 9.3(a) or 9.4(a) thereof.

          (b) The term "Termination Event" for purposes of precluding SWP from exercising the UDR Liquidated Damages Option, shall mean the earliest to occur of (i) the Closing of the Merger in accordance with the terms of the Merger

                                     III-2

     Agreement, (ii) the termination of the Merger Agreement pursuant to Section
     9.2 or Section 9.3 (other than pursuant to Subsection (a) thereof), (iii) the expiration of 12 months after a termination of the Merger Agreement pursuant to Section 9.3(a) or 9.4(a) thereof, unless within such 12 month period, a Triggering Event occurs, or (iv) the expiration of 12 months after the occurrence of a Triggering Event occurring within 12 months after termination of the Merger Agreement pursuant to Section 9.3(a) or 9.4(a) thereof.

          (c) Notwithstanding the provisions of Section 6(a) and (b) above, a "Termination Event" for either UDR or SWP shall include a termination by such party during the 30-day due diligence period for any diligence-related matter.

          (d) Notwithstanding the provisions of Section 6(a), (b) and (c), above, if any Triggering Event has occurred, and the Merger Agreement is thereafter terminated, this Option Agreement shall remain in effect for a period of 12 months from such termination.

     7. RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS.

          (a) Subject to the provisions of the last sentence of this Section 7(a), no sale, transfer, assignment, hypothecation or other disposition by UDR or SWP of its interest herein or in the shares underlying the Options to which it is entitled or which it has acquired pursuant to the Option granted to it hereunder, shall be made unless such transfer, assignment or other disposition will comply with the rules and statutes administered by the Securities and Exchange Commission and (i) a registration statement under the Securities Act of 1933 (the "Act") including the option shares (the "Option Shares") issued to it pursuant to Section 4, above, is currently in effect or (ii) in the opinion of counsel, which counsel and which opinion shall be reasonably satisfactory to UDR or SWP (the "Exercising Party"), a current registration statement is not required for the disposition of the Option Shares. Prior to the Exercise Date, neither UDR nor SWP shall transfer, assign or hypothecate its interest herein or in its Option Shares.

          (b) In the event that an Exercising Party shall exercise all or any part of the Option granted to it herein, the Exercising Party shall have the one-time right, exercisable upon written notice to the Acting Party, to require that the Acting Party prepare and promptly file (i) in the event that the Option Shares are covered by a registration statement under the Act, such post-effective amendments to the Acting Party's registration statement pursuant to which the Option Shares were registered under the Act, or (ii) a new registration statement as may be required under the Act in connection with a public offering in a manner reasonably requested by the Exercising Party for all of the Option Shares held by the Exercising Party. In connection therewith, the Acting Party shall be obligated to prepare and file such post-effective amendment or registration statement on Form S-3 or such other form as may be prescribed by the Securities and Exchange Commission, from time to time, as the case may be, within 45 days of receipt of a written request therefor and shall be further obligated to use its best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act as soon as practicable after the filing date thereof. The Acting Party shall also use its best efforts to keep any such post-effective amendment or registration statement, and the accompanying prospectus, effective and current under the Act at its expense for a continuous period of not less than six months.

          (c) In addition to the rights of the Exercising Party pursuant to
     Section 7(b), above, the Acting Party agrees that, at any time prior to January 1, 2003 (the "Expiration Date"), as and when it intends to register any of its common stock under the Act (other than pursuant to the registration statement described in Section 7(b), above, whether for its own account or for selling shareholders (except in connection with an offering registered on Form S-8 or an offering solely relating to an acquisition registered on Form S-4 or any subsequent similar form) the Acting Party will notify the Exercising Party of such intention and, upon request of the Exercising Party, will use its best efforts to cause the Option Shares to be registered under the Act. The number of Option Shares to be included in such offering may be reduced if and to the extent that the underwriter of securities included in the registration statement and offered by the Acting Party shall be of the opinion that such inclusion would materially adversely affect the marketing of the securities to be sold by the Acting Party therein. The Acting Party shall use its best efforts to keep such registration statement current at its expense for a continuous period of not less than six months.

          (d) The Exercising Party agrees that the Acting Party shall not be obligated to register any of the Option Shares pursuant to Section 7(b), above, if at such time the Exercising Party receives an opinion from securities counsel for the Acting Party, in form reasonably satisfactory to it, that the Exercising Party may freely sell all such Option Shares under Rule 144 (subject only to the "trickle" requirements of Rule 144) of the rules and regulations under the Act during any three month period.

                                     III-3

          (e) The registration statement referred to in Section 7 (b), above, shall be prepared and processed in accordance with the following terms and conditions:

             (i) The Exercising Party shall cooperate in furnishing promptly to the Acting Party, in writing, any information reasonably requested by the Acting Party in connection with the preparation, filing and processing of the registration statement.

             (ii) To the extent requested by an underwriter of securities included in the registration statement and offered by the Acting Party, the Exercising Party will defer the sale of the Option Shares for a period commencing twenty days prior and terminating sixty days after the effective date of the registration statement.

             (iii) The Acting Party shall furnish to the Exercising Party such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and shall cause the Option Shares to be qualified under the blue sky laws of those states where the Acting Party qualifies its securities for sale, provided, that the Acting Party shall not be required in connection therewith to qualify as a foreign company or to execute a general consent to service of process in any state.

             (iv) The Acting Party and the Exercising Party shall each execute such indemnification and hold harmless agreements as are usual and customary in a securities registration of the type herein contemplated. Such indemnities shall, to the extent practicable, be mutual.

             (v) Except as set forth in Section 7(e)(vi), below, the Acting Party shall bear all costs and expenses incident to registration pursuant to this Section 7.

             (vi) The Exercising Party shall pay any and all underwriters' discounts, brokerage fees and transfer taxes incident to the sale of any Option Shares sold by the Exercising party pursuant to this Section 7, and shall pay the fees and expenses of any special attorneys or accountants retained by it.

     8. NO RIGHTS AS A SHAREHOLDER. Nothing herein contained shall be construed as conferring upon either UDR or SWP any rights as a shareholder of the other party hereto unless and until the Options held by such party have been exercised. Neither UDR nor SWP shall have any voting rights or the right to receive notice or dividends as a stockholder of the other party hereto unless and until UDR or SWP, as the case may be, shall have exercised its Options pursuant to this Option Agreement.

     9. RESERVATION OF OPTION SHARES. From the date of this Option Agreement and until the Expiration Date, UDR and SWP shall each reserve for issuance and delivery upon exercise of the Options herein granted by them, that number of Option Shares that are required for issuance and delivery upon exercise hereof. UDR and SWP each covenants to the other that all Option Shares to be issued by it pursuant to this Option Agreement shall, at the time of delivery thereof, be duly and validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issuance thereof, and that upon issuance and registration, if necessary, such Option Shares shall be listed on each securities exchange, if any, on which the other shares of outstanding common stock of the Acting Party are then listed. At the time of issuance, such Option Shares shall also be free and clear of any restrictions on sale (other than as provided in the Acting Company's certificate of incorporation and any restrictions on sale set forth herein or pursuant to applicable federal and state securities laws) and free and clear of all preemptive rights.

  10. ADJUSTMENTS.

          (a) In the event that, after the date hereof, the number of shares of common stock of an Acting Party is (i) increased by means of a stock dividend payable in shares of common stock, a stock split or other subdivision or by a reclassification of shares of common stock, or (ii) decreased by means of a reverse stock split or other combination or reclassification of shares of common stock, then from and after the record date for such event, the number of Option Shares issuable upon the exercise of the Options and the exercise price thereof shall be proportionately adjusted to reflect such increase or decrease.

          (b) In the event of a (i) consolidation or merger of the Acting Party with or into another entity, or (ii) the sale or conveyance to a third, unrelated party, of all or substantially all of the assets of the Acting Party, then as a condition of such event, the Acting Party or its successor or purchasing entity, as the case may be, shall make lawful and adequate provision whereby the Exercising Party shall have the right thereafter to receive, on exercise of its Options, the kind and amount of securities and property receivable upon such event as shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10(a), above. This Section 10(b) shall similarly apply to successive reclassifications, changes in shares of common stock, consolidations, mergers, sales and conveyances.

                                     III-4

          (c) The Acting party shall, as a condition precedent to the consummation of any event described in Section 10 (a) or (b), above, give at least thirty days' prior written notice to the Exercising Party of the pendency of such event.

  11. REPURCHASE OBLIGATION.

          (a) In the event UDR purchases SWP Option Shares, UDR shall have the right, exercisable for a period of twelve months from the date of the acquisition of the SWP Option Shares, to cause SWP to repurchase the SWP Option Shares at a price equal to the SWP Liquidated Damages Option Exercise Price.

          (b) In the event SWP purchases UDR Option Shares, SWP shall have the right, exercisable for a period of twelve months from the date of the acquisition of the UDR Option Shares, to cause UDR to repurchase the UDR Option Shares at a price equal to the UDR Liquidated Damages Option Exercise Price.

  12. ASSIGNMENT.

          (a) Except as provided in Section 7, above, the Exercising Party shall be entitled, without the consent of the Acting Party, to assign all or part of its interest in the Option Agreement or to any of the Option Shares which it has received, to any bona fide officer, director or partner of the Exercising Party; provided, however, that the transferee, prior to any such transfer, shall agree, in writing, in form and substance satisfactory to the Acting Party, to be bound by the terms of this Option Agreement and provide the Acting Party with an opinion of securities counsel in such form reasonably acceptable to the Acting Party, that such transfer would not be in violation of the Act or any applicable state securities, or blue sky laws.

          (b) Subject to the restrictions set forth in this Option Agreement, the Exercising Party may surrender its certificate representing the Option Shares to the Acting Party or at the office of the Acting Party's transfer agent together with sufficient funds to pay any transfer tax, and receive without charge, certificates for new Option Shares in such denominations and in the name of such transferees and the Exercising Party, if appropriate, as the Exercising Party shall designate in writing to the Acting Party or its transfer agent.

          (c) Upon receipt of evidence satisfactory to the Acting Party of the loss, theft, destruction or mutilation of any certificate for Option Shares (together with any indemnification or bond as may reasonably be required by the Acting Party), the Acting Party shall execute and deliver to the Exercising Party or its permitted transferee(s) a new certificate(s) for the Option Shares of like tenor and denomination.

     13. NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

                               If to UDR:

                               Mr. John P. McCann
                               Chief Executive Officer
                               United Dominion Realty Trust, Inc.
                               10 South Sixth Street, Suite 203
                               Richmond, Virginia 23219
                               Facsimile: (804) 343-1465

                               with a copy to:

                               Katheryn E. Surface, Esq.
                               United Dominion Realty Trust, Inc.
                               at the same address
                               Facsimile: (804) 788-4607

                               and to:

                               Hunton & Williams
                               Riverfront Plaza, East Tower
                               901 East Byrd Street
                               Richmond, Virginia 23219
                               Attention: James W. Featherstone, III, Esq.
                               Facsimile: (804) 788-8669

                                     III-5

                               If to SWP:

                               Mr. John S. Schneider
                               Chief Executive Officer
                               South West Property Trust Inc.
                               5949 Sherry Lane, Suite 1400
                               Dallas, Texas 75225
                               Facsimile: (214) 369-6882

                               with a copy to:

                               Lewis H. Sandler, Esq.
                               South West Property Trust Inc.
                               at the same address and Facsimile as set forth above.

                               and to:

                               Liddell, Sapp, Zively, Hill & LaBoon, L.L.P.
                               2200 Ross Avenue, Suite 900
                               Dallas, Texas 75201
                               Attention: Bryan L. Goolsby, Esq.
                               Facsimile: (214) 220-4899

or to such other address as any party shall specify by written notice so given and such notice shall be deemed to have been delivered as of the date so delivered.

     14. SUCCESSORS. All provisions of this Option Agreement by or for the benefit or burden of UDR or SWP shall bind and inure to the benefit or burden of their respective successors and permitted assigns.

     15. COUNTERPARTS. This Option Agreement may be executed in several counterparts, which taken together, shall constitute a single document.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without regard to its rules of conflicts of laws. Each of UDR and SWP hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Virginia and of the United States District Court, Eastern District of Virginia (the "Virginia Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Virginia Courts and agrees not to plead or claim in any Virginia Court that such litigation brought therein has been brought in an inconvenient forum.

     17. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceablity of any of the terms or provisiojns of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                                     III-6

     IN WITNESS WHEREOF, UDR and SWP have entered into this Option Agreement on or as of the day and year first above written.

                                         UNITED DOMINION REALTY TRUST, INC.

                                         By: /s/_JOHN P. MCCANN_________________
                                           John P. McCann
                                           President

                                         SOUTH WEST PROPERTY TRUST INC.

                                         By: /s/_JOHN S. SCHNEIDER______________
                                           John S. Schneider
                                           Chief Executive Officer

                                     III-7

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Directors and officers of United Dominion may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the VSCA and the Articles of Incorporation. Such indemnification covers all costs and expenses reasonably incurred by a director or officer. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the VSCA and United Dominion's Articles of Incorporation may under certain circumstances eliminate the liability of directors and officers in a shareholder or derivative proceeding.

     If the person involved is not a director or officer of United Dominion, the Board of Directors may cause United Dominion to indemnify to the same extent allowed for directors and officers of United Dominion such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of United Dominion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                                                  DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------
         2(a) Amended and Restated Agreement and Plan of Merger dated as of October 1, 1996, between United Dominion,
              Sub and South West (attached to the Joint Proxy Statement/Prospectus as Annex I)
         2(b) Agreement of Purchase and Sale dated July 1, 1996 (filed as Exhibit 2 to United Dominion's Current Report on Form 8-K dated August 15, 1996 (File No. 1-10524), and incorporated by reference herein)
         4(a) Restated Articles of Incorporation of United Dominion (filed as Exhibit 4(i)(c) to United Dominion's Form
              S-3 Registration Statement (Registration No. 33-64275) filed with the Commission on November 15, 1995, and incorporated by reference herein)
         4( )(i) Bylaws of United Dominion (filed as Exhibit 4(c) to United Dominion's Form S-3 Registration Statement
              (Registration No. 33-44743) filed with the Commission on December 31, 1991, and incorporated by reference herein)
         4(  (ii) Amendment to Bylaws of United Dominion (filed as Exhibit 3(b) (ii) to United Dominion's Annual Report on
              Form 10-K for the year ended December 31, 1995 (File No. 1-10524), and incorporated by reference herein)
         4(c) Specimen United Dominion Common Stock certificate (filed as Exhibit 4 (i) to United Dominion's Annual
              Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)
         4(d) Loan Agreement dated as of November 7, 1991, between United Dominion and Aid Association for Lutherans
              (filed as Exhibit 6(c)(1) to United Dominion's Form 8-A Registration Statement dated April 19, 1990 (File
              No. 1-10524), and incorporated by reference herein)
         4(e) Note Purchase Agreement dated as of January 15, 1993, between United Dominion and CIGNA Property and
              Casualty Insurance Company, Connecticut General Life Insurance Company, Connecticut General Life Insurance
              Company, on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual
              Life Insurance Company and Aid Association for Lutherans (filed as Exhibit 6(c)(5) to United Dominion's
              Form 8-A Registration Statement dated April 19, 1990 (File No. 1-10524), and incorporated by reference herein)
         4(f) Credit Agreement dated as of December 15, 1994, between United Dominion and First Union National Bank of
              Virginia (filed as Exhibit 6(c)(6) to United Dominion's Form 8-A Registration Statement dated April 19,
              1990 (File No. 1-10524), and incorporated by reference herein)
         5    Opinion of Hunton & Williams (previously filed)
         8    Opinion of Hunton & Williams
        23(a) Consent of Ernst & Young LLP
        23(b) Consent of Ernst & Young LLP
        23(c) Consent of L. P. Martin & Company, P.C.
        23(d) Consent of Dixon, Odom & Co., L.L.P.
        23(e) Consent of Hunton & Williams (included in Exhibits 5 and 8 hereto)
        23(f) Consent of Merrill Lynch & Co.
        23(g) Consent of Lehman Brothers Inc.

EXHIBIT NO.                                                  DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------
        25    Powers of Attorney (included on signature page of the registration statement)
        99(a) Form of United Dominion proxy
        99(b) Form of South West proxy


ITEM 22 UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows:

     1. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     3. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on the fifth day of November, 1996.


                                         UNITED DOMINION REALTY TRUST, INC.

                                         By: /s/_________JOHN P. MCCANN_________
                                                      JOHN P. MCCANN
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on November 5, 1996.



                      SIGNATURE                                        TITLE & CAPACITY
------------------------------------------------------  ----------------------------------------------

                  /s/JOHN P. MCCANN                     President, Chief Executive Officer (Principal
                    JOHN P. MCCANN                        Executive Officer) and Director

                   /s/JAMES DOLPHIN                     Senior Vice President, Chief Financial
                    JAMES DOLPHIN                         Officer, (Principal Financial and Accounting
                                                          Officer) and Director

                  /s/JEFF C. BANE *                     Director
                     JEFF C. BANE

               /s/R. TOMS DALTON, JR. *                 Director
                 R. TOMS DALTON, JR.

                /s/BARRY M. KORNBLAU *                  Director
                  BARRY M. KORNBLAU

                 /s/JOHN C. LANFORD *                   Director
                   JOHN C. LANFORD

                /s/H. FRANKLIN MINOR *                  Director
                  H. FRANKLIN MINOR

                /s/LYNNE B. SAGALYN *                   Director
                   LYNNE B. SAGALYN

             /s/C. HARMON WILLIAMS, JR. *               Director
               C. HARMON WILLIAMS, JR.

                * By /s/ JAMES DOLPHIN
          JAMES DOLPHIN, AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


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                                                                                           SEQUENTIALLY
 EXHIBITS                                                                                 NUMBERED PAGES
-----------                                                                               --------------

         2(a) Amended and Restated Agreement and Plan of Merger dated as of October 1,
              1996, between United Dominion, Sub and South West

         2(b) Agreement of Purchase and Sale dated July 1, 1996

         4(a) Restated Articles of Incorporation of United Dominion

         4( )(i) Bylaws of United Dominion

         4(  (ii) Amendment to Bylaws of United Dominion

         4(c) Specimen United Dominion Common Stock certificate

         4(d) Loan Agreement dated as of November 7, 1991, between United Dominion and
              Aid Association for Lutherans

         4(e) Note Purchase Agreement dated as of January 15, 1993, between United
              Dominion and CIGNA Property and Casualty Insurance Company, Connecticut
              General Life Insurance Company, Connecticut General Life Insurance
              Company, on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life Insurance Company and Aid
              Association for Lutherans

         4(f) Credit Agreement dated as of December 15, 1994, between United Dominion and First Union National Bank of Virginia

         5    Opinion of Hunton & Williams

         8    Opinion of Hunton & Williams

        23(a) Consent of Ernst & Young LLP

        23(b) Consent of Ernst & Young LLP

        23(c) Consent of L. P. Martin & Company, P.C.

        23(d) Consent of Dixon, Odom & Co., L.L.P.

        23(e) Consent of Hunton & Williams

        23(f) Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

        23(g) Consent of Lehman Brothers Inc.

        25    Powers of Attorney

        99(a) Form of United Dominion proxy

        99(b) Form of South West proxy
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